     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                           HUB INTERNATIONAL LIMITED
             (Exact name of Registrant as specified in its Charter)

          ONTARIO, CANADA                             6411                              NOT APPLICABLE
  (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employee Identification
  incorporation or organization)           Classification Code Number)                      Number)

                      ------------------------------------

                           HUB INTERNATIONAL LIMITED
                           55 EAST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60604
                                 (877) 402-6601
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------

                                 W. KIRK JAMES
                       VICE PRESIDENT AND GENERAL COUNSEL
                           HUB INTERNATIONAL LIMITED
                           55 EAST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60604
                                 (312) 279-4881
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

                    BRICE T. VORAN, ESQ.                                             LUCIANA FATO, ESQ.
                    SHEARMAN & STERLING                                            DAVIS POLK & WARDWELL
                       199 BAY STREET                                               450 LEXINGTON AVENUE
              COMMERCE COURT WEST, SUITE 4405                                        NEW YORK, NY 10017
              TORONTO, ONTARIO CANADA M5L 1E8                                          (212) 450-4000
                       (416) 360-8484

                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                    TITLE OF EACH CLASS                             AGGREGATE                  AMOUNT OF
               OF SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Shares...............................................       $75,000,000                   $6,900
------------------------------------------------------------------------------------------------------------------

    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 22, 2002

PROSPECTUS

                  SHARES

(HUB INTERNATIONAL LOGO)
COMMON SHARES

Hub International Limited is selling                common shares. Our common
shares are listed on The Toronto Stock Exchange under the symbol HBG. On March 21, 2002, the closing sale price of our common shares as reported on the TSE was C$19.00 per share. This is our initial public offering in the United States. We
anticipate that the initial public offering price will be between $          and
$          per share.

We intend to apply to list our common shares on the New York Stock Exchange under the symbol HBG.

-------------------------------------------------------------------------------------------------------
                                                          PER SHARE             TOTAL
-------------------------------------------------------------------------------------------------------
Initial public offering price                             $                     $
Underwriting commissions                                  $                     $
Proceeds to Hub, before expenses                          $                     $
-------------------------------------------------------------------------------------------------------

We have granted the underwriters an option for a period of 30 days to purchase
up to                additional common shares.
INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
JPMORGAN
              COCHRAN, CARONIA & CO.
                            STEPHENS INC.
                                        BMO NESBITT BURNS
                                                             FERRIS, BAKER WATTS
                                                           Incorporated

                , 2002

                               TABLE OF CONTENTS

                                                              PAGE
Exchange rate information...................................   ii
Prospectus summary..........................................    1
Risk factors................................................    8
Forward-looking statements..................................   18
Use of proceeds.............................................   19
Capitalization..............................................   20
Dilution....................................................   21
Market price of our common shares...........................   22
Dividend policy.............................................   22
Unaudited pro forma consolidated statement of earnings......   23
Selected historical consolidated financial data.............   25
Management's discussion and analysis of financial condition
  and results of operations.................................   28
Industry....................................................   44
Business....................................................   47
Management..................................................   56
Certain relationships and related party transactions........   64
Principal shareholders......................................   67
Description of share capital................................   69
Shares eligible for future sale.............................   70
Certain United States and Canadian federal income tax
  considerations............................................   72
Underwriting................................................   78
Legal matters...............................................   81
Experts.....................................................   81
Where you can find more information.........................   81
Index to consolidated financial statements..................  F-1

                      ------------------------------------

NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE COMMON SHARES OFFERED BY THIS PROSPECTUS AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. THE COMMON SHARES OFFERED BY THIS PROSPECTUS HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA AND ARE NOT BEING OFFERED FOR SALE IN CANADA OR TO ANY RESIDENT OF CANADA AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO OR FOR THE ACCOUNT OF ANY RESIDENT OF CANADA.

                           EXCHANGE RATE INFORMATION

We publish our consolidated financial statements in U.S. dollars. All references in this prospectus to "dollars" or "$" are to U.S. dollars and all references to "C$" are to Canadian dollars, unless otherwise noted. The following table presents, in U.S. dollars, the exchange rates for the Canadian dollar, determined based on the inverse of the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate") for the periods indicated.

-----------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,           2001       2000       1999       1998       1997
-----------------------------------------------------------------------------------
High........................    $0.6697    $0.6969    $0.6925    $0.7105    $0.7487
Low.........................     0.6241     0.6410     0.6535     0.6341     0.6945
End of period...............     0.6279     0.6669     0.6925     0.6504     0.6999
Average.....................     0.6444     0.6724     0.6744     0.6714     0.7197
-----------------------------------------------------------------------------------

The average exchange rate is calculated on the last business day of each month for the applicable period. On March 21, 2002, the noon buying rate was C$1.00 = $0.6326.

                      ------------------------------------

Unless the context requires otherwise, "Hub," "we," "our" and "us" refer to Hub International Limited and our consolidated subsidiaries.

Except as otherwise indicated, all financial statements and financial data contained in this prospectus and in the documents incorporated by reference in this prospectus have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differs in certain significant respects from generally accepted accounting principles in the United States of America, or U.S. GAAP. Please see note 17 to our consolidated financial statements for a description of the material differences between Canadian GAAP and U.S. GAAP.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common shares. You should read the entire prospectus carefully, including "Risk factors" beginning on page 8, our consolidated financial statements and the accompanying notes, as well as our unaudited pro forma consolidated statement of earnings and the accompanying notes, included elsewhere in this prospectus, before making an investment decision.

Unless otherwise indicated, all dollar amounts are expressed in, and the term "dollars" and the symbol "$" refer to, U.S. dollars. The term "Canadian dollars" and the symbol "C$" refer to Canadian dollars.

HUB INTERNATIONAL LIMITED

We are a leading North American insurance brokerage providing a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services. We focus primarily on middle-market commercial accounts in the United States and Canada, which we serve through our approximately 1,900 employees in 130 locations, using a variety of retail and wholesale distribution channels. We define the middle-market as those clients that generate annual commissions and fees ranging from $2,500 to $250,000. We generate commissions and other revenue from placing insurance. Since our company was formed in 1998 through the merger of 11 Canadian insurance brokerages, we have acquired an additional 78 brokerages and have established a strong presence in the northeastern and midwestern United States and in the Canadian provinces of Ontario, Quebec and British Columbia. Through a combination of organic growth and acquiring quality brokerages with proven track records, we have grown our revenue from $38.7 million in 1998 to $154.0 million in 2001, representing a compound annual growth rate of 58%. In addition, our EBITDA has increased from $6.2 million in 1998 to $30.7 million in 2001, representing a compound annual growth rate of 70%.

We operate through an organizational structure comprised of our head office, larger regional brokerages that we call "hub" brokerages and smaller brokerages that we call "fold-ins." We have nine hub brokerages, four operating in the United States and five in Canada. Each hub brokerage has a significant market presence in a geographic region in the United States or Canada. A hub brokerage is responsible not only for the development of its own business, but also the identification of fold-ins that can be acquired by and integrated into the operations of the hub brokerage. This process allows each hub brokerage an opportunity to strengthen its regional market presence by acquiring new or complementary products and services and management talent, while improving profit margins through the reduction or elimination of redundant administrative functions, premises and systems. Our structure enables our hub brokerages to more effectively and quickly meet the changing needs of our clients in various markets, while benefiting from the operating efficiencies and leverage of a large brokerage.

We offer commercial and specialized insurance products and services to businesses, personal insurance products and services to individuals and program products to affinity groups and associations. We offer three categories of commercial products and services:

property and casualty products, employee benefits and risk management services. We offer two categories of personal products and services: property and casualty products and life, health and financial products and services. Our program products involve the development, in collaboration with insurance companies, of baskets of insurance products for members of affinity groups or associations, such as bar associations, medical associations and other professional groups. Our specialized risk products cover diverse exposures such as environmental, professional liability and directors' and officers' liability. We utilize retail, wholesale and call-center distribution channels, and have the ability to employ these distribution channels for specific market segments.

Our primary goals are to further develop our position as a leading North American middle-market insurance broker and to generate significant sustained shareholder value. We plan to achieve these objectives by executing the following strategies:

FOCUS ON MIDDLE-MARKET COMMERCIAL ACCOUNTS. We focus our sales efforts on middle-market companies because we believe the insurance needs of these companies are underserved and that middle-market commercial accounts generally generate higher profit margins than personal accounts and provide us with greater cross-selling opportunities.

GROW ORGANICALLY. We intend to increase profitability per customer and attract new customers by leveraging our existing infrastructure to sell a broad range of products and services through multiple distribution channels, target profitable client segments and maximize cross-selling opportunities.

GROW THROUGH SELECTED ACQUISITIONS. We acquire brokerages to grow our revenue, complement and supplement our existing products and services and add experienced management.

STANDARDIZE PROCEDURES TO INCREASE OPERATING EFFICIENCY AND REDUCE COSTS. We strive to implement the best operating and sales practices of our brokerages across our company to increase operating efficiencies and reduce costs by eliminating administrative redundancies.

RECRUIT, TRAIN AND RETAIN QUALIFIED PERSONNEL. We are formalizing our recruiting and training program to continue to build and sustain a sales and service team with a wide variety of experience and capabilities.

We believe the following competitive advantages will enable us to achieve our objectives:

DECENTRALIZED HUB APPROACH. Our decentralized hub approach allows us to react to regional market conditions while still centrally managing the growth and profitability of our business with consistent standards.

BROAD ARRAY OF PRODUCTS AND SERVICES OFFERED THROUGH MULTIPLE DISTRIBUTION CHANNELS. We offer a broad array of products and services through a variety of distribution channels, which allows us to maintain and maximize existing client relationships and attract new clients.

BENEFITS OF SCALE. Our scale, relative to smaller brokerages, provides insurers with greater incentives to work with us, which enables us to generate increased volume overrides and contingent commissions, based on the volume and profitability of the business we place, favorable commission rates, exclusive distribution rights for certain territories and products, and, in some cases, have expanded authority to price and approve insurance policies on behalf of insurance companies. We believe our scale also makes us attractive to smaller brokerages as a potential acquiror.

COMMITTED AND EXPERIENCED MANAGEMENT. Most of the senior managers of our brokerages have over 20 years of experience in the industry and also have significant shareholdings in our company, typically with transfer restrictions for up to ten years.

Our executive office is located at 55 East Jackson Boulevard, Chicago, Illinois 60604, and our telephone number is (877) 402-6601. Our web site is located at www.hubinternational.com. Information contained on our website is not part of this prospectus.

                                  THE OFFERING

Common shares offered by us:           shares
Common shares to be outstanding after this offering:           shares

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately
$       million. We intend to use approximately $47 million of the net proceeds from this offering to repay existing indebtedness and the balance for working capital and other general corporate purposes, which may include acquisitions. See "Use of proceeds" on page 19 for more information regarding our use of the proceeds from this offering.

DIVIDEND POLICY

We have paid a dividend of C$0.07 per common share for each quarter commencing June 30, 2000. We have no formal dividend policy other than the board of directors considers the payment of dividends as quarterly financial information becomes available. In the future, dividends will be paid at the discretion of our board of directors depending on our financial position and capital requirements, general business conditions, contractual restrictions and other factors.

Proposed New York Stock Exchange symbol: HBG

Toronto Stock Exchange symbol: HBG

                            ------------------------

The share information above is based on shares outstanding as of           ,
2002.

                            ------------------------

Unless otherwise noted, the information in this prospectus assumes that the underwriters' over-allotment option will not be exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data has been derived from our historical consolidated financial statements as of and for the three years ended December 31, 2001 which are included elsewhere in this prospectus.

Our historical consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP see note 17 to our historical consolidated financial statements beginning on page F-1. Historical results of operations are not necessarily indicative of future results.

It is important that you read this information together with "Management's discussion and analysis of financial condition and results of operations" beginning on page 28 and our consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. You should also read our "Unaudited pro forma consolidated statement of earnings" for the year ended December 31, 2001 and the accompanying notes, beginning on page 23 of this prospectus. Our unaudited pro forma consolidated statement of earnings gives effect to our June 28, 2001 acquisition of Kaye Group Inc. as if it had occurred on January 1, 2001.

-----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)(1)            2001        2000        1999
-----------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Revenue:
  Commission income............................    $142,851    $ 86,410    $ 47,964
  Contingent commissions and
     volume overrides..........................       5,946       4,909       2,824
  Other........................................       5,196       3,921       3,309
                                                   --------------------------------
                                                    153,993      95,240      54,097
                                                   --------------------------------
Expenses:
  Remuneration.................................      88,015      54,701      29,519
  Selling......................................       8,359       4,840       3,036
  Occupancy....................................       9,061       5,756       3,393
  Depreciation.................................       3,940       1,885       1,275
  Administration...............................      17,856      11,182       6,806
                                                   --------------------------------
                                                    127,231      78,364      44,029
                                                   --------------------------------
Net earnings before the following..............      26,762      16,876      10,068
  Interest expense.............................       7,447       1,981         632
  Goodwill and other
     intangible asset amortization.............       4,940       3,260       1,626
  (Gain) loss on disposal of capital assets and
     investments...............................        (173)        127          14
  Other income -- put option liability.........        (719)         --          --
                                                   --------------------------------
Net earnings before income taxes...............      15,267      11,508       7,796
Provision for income tax
  expense......................................       5,262       5,370       4,052
                                                   --------------------------------
Net earnings...................................    $ 10,005    $  6,138    $  3,744
                                                   --------------------------------
Net earnings per share:
  Basic........................................    $   0.53    $   0.34    $   0.22
  Diluted......................................    $   0.50    $   0.34    $   0.22
Weighted average shares:
  Basic........................................      19,012      18,327      16,941
  Diluted......................................      20,105      18,327      16,941
Dividends per share(2).........................    $   0.18    $   0.13          --
Reconciliation to U.S. GAAP:
  Net earnings.................................    $ 10,005    $  6,138    $  3,744
     Adjustment to investment
       held for sale(3)........................         520          --          --
     Change in reporting currency(4)...........         158         366         233
                                                   --------------------------------
  Net earnings (U.S. GAAP).....................    $ 10,683    $  6,504    $  3,977
-----------------------------------------------------------------------------------

(1) Effective September 30, 2001, we adopted the U.S. dollar as our reporting currency. Our financial results for all periods prior to October 1, 2001 have been restated from Canadian dollars to U.S. dollars using the exchange rate in effect at September 30, 2001 of C$1.00 = $0.6338.

(2) We commenced payment of dividends in the second quarter of 2000.

(3) As part of our acquisition of Kaye, we acquired Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company, Ltd., which we refer to collectively as Old Lyme, and which we have agreed to sell to a subsidiary of Fairfax Financial Holdings Limited. See "Certain relationships and related party transactions." Under U.S. GAAP, interest expense on debt we incurred to finance the purchase of Old Lyme is not charged to earnings. See note 17 to our consolidated financial statements for more information.

(4) Under U.S. GAAP, financial statements are translated using the average exchange rate for the period. See note 17 to our consolidated financial statements for more information.

------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PERCENTAGES)(1)                 2001         2000         1999
------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents(2).................    $  26,979    $  19,919    $  21,368
Total assets.................................    $ 502,296    $ 206,157    $ 171,202
Total debt(3)................................    $ 196,952    $  34,665    $  20,562
Total shareholders' equity...................    $ 135,271    $ 112,212    $ 105,562
OTHER FINANCIAL DATA:
EBITDA(4)....................................    $  30,702    $  18,761    $  11,343
EBITDA margin(5).............................        19.9%        19.6%        20.9%
Net cash flow provided by operating
  activities.................................    $  46,912    $  12,807    $   5,103
Net cash flow provided by financing
  activities.................................    $ 132,431    $   5,613    $  58,494
Net cash flow (used in) investing
  activities.................................    $(134,213)   $ (17,983)   $ (34,655)
------------------------------------------------------------------------------------

(1) Effective September 30, 2001, we adopted the U.S. dollar as our reporting currency. Our financial results for all periods prior to October 1, 2001 have been restated from Canadian dollars to U.S. dollars at the exchange rate in effect at September 30, 2001 of C$1.00 = $0.6338.

(2) Excludes trust cash, which includes premiums collected (less commissions and other deductions) not yet remitted to insurance companies.

(3) Long-term debt and capital leases (including current portion), bank debt and subordinated convertible notes.

(4) EBITDA is defined as earnings before interest, income taxes, depreciation and goodwill and other intangible asset amortization, but excluding gains or losses from the sale of capital assets and investments and other income -- put option liability. EBITDA is not a measure of financial performance under either U.S. or Canadian GAAP, and should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. We believe the presentation of EBITDA is relevant because EBITDA is a measurement that industry analysts use when evaluating our operating performance. Investors should be aware that our presentation of EBITDA may not be comparable with similarly titled measures presented by other companies.

(5) EBITDA margin represents EBITDA as a percentage of total revenue. EBITDA margin is presented because we believe that it is a useful indicator to investors of our profitability. EBITDA margin should not be considered by investors as an alternative to operating margin as an indicator of our profitability. Investors should be aware that our presentation of EBITDA margin may not be comparable with similarly titled measures presented by other companies.

                                  RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as additional risks and uncertainties that are not yet known to us or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

WE MAY BE UNSUCCESSFUL IN IDENTIFYING AND ACQUIRING SUITABLE ACQUISITION CANDIDATES, WHICH COULD IMPEDE OUR GROWTH AND ABILITY TO REMAIN COMPETITIVE IN OUR INDUSTRY.

Our strategic plan includes the regular and systematic evaluation and acquisition of insurance brokerages in new and existing markets. There can be no assurance, however, that we will successfully identify suitable acquisition candidates. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed once negotiations have commenced. We compete for acquisition and expansion opportunities with entities that have substantially greater resources than we do and these entities may be able to outbid us for these acquisition targets. If we fail to execute our acquisition strategy, our revenue growth is likely to suffer and we may be unable to remain competitive.

OUR CONTINUED GROWTH IS PARTLY BASED ON OUR ABILITY TO ACQUIRE ADDITIONAL BROKERAGES AND OUR FAILURE TO INTEGRATE THESE BROKERAGES SUCCESSFULLY MAY HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

A significant element of our strategy is to acquire additional insurance brokerages. We cannot assure you that we will successfully integrate brokerages we may acquire in the future. The integration of an acquisition involves a number of factors that may affect our operations. These factors include:

- diversion of management's attention;

- difficulties in the integration of acquired operations and retention of personnel;

- entry into unfamiliar markets;

- unanticipated problems or legal liabilities; and

- tax and accounting issues.

A failure to integrate acquired brokerages may be disruptive to our operations and negatively impact our revenue or increase our expenses.

INSURANCE BROKERAGES THAT WE HAVE ACQUIRED MAY HAVE LIABILITIES THAT WE ARE NOT AWARE OF AND MAY NOT BE AS PROFITABLE AS WE EXPECT THEM TO BE.

Since our formation in November 1998 through the merger of 11 insurance brokerages, we have acquired an additional 78 brokerages. Although we conduct due diligence in respect of the business and operations of each of the brokerages we acquire, we cannot assure you that we have identified all material facts concerning these brokerages. Unanticipated events or liabilities relating to these companies could have a material adverse effect on our results of operations and financial condition. Furthermore, once we have integrated an acquired brokerage, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired brokerages so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING FOR ACQUISITIONS, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

Our acquisition strategy may require us to seek additional financing. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to maintain or increase our market share or expand our business through acquisitions. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control. For example, we may not be able to obtain additional satisfactory financing because we already have debt outstanding and because we may not have sufficient cash flow to service or repay our existing or additional debt.

WE CANNOT ACCURATELY FORECAST OUR COMMISSION REVENUE BECAUSE OUR COMMISSIONS DEPEND ON PREMIUM RATES CHARGED BY INSURANCE COMPANIES, WHICH HISTORICALLY HAVE VARIED AND ARE DIFFICULT TO PREDICT. ANY DECLINES IN PREMIUMS MAY ADVERSELY IMPACT OUR PROFITABILITY.

In 2001, we derived approximately 93% of our revenue from commissions paid by insurance companies on the sale of their insurance products to our clients. Our revenue from commissions fluctuates with premiums charged by insurers, as commissions typically are determined as a percentage of premiums. When premiums decline, we experience downward pressure on our revenue and earnings. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. Significant reductions in premium rates occurred during the years 1988 through 2000 as a result of expanded underwriting capacity of property and casualty insurance companies and increased competition. In some cases, property and casualty insurance companies lowered commission rates. Because we cannot determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenue, including whether it will significantly decline. If premiums decline or commission rates are reduced, our revenue, earnings and cash flow could decline. In addition, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenue.

INSURANCE COMPANY CONTINGENT COMMISSIONS AND VOLUME OVERRIDES ARE LESS PREDICTABLE THAN NORMAL COMMISSIONS, WHICH IMPAIRS OUR ABILITY TO FORECAST THE AMOUNT OF SUCH REVENUE THAT WE WILL RECEIVE AND MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

We derive a portion of our revenue from contingent commissions and volume overrides. The aggregate of these sources of revenue generally has accounted for 4% to 5% of our total revenue. Contingent commissions may be paid by an insurance company based on the profit it makes on the overall volume of business that we place with it. We generally receive these commissions in the first and second quarters of each year. Volume overrides are paid by an insurance company based on the volume of business that we place with it and are generally paid over the course of the year. As a result of recent developments in the property and casualty insurance industry, including changes in underwriting criteria due in part to the higher numbers and dollar value of claims as compared to the premiums collected by insurance companies, we cannot predict the payment of these performance-based revenues as accurately as we have been able to in the past. Further, we have no control over the process by which insurance companies estimate their own loss reserves, which affects our ability to forecast contingent commissions. Because these contingent commissions affect our revenue, any decrease in their payment to us could adversely affect our results of operations.

PROPOSED TORT REFORM LEGISLATION IN THE UNITED STATES, IF ENACTED, COULD DECREASE DEMAND FOR LIABILITY INSURANCE, THEREBY REDUCING OUR COMMISSION REVENUE.

Legislation concerning tort reform is currently being considered in the United States Congress and in several states. Among the provisions being considered for inclusion in such legislation are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under certain policies we sell. Enactment of these or similar provisions by Congress, or by states or countries in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenue.

WE HAVE ENTERED INTO PUT OPTION ARRANGEMENTS WITH FORMER SHAREHOLDERS OF OUR ACQUIRED BROKERAGES, J.P. FLANAGAN CORPORATION AND BURNHAM INSURANCE GROUP, INC., WHICH MAY REQUIRE US TO PAY SUBSTANTIAL AMOUNTS TO REPURCHASE OUR COMMON SHARES FROM THESE SHAREHOLDERS. THOSE PAYMENTS WOULD REDUCE OUR CASH FLOW AND THE FUNDS AVAILABLE TO GROW OUR BUSINESS.

In connection with our acquisitions of Flanagan and Burnham, we entered into put option arrangements with the former shareholders of those companies whereby we gave them the right to require us to repurchase their shares of Hub that were issued in consideration of the acquisitions. The rights under the put arrangements may be exercised between 2006 and 2011, and if exercised, we could be required to buy back our common shares at C$17.00 per share at specific exercise dates set out under the heading "Certain relationships and related party transactions -- Put options." We may not have sufficient cash on hand on the exercise dates to satisfy our obligations under these put arrangements and as a consequence we may have to obtain additional financing. However, we may not be able to incur additional debt at such time. Our inability to satisfy our obligations under the put options may adversely affect our relationship with the management team at Flanagan and Burnham and may result in the loss of key management personnel from these subsidiaries and, in turn, the loss of customers, which would adversely affect our business and financial condition. In addition, our failure to satisfy our obligations under the put options may cause us to breach our agreements with those shareholders.

A SUBSTANTIAL PORTION OF OUR TOTAL ASSETS ARE REPRESENTED BY GOODWILL AS A RESULT OF OUR ACQUISITIONS AND UNDER NEW ACCOUNTING STANDARDS, WE MAY BE REQUIRED TO WRITE DOWN THE VALUE OF OUR GOODWILL.

When we acquire a brokerage, virtually the entire purchase price for the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of purchase price allocated to goodwill is determined by the excess of the purchase price over the net identifiable assets paid by us to acquire the brokerage.

On July 1, 2001, we adopted the Canadian Institute of Chartered Accountants
(CICA) Accounting Standards Board Handbook Section 1581, "Business Combinations". These new rules require that all business combinations after June 30, 2001 be accounted for in accordance with the purchase method of accounting and expand the definition of other identifiable intangible assets acquired in a business combination using the purchase method.

On January 1, 2002, we adopted CICA's Section 3062, "Goodwill and Other Intangible Assets". For all business combinations accounted for using the purchase method prior to June 30, 2001, Section 3062 eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of definite life and indefinite life intangible assets. Indefinite life intangible assets, similar to goodwill, will no longer be amortized and will be tested at least annually for impairment. We can give no assurance that the carrying value of our goodwill and other indefinite life intangible assets will not be affected by this new accounting standard.

THE LOSS OF MEMBERS OF OUR SENIOR MANAGEMENT OR A SIGNIFICANT NUMBER OF OUR BROKERS COULD NEGATIVELY AFFECT OUR FINANCIAL PLANS, MARKETING AND OTHER OBJECTIVES.

The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management but also on the individual brokers and teams that service our clients and maintain client relationships. Our operations are not generally dependent on any one individual; however, the loss of Martin Hughes, our Chairman and Chief Executive Officer, or Bruce Guthart, our President, U.S. Operations, could negatively impact our acquisition strategy in the United States due to their significant relationships and expertise in the insurance industry.

The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so because the competition for qualified personnel in our industry is intense. If we fail to recruit and retain top producers, our organic growth may be adversely affected.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE AND OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

The insurance brokerage business is highly competitive and we actively compete with other insurance brokerages for customers and insurance company markets, many of which have existing relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance brokers and insurance companies or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced. See "Business--Competition" for a further discussion of the level of competition in our industry.

We face competition in all markets in which we operate, based on product breadth, innovation, quality of service and price. We compete with a number of brokerages, such as Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company and Brown & Brown, Inc. in the United States, who may have greater resources than we do, as well as with numerous Internet-based, specialist and regional firms in the United States and Canada. If we are unable to compete effectively against our competitors, we will suffer a loss of market share, decreased revenue and reduced operating margins.

In addition, regulatory changes in the financial services industry in the United States and Canada have permitted banks, securities firms and insurance companies to affiliate, causing rapid consolidation in the insurance industry. Some insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers on policies they sell directly. Increasing competition from insurance companies and from within the financial services industry, generally, could have a negative effect on our operations.

WE DO BUSINESS WITH CERTAIN SUBSIDIARIES OF OUR LARGEST SHAREHOLDER AND IF A CONFLICT OF INTEREST WERE TO ARISE IT MAY NOT BE RESOLVED IN OUR FAVOR AND COULD ADVERSELY AFFECT OUR REVENUE.

Fairfax Financial Holdings Limited owns 37% of our common shares. We do business with certain subsidiaries of Fairfax which represented approximately 4.9% of our revenue in 2001. We expect that this percentage will increase as a result of our sale of Old Lyme to Fairfax, as we will continue to do a significant amount of business with Old Lyme as described under "Certain relationships and related party transactions." If a conflict of interest were to arise between us and Fairfax or one of its subsidiaries, we cannot assure you that this conflict would be resolved in a manner that would favor us. In addition, if Fairfax were to sell our common shares that it owns, it may no longer be as interested in providing us with financial assistance or continuing to do business with us which could have a material adverse effect on our financial condition.

WE DEPEND ON OUR INFORMATION PROCESSING SYSTEMS. INTERRUPTION OR LOSS OF OUR INFORMATION PROCESSING SYSTEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place for all our hub brokerages and insurance to protect against such contingencies, we cannot assure you that such procedures will be effective or that such insurance or recovery procedures will continue to be available at reasonable prices, address all such losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide services.

PRIVACY LEGISLATION MAY IMPEDE OUR ABILITY TO UTILIZE OUR CUSTOMER DATABASE AS A MEANS TO GENERATE NEW SALES.

We intend to utilize our extensive customer databases for marketing and sales purposes, which we believe will enhance our ability to meet our organic growth targets. However, new privacy legislation, such as the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996 in the United States and the Personal Information Protection and Electronic Documents Act in Canada, as well as other regulatory changes, may restrict our ability to utilize personal information that we have collected in our normal course of operations to generate new sales. If we become subject to new restrictions, or other regulatory restrictions which we are not aware of, our ability to grow our business may be adversely affected.

THE SECURITY OF THE DATABASES THAT CONTAIN OUR CUSTOMERS' PERSONAL INFORMATION MAY BE BREACHED WHICH COULD SUBJECT US TO LITIGATION OR ADVERSE PUBLICITY.

Our technology may fail to adequately secure personal information we maintain in our databases and protect it from inadvertent leakage or theft. In such circumstances, we may be held liable to our customers, which could result in litigation or adverse publicity that could have a material adverse effect on our business.

OUR CORPORATE STRUCTURE AND STRATEGY OF OPERATING THROUGH DECENTRALIZED BROKERAGES MAY MAKE IT MORE DIFFICULT FOR US TO BECOME AWARE OF AND RESPOND TO ADVERSE OPERATING OR FINANCIAL DEVELOPMENTS AT OUR BROKERAGES.

We depend on timely and accurate reporting of business conditions and financial results from our brokerages to affect our business plan and determine and report our operating results. We receive end of month reports from each of our brokerages regarding their financial condition and operating results. If an adverse business or financial development occurs at one or more of our brokerages near the beginning of a month, we may not become aware of the occurrence for several weeks which could make it more difficult for us to effectively respond to that development. In addition, if one of our brokerages were to report inaccurate financial information, we might not learn of these inaccuracies for several weeks, if at all, which could adversely affect our ability to determine and report our financial results. We are investigating the purchase of enterprise reporting software that would enable us to extract financial and operating data from our brokerages electronically and on a real time basis. We anticipate that such a system will be implemented in 2003. However, we cannot assure you that it can be implemented within this time frame or whether it will be effective.

OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR LIQUIDITY MAY BE MATERIALLY ADVERSELY AFFECTED BY ERRORS AND OMISSIONS.

We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Errors and omissions claims can involve significant defense costs and may result in large damage awards against us. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or to notify insurance companies of claims on behalf of clients, to provide insurance companies with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases.

Our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS FOR INSURANCE BROKERAGES, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS.

Our business is subject to legal requirements and governmental regulatory supervision in the jurisdictions in which we operate. These requirements are designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

Our activities in the United States and Canada are subject to regulation and supervision by state and provincial authorities. Although the scope of regulation and form of supervision by state and provincial authorities may vary from jurisdiction to jurisdiction, insurance laws in the United States and Canada are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. This supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our ability to conduct our business in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

Our clients have the right to file complaints with the regulators about our services, and the regulators may investigate or require us to address these complaints. Our failure to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities can result in disciplinary action, fines, reputational damage and financial harm.

In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business. See "Business--Government regulation."

OUR SIGNIFICANT CANADIAN OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS, AND OUR NET INCOME MAY SUFFER IF THE CANADIAN DOLLAR DECLINES IN VALUE.

We report our results in U.S. dollars. However, our Canadian Operations, which accounted for 51% of our revenue in 2001, earn revenue and incur expenses in Canadian dollars. The Canadian dollar has suffered a decline in value compared to the U.S. dollar in recent years. For example, at December 31, 1999, C$1.00 was equivalent to $0.6925, at December 31, 2001, C$1.00 was equivalent to only $0.6279, a decline of more than 9%. A decline in the value of the Canadian dollar compared to the U.S. dollar would reduce our reported revenue, which could have a material adverse effect on our business, financial condition, cash flow and results of operations.

RISKS RELATED TO OUR COMMON SHARES

OUR COMMON SHARES HAVE NO PRIOR TRADING HISTORY IN THE UNITED STATES AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP.

We are a reporting issuer in Ontario, Canada under the Securities Act (Ontario) and in the other provinces and territories of Canada under similar legislation. Our common shares are currently listed on the TSE but are not listed on any U.S. stock exchange or quoted on any U.S. quotation system. Accordingly, prior to this offering, there has been no public market for our common shares in the United States and we cannot assure you that an active trading market will develop or be sustained in the United States after this offering. Furthermore, there can be no assurance that an active trading market will be sustained in Canada. The public offering price negotiated among us and the underwriters may not be indicative of prices that will prevail in any trading market.

THE PRICE OF OUR COMMON SHARES MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT THE HOLDERS OF OUR COMMON SHARES.

The price of our common shares may fluctuate substantially due to the following factors: (1) fluctuations in the price of the shares of the small number of public companies in the insurance brokerage business, (2) announcements of acquisitions as part of our growth strategy, (3) additions or departures of key personnel, (4) announcements of legal proceedings or regulatory matters and (5) the general volatility in the stock market. The market price of our common shares could also fluctuate substantially if we fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations.

In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common shares to fluctuate substantially. As a result, you may not be able to resell your shares at or above the offering price, or at all.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON SHARES COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US.

Significant price and value fluctuations have occurred with respect to the securities of insurance and insurance-related companies. Our common share price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company's securities, class action litigation has often been pursued against the respective company. If similar litigation was pursued against us, it could result in substantial costs and a diversion of our management's attention and resources.

OUR CONTROLLING SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS MAY SUBSTANTIALLY INFLUENCE CERTAIN ACTIONS REQUIRING SHAREHOLDERS APPROVAL.

As of December 31, 2001, Fairfax and our executive officers and directors owned 37% and 10%, respectively, of our common shares. After giving effect to the sales of our common shares contemplated in this offering, Fairfax will own
     % of our common shares and our executive officers and directors will own
approximately      % of our common shares. Fairfax also holds $35 million of
subordinated convertible notes which it can convert at any time into our common shares at C$17.00 per share. If Fairfax converts the notes, after giving effect
to this offering, it would hold      % of our common shares. Under our by-laws
and articles of incorporation, Fairfax and our executive officers and directors have the ability to substantially influence certain actions requiring shareholder approval, including:

- electing members of our board of directors;

- adopting amendments to our articles and by-laws; and

- approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.

FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON SHARES MAY DEPRESS THE PRICE OF YOUR COMMON SHARES.

Future sales of a substantial number of our common shares by us from treasury or by one of our shareholders in the public market could adversely affect prevailing market prices and the price of your common shares. It may also impair our ability to raise capital through future sales of, or pay for acquisitions using, our equity securities. Upon completion of this offering, we will have
          common shares issued and outstanding of which           common shares
will be freely tradeable without restrictions under the Securities Act. All of the shares offered pursuant to this offering, plus any shares sold pursuant to the exercise of the underwriters' option to purchase additional common shares, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

Upon completion of this offering,           shares will be restricted securities
within the meaning of Rule 144. The rules affecting the sale of these securities are summarized under "Shares eligible for future sale."

We expect we will continue to acquire brokerages to grow our business. We intend to pay for acquisitions using, at least in part, our common shares. In the event any such acquisition is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering shares issued in connection with any acquisition. Any significant share issuance by us will dilute your equity interest in our company.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

The initial public offering price of our common shares will be substantially higher than the net tangible book value per share of the outstanding common shares immediately after this offering. If you purchase common shares in this
offering, based upon the issuance and sale of           common shares at the
initial public offering price of

$          per share, you will incur immediate dilution of approximately
$          in the net tangible book value per common share.

WE ARE INCORPORATED IN ONTARIO, CANADA, AND, AS A RESULT, IT MAY NOT BE POSSIBLE FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES.

We are organized under the laws of Ontario, Canada and some of our assets are located outside the United States. As a result, it may not be possible for the holders of our common shares to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is doubt as to whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Canada against us or those persons based on those laws.

                           FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which we describe in more detail elsewhere in this prospectus) include, but are not limited to:

- risks associated with implementing our business strategies;

- failure to identify or consummate acquisitions;

- failure to successfully integrate acquired businesses;

- decrease in the level of demand for insurance products;

- decrease in the premiums charged by insurance companies (which may result in a corresponding decrease in our revenue);

- loss of services of key executive officers;

- failure to successfully recruit and retain qualified employees;

- actions of our competitors, including industry consolidation and increased competition in the industry;

- inability to develop and implement effective information technology systems;
and

- the passage of legislation subjecting our business to supervision or regulation in the jurisdictions in which we operate.

                            ------------------------

The words "believe," "anticipate," "project," "expect," "intend," "will likely result" or "will continue" and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in this prospectus, including in the section titled "Risk factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of
approximately $     million, or $          million if the underwriters'
over-allotment option is exercised in full, assuming an initial public offering
price of $     per share and after deducting the estimated underwriting
commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering to repay (1) the C$42.5 million, or approximately $26.6 million, of 8.5% convertible subordinated notes due June 28, 2006, issued to Zurich Insurance Company in connection with our acquisition of Kaye, and (2) $20 million outstanding under one of our credit facilities incurred on July 19, 2001 in connection with our acquisition of Kaye, which expires on July 17, 2002 and bears interest at LIBOR plus 150 basis points. See "Management's discussion and analysis of financial condition and operating results--Liquidity and capital resources" for a more detailed description of our outstanding debt. The remaining proceeds will be used for working capital and general corporate purposes, which may include acquisitions. We have no commitments or agreements concerning any acquisitions as of the date of this prospectus. Pending the use of the net proceeds, we intend to invest these funds in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2001:

- on an actual basis; and

- on an as adjusted basis to give effect to (1) the sale by us of
common shares at an assumed initial public offering price of $          per
share, after deducting underwriting commissions and estimated offering expenses, and (2) the application of the proceeds therefrom. See "Use of proceeds" on page 19 for more information regarding our use of the net proceeds from this offering.

This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," our consolidated financial statements and our unaudited pro forma consolidated statement of earnings and the accompanying notes, appearing elsewhere in this prospectus.

-------------------------------------------------------------------------------------
AT DECEMBER 31, 2001
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                       ACTUAL         AS ADJUSTED
-------------------------------------------------------------------------------------
Cash and cash equivalents(1).........................    $ 26,979          $
                                                         ----------------------------
Short-term debt(2)...................................      59,169
                                                         ----------------------------
Long-term debt and capital leases....................     137,783
                                                         ----------------------------
Shareholders' equity:
  Preferred shares, unlimited authorized, none issued
     and outstanding at December 31, 2001 (actual and
     as adjusted)....................................          --
  Common shares, unlimited authorized, 21,655,748
     issued and outstanding at December 31, 2001,
     (actual) and            shares issued and
     outstanding (as adjusted).......................     125,506
  Cumulative translation account.....................       2,770
  Retained earnings..................................       6,995
                                                         ----------------------------
     Total shareholders' equity......................     135,271
                                                         ----------------------------
          Total capitalization.......................    $332,223          $
-------------------------------------------------------------------------------------

(1) Excludes trust cash, which includes premiums collected (less commissions and other deductions) not yet remitted to insurance companies.

(2) Includes bank debt and current portion of long-term debt and capital leases.

                                    DILUTION

At December 31, 2001, our net tangible book value was $(110.9) million, or $(5.12) per common share. Net tangible book value represents the amount of our total tangible assets less our total liabilities.

After giving effect to the sale of           shares at an assumed initial public
offering price of $     per share, our net tangible book value after this
offering as of December 31, 2001 would have been $          million, or $
per share. The net tangible book value after this offering assumes that the proceeds to us, net of underwriting commissions and offering expenses, will be
approximately $          million. Based on the foregoing, there would be as at
December 31, 2001 an immediate increase in net tangible book value of $     per
share to existing stockholders and an immediate dilution of $     per share to
new investors. The following table illustrates this per share dilution:

------------------------------------------------------------------------------------
Assumed initial public offering price per share...........                         $
  Net tangible book value per share at December 31, 2001..       $(5.12)
  Increase per share attributable to new investors........
                                                              ---------
Net tangible book value per share after this offering.....
                                                                           ---------
Dilution per share to new investors.......................                         $
                                                                           ---------

The following table summarizes, as of December 31, 2001, the differences between our officers, directors and affiliates and new investors with respect to:

- the number of common shares purchased from us;

- the total consideration paid to us; and

- the average price paid per share.

The table below is based on an assumed initial public offering price of
$          per share and is calculated before deducting estimated underwriting commissions and estimated offering expenses payable by us.

---------------------------------------------------------------------------------------
                                 SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                            ---------------------   ----------------------    PRICE PER
                                 NUMBER   PERCENT         AMOUNT   PERCENT        SHARE
---------------------------------------------------------------------------------------
Affiliated shareholders...   21,655,748         %   $125,505,172          %     $5.80
New investors.............
                            -----------------------------------------------------------
     Total................                 100.0%   $               100.0%      $
---------------------------------------------------------------------------------------

                       MARKET PRICE OF OUR COMMON SHARES

Our common shares are listed and posted for trading on the TSE under the symbol HBG. The following table sets forth the high and low closing prices for our common shares on the TSE and the quarterly dividends paid for the periods indicated:

------------------------------------------------------------------------------------
                                                        HIGH        LOW    DIVIDENDS
------------------------------------------------------------------------------------
2000
  First Quarter..................................    C$18.00    C$13.50     C$  --
  Second Quarter.................................      16.00      13.00       0.07
  Third Quarter..................................      14.75      10.00       0.07
  Fourth Quarter.................................      13.00       9.50       0.07
2001
  First Quarter..................................    C$20.00    C$12.00     C$0.07
  Second Quarter.................................      18.00      15.75       0.07
  Third Quarter..................................      17.25      13.75       0.07
  Fourth Quarter.................................      15.75      13.00       0.07
2002
  First Quarter (through March 20)...............    C$19.25    C$15.50     C$0.07
------------------------------------------------------------------------------------

Source: Dow Jones & Company, Inc. and the TSE.

On March 21, 2002 the closing price of our common shares on the TSE was C$19.00 and the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York was C$1.00 per $0.6326. As of March 12, 2002, there were 21,655,748 of our common shares issued and outstanding. As of the close of business March 12, 2002, we had approximately 1,040 holders of record of our common shares.

                                DIVIDEND POLICY

We have paid a dividend of C$0.07 per common share for each quarter commencing June 30, 2000. We have no formal dividend policy other than the board of directors considers the payment of dividends as quarterly financial information becomes available. In the future, dividends will be paid at the discretion of our board of directors depending on our financial position and capital requirements, general business conditions, contractual restrictions and other factors.

                   UNAUDITED PRO FORMA CONSOLIDATED STATEMENT
                                  OF EARNINGS

We have set forth below our unaudited pro forma consolidated statement of earnings for the year ended December 31, 2001, which is prepared in accordance with U.S. GAAP. Our unaudited pro forma consolidated statement of earnings gives effect to the acquisition of Kaye as if it had occurred on January 1, 2001. We acquired Kaye on June 28, 2001, for cash consideration of $125.1 million. We accounted for the acquisition under the purchase method. Accordingly, $59.8 million of the purchase price was allocated to goodwill. For information as to the basis on which the unaudited pro forma consolidated statement of earnings are presented, see the accompanying notes to the unaudited pro forma consolidated statement of earnings.

The unaudited pro forma consolidated statement of earnings is presented for illustrative purposes only and does not purport to represent what our actual performance or financial position would have been if the acquisition of Kaye had occurred at an earlier date. The pro forma adjustments are based upon currently available information and our estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. Our future operating results may differ materially from the unaudited pro forma consolidated statement of earnings presented below due to various factors, including those described under "Risk factors" included elsewhere in this prospectus.

You should read the unaudited pro forma consolidated statement of earnings including the accompanying notes, in conjunction with our historical consolidated financial statements and the accompanying notes, the audited financial statements of Kaye and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus.

---------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2001                   HUB
(IN THOUSANDS, EXCEPT                INTERNATIONAL            KAYE     PRO FORMA
PER SHARE AMOUNTS)                         LIMITED   GROUP INC.(1)   ADJUSTMENTS    PRO FORMA
---------------------------------------------------------------------------------------------
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS(2):
Revenue:
  Commission income................    $145,413         $20,174              --     $165,587
  Contingent commissions and volume
    overrides......................       6,073             448              --        6,521
  Other............................       5,295           6,599              --       11,894
                                     --------------------------------------------------------
                                        156,781          27,221              --      184,002
                                     --------------------------------------------------------
Expenses:
  Remuneration.....................      89,627          13,290              --      102,917
  Other operating expenses.........      39,925           8,639              --       48,564
                                     --------------------------------------------------------
                                        129,552          21,929              --      151,481
                                     --------------------------------------------------------
Net earnings before the
  following........................      27,229           5,292              --       32,521
  Interest expense.................       7,060             452           4,200(3)    11,712
  Goodwill and intangible asset
    amortization...................       5,026             676             505(4)     6,207
  (Gain) loss on disposal of
    capital assets and
    investments....................        (180)             --              --         (180)
  Other income -- put option
    liability......................        (719)             --              --         (719)
  Non-recurring expenses...........          --          13,263(5)      (13,263)(6)       --
                                     --------------------------------------------------------
Net earnings (loss) before income
  taxes............................      16,042          (9,099)          8,558       15,501
Provision for income tax expense
  (benefit)........................       5,359          (4,326)          3,423(7)     4,456
                                     --------------------------------------------------------
Net earnings from operations.......    $ 10,683         $ 4,773        $  5,135     $ 11,045
                                     --------------------------------------------------------
Net earnings from operations per
  share:
  Basic............................    $   0.56                                     $   0.57
  Diluted..........................    $   0.53                                     $   0.54
Average shares outstanding:
  Basic............................      19,012                                       19,232
  Diluted..........................      20,105                                       20,325
---------------------------------------------------------------------------------------------

(1) Results for the period January 1, 2001 to June 28, 2001, excluding the results of Old Lyme.
(2) Amounts presented in our unaudited pro forma consolidated statement of earnings are in accordance with U.S. GAAP.
(3) Represents interest on convertible subordinated notes and short-term bank debt issued in connection with the acquisition of Kaye. The convertible subordinated notes issued in aggregate principal amounts of $35 million and $26.6 million bear interest at 8.5%. In addition, bank debt of $67 million accrues interest at an average rate of 6.7% for the six month period ended June 30, 2001.
(4) Represents amortization of goodwill and other identifiable intangible assets resulting from the acquisition of Kaye. Goodwill in the amount of $59.8 million is amortized over 40 years. Definite-lived intangible assets in the amount of $13.0 million are amortized over 15 years.
(5) Includes non-recurring costs incurred by Kaye in connection with our acquisition of Kaye in the amount of $13.2 million, including payments of approximately $10.6 million to retire Kaye's obligation under stock-based compensation plans.
(6) Represents a reversal of non-recurring costs incurred by Kaye, as a result of our acquisition of Kaye.
(7) Current tax benefit of 40.0% of the above adjustments excluding amortization of goodwill.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read with "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The consolidated statement of earnings data relating to the three years ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 are derived from our historical consolidated financial statements for the three year period ended December 31, 2001 and as of December 31, 2001 and 2000 audited by PricewaterhouseCoopers LLP, our independent auditors, beginning on page F-1. The financial data relating to the year ended December 31, 1999 is derived from our historical audited consolidated financial statements for that year. The financial data for the years ended December 31, 1998 and 1997 is derived from our audited combined financial statements for those years. Historical results of operations are not necessarily indicative of future results.

We were formed in November 1998 through the merger of 11 independent insurance brokerages into a new company. The merger was accounted for using the pooling-of-interests method. Accordingly, our results for the years ended December 31, 1998 and 1999 include the assets, liabilities, shareholders equity, revenue and expenses of the combined companies, without adjustments. Our results for the year ended December 31, 1999 reflect the results of TOS Insurance Services Ltd. and Mack and Parker, Inc. from September 1, 1999 and October 28, 1999, respectively, the dates on which we acquired each brokerage. Our results for the year ended December 31, 2000 reflect the results of C.J. McCarthy Insurance Agency, Inc. from July 1, 2000, the dates on which we acquired it. Our results for the year ended December 31, 2001 reflect the results of Flanagan, Kaye and Burnham from June 1, 2001, June 29, 2001 and July 2, 2001, respectively, the dates on which we acquired each brokerage. In addition to the acquisition of these larger brokerages, our results also reflect the acquisition of smaller brokerages that occurred in each respective period. As a result of our acquisitions, the results in each period are not directly comparable.

Our historical consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP see note 17 to our historical consolidated financial statements included elsewhere in this prospectus.

----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT
PER SHARE AMOUNTS)(1)                       2001      2000      1999      1998      1997
----------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Revenue:
  Commission income...................  $142,851   $86,410   $47,964   $35,177   $27,390
  Contingent commissions and volume
     overrides........................     5,946     4,909     2,824     2,604     1,528
  Other...............................     5,196     3,921     3,309       942       882
                                        ------------------------------------------------
                                         153,993    95,240    54,097    38,723    29,800
                                        ------------------------------------------------

Expenses:
  Remuneration........................    88,015    54,701    29,519    21,847    16,099
  Selling.............................     8,359     4,840     3,036     2,810     2,622
  Occupancy...........................     9,061     5,756     3,393     2,364     1,596
  Depreciation........................     3,940     1,885     1,275       897       658
  Administration......................    17,856    11,182     6,806     5,461     4,151
                                        ------------------------------------------------
                                         127,231    78,364    44,029    33,379    25,126
                                        ------------------------------------------------
Net earnings before the following.....    26,762    16,876    10,068     5,344     4,674
  Interest expense....................     7,447     1,981       632       805       567
  Goodwill and other intangible asset
     amortization.....................     4,940     3,260     1,626     1,087       807
  (Gain) loss on disposal of capital
     assets and investments...........      (173)      127        14       (84)       --
  Other income -- put option
     liability........................      (719)       --        --        --        --
                                        ------------------------------------------------
Net earnings before income taxes......    15,267    11,508     7,796     3,536     3,300
Provision for income tax expense......     5,262     5,370     4,052     1,848     1,319
                                        ------------------------------------------------
Net earnings..........................  $ 10,005   $ 6,138   $ 3,744   $ 1,688   $ 1,981
                                        ------------------------------------------------
Net earnings per share:
  Basic...............................  $   0.53   $  0.34   $  0.22   $  0.26
  Diluted.............................  $   0.50   $  0.34   $  0.22   $  0.26
Weighted average shares:
  Basic...............................    19,012    18,327    16,941     6,448
  Diluted.............................    20,105    18,327    16,941     6,448
Dividends per share(2)................  $   0.18   $  0.13        --        --
Reconciliation to U.S. GAAP:
  Net earnings........................  $ 10,005   $ 6,138   $ 3,744   $ 1,688   $ 1,981
       Adjustment to investment held
          for sale(3).................       520        --        --        --        --
       Change in reporting
          currency(4).................       158       366       233        --        --
                                        ------------------------------------------------
  Net earnings (U.S. GAAP)............  $ 10,683   $ 6,504   $ 3,977   $ 1,688   $ 1,981
----------------------------------------------------------------------------------------

(1) Effective September 30, 2001, we adopted the U.S. dollar as our reporting currency. Our financial results for all periods prior to October 1, 2001 have been restated from Canadian dollars to U.S. dollars at the exchange rate in effect at September 30, 2001 of C$1.00 = $0.6338.

(2) We commenced payment of dividends in the second quarter of 2000.

(3) As part of our acquisition of Kaye, we acquired Old Lyme, which we have agreed to sell to a subsidiary of Fairfax as described under "Certain relationships and related party transactions." Under U.S. GAAP, interest expense on debt we incurred to finance the purchase of Old Lyme is not charged to earnings. See note 17 to our consolidated financial statements for more information.

(4) Under U.S. GAAP, financial statements are translated using the average exchange rate for the period. See note 17 to our consolidated financial statements for more information.

------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PERCENTAGES)(1)       2001       2000       1999      1998      1997
------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents(2)........   $  26,979   $ 19,919   $ 21,368   $   308   $   563
Total assets........................   $ 502,296   $206,157   $171,202   $49,128   $39,741
Total debt(3).......................   $ 196,952   $ 34,665   $ 20,562   $14,388   $15,724
Total shareholders' equity..........   $ 135,271   $112,212   $105,562   $13,463   $ 6,297
OTHER FINANCIAL DATA:
EBITDA(4)...........................   $  30,702   $ 18,761   $ 11,343   $ 6,241   $ 5,332
EBITDA margin(5)....................       19.9%      19.6%      20.9%     16.1%     17.8%
Net cash flow provided by
  operating activities..............   $  46,912   $ 12,807   $  5,103   $ 3,545   $ 1,214
Net cash flow provided by
  financing activities..............   $ 132,431   $  5,613   $ 58,494   $ 4,075   $ 3,250
Net cash flow (used in) investing
  activities........................   $(134,213)  $(17,983)  $(34,655)  $(8,931)  $(4,100)
------------------------------------------------------------------------------------------

(1) Effective September 30, 2001, we adopted the U.S. dollar as our reporting currency. Our financial results for all periods prior to October 1, 2001 have been restated from Canadian dollars to U.S. dollars using the exchange rate in effect at September 30, 2001 of C$1.00 = $0.6338.

(2) Excludes trust cash, which includes premiums collected (less commissions and other deductions) not yet remitted to insurance companies.

(3) Includes long-term debt and capital leases (including current portion), bank debt and subordinated convertible notes.

(4) EBITDA is defined as earnings before interest, income taxes, depreciation and goodwill and other intangible asset amortization, but excluding gains or losses from the sale of capital assets and investments and other income -- put option liability. EBITDA is not a measure of financial performance under either U.S. or Canadian GAAP, and should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. We believe the presentation of EBITDA is relevant because EBITDA is a measurement that industry analysts use when evaluating our operating performance. Investors should be aware that our presentation of EBITDA may not be comparable with similarly titled measures presented by other companies.

(5) EBITDA margin represents EBITDA as a percentage of total revenue. EBITDA margin is presented because we believe that it is a useful indicator to investors of our profitability. EBITDA margin should not be considered by investors as an alternative to operating margin as an indicator of our profitability. Investors should be aware that our presentation of EBITDA margin may not be comparable with similarly titled measures presented by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and accompanying notes. Certain information contained in "Management's discussion and analysis of financial condition and results of operations" are forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements because of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk factors." Unless otherwise indicated, all dollar amounts are expressed in, and the term "dollars" and the symbol "$" refer to, U.S. dollars. The term "Canadian dollars" and the symbol "C$" refer to Canadian dollars.

OVERVIEW

We are a leading North American insurance brokerage providing a wide variety of property and casualty, life and health, employee benefits, investment and risk management products and services from 130 locations across North America. We were formed in November 1998 through the merger of 11 Canadian independent, privately-held insurance brokers.

In 1999, we acquired 44 brokerages, including Mack and Parker, Inc., our first acquisition in the United States. In 2000, we acquired 18 brokerages in the United States and Canada, including C.J. McCarthy Insurance Agency, Inc. In 2001, we acquired 16 brokerages, including Kaye Group Inc. on June 28, Burnham Stewart Group Inc. on July 1 and Flanagan Corporation on May 31. We apply the purchase method of accounting to our acquisitions and, as a result, the acquired brokerages' financial results are included only from the date of purchase. Revenue generated by Kaye, which was previously listed on NASDAQ, represented 17% of our revenue for the year ended December 31, 2001 on an actual basis, and 30% on a pro forma basis.

As part of our acquisition of Kaye, we acquired Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company Ltd., primary insurance companies, which together we call Old Lyme. We acquired Kaye with the intent to sell Old Lyme and have since entered into an agreement to sell Old Lyme to a subsidiary of Fairfax Financial Holdings Limited at a purchase price equivalent to its U.S. GAAP book value as of December 31, 2001 of approximately $42.8 million. As of December 31, 2001, Fairfax owned 37% of our common shares. As of June 28, 2001, we recorded Old Lyme as an investment available for sale. Accordingly, Old Lyme is shown separately on our balance sheet at cost, which is at or below market value, and its results of operations are not included in our consolidated earnings.

We generate our revenue in the United States and Canada. As the table below shows, historically we derived a large percentage of our revenue from our Canadian Operations. However, after our acquisitions of Kaye, Burnham and Flanagan, and our other acquisitions in 2001, revenue from our U.S. Operations increased to almost half of our total revenue for 2001. We expect that in the future, a greater percentage of our revenue will be derived from our U.S. Operations and generated in U.S. dollars.

--------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT                       % OF               % OF               % OF
PERCENTAGES)                       2001    TOTAL      2000    TOTAL      1999    TOTAL
--------------------------------------------------------------------------------------
Revenue
  U.S. Operations............  $ 75,429   49.0%    $20,004   21.0%    $ 1,535        2.8%
  Canadian Operations........    78,564   51.0%     75,236   79.0%     52,562       97.2%
                               -------------------------------------------------------
  Total......................  $153,993   100.0%   $95,240   100.0%   $54,097      100.0%
--------------------------------------------------------------------------------------

We have demonstrated growth in revenue and EBITDA (which we define as earnings before interest, income taxes, depreciation and goodwill and other intangible asset amortization, but excluding gains or losses from the sale of capital assets and investments and other income -- put option liability) over the past three years. From December 31, 1998 to December 31, 2001, our revenue increased from $38.7 million to $154.0 million representing a compounded annual growth rate of 58%. This growth in revenue is primarily attributable to the additional 78 brokerages we have acquired since our formation in 1998 and has been supplemented by our consistent organic growth, which has ranged from 5% to 6% per year. We define organic growth as an increase in revenue for one period as compared to a prior period, including net new business and net increases in commissions from existing business. Revenue from a brokerage we acquire is excluded from the calculation of organic growth for the first 12 months subsequent to the acquisition of the brokerage.

From December 31, 1998 to December 31, 2001, EBITDA improved from $6.2 million to $30.7 million, representing a compounded annual growth rate of 70%. EBITDA is not a measure of financial performance under either U.S. or Canadian GAAP, and should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. We believe the presentation of EBITDA is relevant because EBITDA is a measurement that industry analysts use when evaluating our operating performance. Investors should be aware that our presentation of EBITDA may not be comparable with similarly titled measures presented by other companies.

Though the insurance brokerage industry is highly sensitive to changes in the property and casualty insurance industry, it is relatively less sensitive to economic cycles than other industries. Insurance coverage, products and services are essential to businesses, governmental agencies and consumers, and are typically a fixed cost that is difficult to eliminate even in periods of economic weakness. The commissions that we receive from primary insurers, however, fluctuate with premium levels within the insurance market.

During the 1990's and into 2000, the property and casualty insurance industry experienced excess capacity which resulted in highly competitive market conditions, declining premium levels and a corresponding reduction in commissions paid to brokers. However, market participants, particularly in the United States, have recently reported significant increases in property and casualty premium levels. This change is the result of several years of reduced profitability for property and casualty insurance companies and a subsequent contraction of capacity. In the United States, premium levels for property and casualty insurance policy renewals generally increased throughout 2001, while in Canada prices did not begin to increase until the fourth quarter of 2001. We believe that the events of September 11, 2001 have caused property and casualty insurance companies to increase premium levels even further. We also believe that the publicity surrounding these events has led to widespread acceptance of rate increases by middle-market companies. While we cannot predict the timing or extent of premium pricing changes or their effect on our operations in the future, we believe that premium rates will continue to increase at least through 2003.

REVENUE

We derive our revenue primarily from commissions on the sale of insurance products and services to our clients. Commissions, which represented approximately 93% of our revenue for 2001, are calculated as a percentage of and paid from premiums. The insurance companies determine insurance premium rates based upon their underwriting analyses, while the percentage of commission is negotiated between us and the insurers. Typically commission rates fall within a range of industry norms based on lines of business. For example, basic commissions for property and casualty insurance typically average approximately 15% of premiums.

For the year ended December 31, 2001, approximately 65% of our revenue was derived from commercial accounts and approximately 28% from personal accounts, in both cases, excluding related contingent commissions and volume overrides.

In addition to revenue from commissions on premiums, we derive a portion of our revenue from volume overrides, contingent commissions and fees. Volume overrides are additional compensation paid by insurance companies based upon the overall volume of business that an insurance broker places with an insurance company. Contingent commissions are based on the profit an insurance company makes on the overall volume of business we place with it. Contingent commissions are typically received in the first or second quarter. In 2001, 3.8% of our total revenue was derived from contingent commissions and volume overrides.

We are not dependent on any single client or on a few clients for our revenue, nor are we dependent on a single industry or client type for a substantial amount of our business. We place insurance policies with more than 150 different insurance companies in the United States and Canada and do not depend on any single insurance company or group of related insurance companies for the products we market to our clients or for any substantial amount of our revenue. As of December 31, 2001, we placed insurance policies with six insurance companies owned by Fairfax, each of which offers competitively-priced products. All of our transactions with the Fairfax companies are in the normal course of business, at fair market value and, in the aggregate, generated approximately 4.9% of our total revenue in 2001. This percentage will increase in 2002 as a result of the sale of Old Lyme. See "Certain relationships and related party transactions" for a more detailed description of these transactions.

EXPENSES

The majority of expenses we incur are remuneration expenses related to compensation and employee benefits, which typically account for approximately 70% of our total operating expenses. In addition to salaries, we also pay bonuses pursuant to our performance bonus program whereby each brokerage has an opportunity to achieve an annual bonus ranging from 50% to 65% of its brokerage pre-bonus operating profit in excess of 20% of the brokerage's prior year revenue. The bonus percentage earned is based upon the respective brokerage's operating profit margin. In 2001, salary, bonuses and benefits equaled approximately 57% of our total revenue. Other expenses include selling (which includes marketing and advertising, but not commissions paid to our sales producers), occupancy (which includes rent and related operating costs), administration (which includes office supplies, postage, telephone, training, technology and bad debts) and depreciation.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Revenue. Total revenue for the year ended December 31, 2001 increased by $58.8 million or 62% to $154.0 million from $95.2 million for the year ended December 31, 2000. Of this increase, $55.6 million or 95% was attributable to acquisitions and reflects the inclusion of the results of each brokerage we acquired during the year from the respective date of each acquisition. For the year ended December 31, 2001, commission income increased by $56.5 million or 65% to $142.9 million from $86.4 million for the year ended December 31, 2000. Excluding the effects of acquisitions, commission income increased $4.3 million or 5%. This increase was mainly due to organic growth including premium rate increases. For the year ended December 31, 2001, revenue from contingent commissions and volume overrides increased by $1.0 million or 20% to $5.9 million from $4.9 million for the year ended December 31, 2000. This increase was primarily attributable to acquisitions. For the year ended December 31, 2001 other income, which includes fees and interest income, increased by $1.3 million or 33% to $5.2 million from $3.9 million for the year ended December 31, 2000. This increase was primarily attributable to acquisitions.

For the year ended December 31, 2001, total revenue from U.S. Operations increased by $55.4 million or 277% to $75.4 million from $20.0 million for the year ended December 31, 2000. This increase was primarily due to acquisitions. Excluding the effect of acquisitions, total revenue increased $2.1 million or 11% primarily due to organic growth.

For the year ended December 31, 2001, total revenue from Canadian Operations increased by $3.4 million or 5% to $78.6 million from $75.2 million for the year ended December 31, 2000. Excluding the effect of acquisitions, total revenue increased $1.1 million or 1.0%.

Remuneration. Remuneration costs for the year ended December 31, 2001 increased by $33.3 million or 61% to $88.0 million from $54.7 million for the year ended December 31, 2000. Remuneration costs as a percentage of total revenue remained unchanged at 57% for 2001 as compared to 2000.

Selling. Selling expenses for the year ended December 31, 2001 increased by $3.6 million or 75% to $8.4 million from $4.8 million for the year ended December 31, 2000. Selling expenses as a percentage of total revenue of 5% remained unchanged for 2001 as compared to 2000.

Occupancy. Occupancy expenses for the year ended December 31, 2001 increased by $3.3 million or 57% to $9.1 million from $5.8 million for the year ended December 31, 2000. Occupancy expenses as a percentage of total revenue of 6% remained unchanged for 2001 as compared to 2000.

Depreciation. Depreciation expenses for the year ended December 31, 2001 increased by $2.0 million or 105% to $3.9 million from $1.9 million for the year ended December 31, 2000. Depreciation expenses as a percentage of total revenue increased to 3% in 2001 from 2% in 2000. This increase was primarily due to capital assets that we acquired with our brokerage acquisitions.

Administration. Administration expenses for the year ended December 31, 2001 increased by $6.7 million or 60% to $17.9 million from $11.2 million for the year ended December 31, 2000. Administration expenses as a percentage of total revenue of 12%, remained unchanged for 2001 as compared to 2000. This decrease was primarily due to increased cost efficiencies and the slower rate of increase of certain administrative costs versus the rate of growth of commission income.

Interest expense. Interest expense for the year ended December 31, 2001 increased by $5.4 million or 270% to $7.4 million from $2.0 million for the year ended December 31, 2000. This increase was largely attributable to our issuance of 8.5% convertible subordinated notes to Fairfax and Zurich Insurance Company and new short-term bank loans incurred to fund the acquisitions of Kaye and other brokerages we acquired in 2001.

Goodwill and other intangible asset amortization. Goodwill and other intangible asset amortization for the year ended December 31, 2001 increased by $1.6 million or 48% to $4.9 million from $3.3 million for the year ended December 31, 2000. This increase is attributable to acquisitions in 2001 and 2000. For more information, see "--Goodwill and other intangible assets" below.

Provision for income tax expense. Income taxes for the year ended December 31, 2001 and 2000 amounted to $5.3 million and $5.4 million, respectively, resulting in an effective tax rate of 34% and 47% for 2001 and 2000, respectively. The decrease in our effective income tax rate was the result of more efficient tax planning, including the manner in which we have structured certain of our acquisitions in the United States.

Net earnings. Net earnings for the year ended December 31, 2001 increased by $3.9 million or 63% to $10.0 million compared to $6.1 million in 2000. Basic earnings per share increased to $0.53 per share for 2001 from $0.34 per share for 2000. Diluted earnings per share increased to $0.50 per share for 2001 from $0.34 per share for 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenue. Total revenue for the year ended December 31, 2000 increased by $41.1 million or 76% to $95.2 million from $54.1 million for the year ended December 31, 1999. Of this increase, $39.5 million or 96% was attributable to acquisitions. For the year ended December 31, 2000, commission income increased by $38.4 million or 80% to $86.4 million from $48.0 million for the year ended December 31, 1999. Excluding the effects of acquisitions, commission income increased $2.8 million or 6%. This increase was mainly due to organic growth. For the year ended December 31, 2000, revenue from contingent commissions and volume overrides increased by $2.1 million or 75% to $4.9 million from $2.8 million for the year ended December 31, 1999. This increase was primarily attributable to acquisitions. For the year ended December 31, 2000, other income, which includes fees and interest income, increased by $0.6 million or 18% to $3.9 million from $3.3 million for the year ended December 31, 1999. This increase was primarily attributable to acquisitions.

For the year ended December 31, 2000, total revenue from U.S. Operations increased by $18.5 million or 1,233% to $20.0 million from $1.5 million for the year ended December 31, 1999. This increase was primarily due to acquisitions. Total revenue from our U.S. Operations increased to 21% of our consolidated total revenue in 2000 from 3% in 1999.

For the year ended December 31, 2000, total revenue from Canadian Operations increased $22.6 million or 43% to $75.2 million from $52.6 million for the year ended December 31, 1999 primarily due to acquisitions. Total revenue from our Canadian Operations decreased to 79% of consolidated total revenue in 2000 from 97% in 1999.

Remuneration. Remuneration costs for the year ended December 31, 2000 increased by $25.2 million or 85% to $54.7 million from $29.5 million for the year ended December 31, 1999. Remuneration costs as a percentage of total revenue increased to 57% in 2000 from 55% in 1999. This increase was primarily a result of increases in brokerage performance bonuses. Brokerage performance bonuses were 4% of total revenue in 2000 compared to 1% in 1999. Due to the timing of our acquisitions, many of the brokerages did not qualify for an operating bonus in 1999. In 2000 however, all but three brokerages achieved a pre-bonus operating profit in excess of 20%.

Selling. Selling expenses for the year ended December 31, 2000 increased by $1.8 million or 60% to $4.8 million from $3.0 million for the year ended December 31, 1999. Selling expenses as a percentage of total revenue decreased to 5% in 2000 from 6% in 1999. This decrease was mainly due to increased cost reductions.

Occupancy. Occupancy expenses for the year ended December 31, 2000 increased by $2.4 million or 71% to $5.8 million from $3.4 million for the year ended December 31, 1999. Occupancy expenses as a percentage of total revenue of 6% remained unchanged for 2000 as compared with 1999.

Depreciation. Depreciation expenses for the year ended December 31, 2000 increased by $0.6 million or 46% to $1.9 million from $1.3 million for the year ended December 31, 1999. Depreciation expenses as a percentage of total revenue of 2% remained unchanged for 2000 as compared to 1999.

Administration. Administration expenses for the year ended December 31, 2000 increased by $4.4 million or 65% to $11.2 million from $6.8 million for the year ended December 31, 1999. Administration expenses as a percentage of total revenue decreased to 12% in 2000 from 13% in 1999. This decrease was primarily due to our continuous effort to reduce overhead costs.

Interest expense. Interest expense for the year ended December 31, 2000 increased by $1.4 million or 233% to $2.0 million from $0.6 million for the year ended December 31, 1999. This increase is attributable to the increase in long-term debt incurred to fund our acquisitions.

Goodwill and other intangible asset amortization. Goodwill and other intangible asset amortization for the year ended December 31, 2000 increased by $1.7 million or 106% to $3.3 million from $1.6 million for the year ended December 31, 1999. This increase is attributable to the 62 acquisitions we completed during 2000 and 1999.

Provision for income tax expense. Income taxes for the year ended December 31, 2000 and 1999 amounted to $5.4 million and $4.1 million, respectively, resulting in an effective tax rate of 47% and 52% for 2000 and 1999, respectively. The decrease in our effective income tax rate is the result of more efficient tax planning, including the manner in which we have structured certain of our acquisitions in the United States.

Net earnings. Net earnings for the year ended December 31, 2000 increased by $2.4 million or 65% to $6.1 million compared to $3.7 million for 1999. Basic and diluted earnings per share increased to $0.34 per share for 2000 from $0.22 per share for 1999.

CASH FLOW, LIQUIDITY AND CAPITAL RESOURCES

We act as an intermediary between insurance companies and their insured customers. As such, we collect and hold premiums paid by customers on behalf of the insurers. We deduct commissions and other expenses from these payments and hold the remainder in trust for the insurers. We earn interest on those funds during the time between receipt of the cash and the time the cash is paid out to the insurers. However, we may not use the funds for any purpose and we must remit the funds within a specified period after the effective date of the respective policy. The cash we hold in trust is shown separately on our balance sheet.

As of December 31, 2001, we had cash and cash equivalents of $77.4 million, of which $50.4 million was trust cash, an increase of $45.1 million from $32.3 million as of December 31, 2000. During 2001, $46.9 million of cash was provided by operating activities, primarily as a result of timing differences between the payment of accounts payable and the collection of accounts receivable. The remainder was the result of increased net earnings adjusted for items affecting working capital. Long-term debt financing and bank debt financing generated $137.8 million of cash. Share capital issued generated cash of $3.3 million, net of repurchases. From these amounts and existing cash balances, $148.8 million (including gross of $25.4 million cash received) was used to acquire businesses and $5.2 million was used to repay long-term debt and capital leases, $3.6 million was used to pay dividends, and $10.9 million was used for additions to capital assets and other assets.

As of December 31, 2000, we had cash and cash equivalents of $32.3 million, of which $12.4 million was trust cash, an increase of $0.5 million from $31.8 million as of December 31, 1999. During 2000, $12.8 million of cash was provided from operating activities primarily as a result of timing differences between the payment of accounts payable and the collection of accounts receivable. The remainder was the result of increased net earnings adjusted for items affecting working capital. Long-term debt financing generated $29.8 million of cash. In addition, the executive share purchase plan and the sale of other assets generated $2.8 million of cash. From these amounts and existing cash balances, $18.9 million was used to acquire brokerages, $2.8 million was used to repurchase our common shares, $18.9 million was used to repay long-term debt, capital leases, and bank debt, $2.5 million was used to pay dividends, and $2.1 million was used for additions to capital assets.

As of December 31, 2001, we had client premiums receivable outstanding of $80.5 million, of which 1.7% were over 90 days old. We monitor these receivables on a regular and timely basis and have controls in place to manage aging accounts. In addition, we can mitigate the risk of loss related to client premiums receivable by requesting that the insurance company cancel the contract for insurance where payment is overdue, thereby reducing the related premiums payable to insurance companies and the related amounts to be collected from the client. Therefore, we do not believe that the aging of our accounts receivable presents a material liquidity risk. As of December 31, 2001, we had related premiums payable to insurance companies of $122.7 million.

We require that our brokerages submit to head office on a monthly basis all excess cash on hand in excess of a working capital ratio of 1:1. All brokerages with trust reporting requirements are required to submit to head office on a quarterly basis trust reconciliation calculations stating whether or not they are in compliance with applicable insurance broker regulations.

We maintain four separate credit facilities:

- $50 million facility. Borrowings under this facility are accessed at a floating rate of 112.5 basis points above LIBOR, which was 2.09% as of December 31, 2001. This facility expires on June 20, 2002 and requires us to maintain certain financial ratios. We intend to extend this facility for a further period of one year, but if the revolving period is not extended, any amounts outstanding will automatically convert into a three-year term loan at a fixed interest rate equal to the Canadian dollar interest swap rate quoted by the lender plus 1.375%. As of December 31, 2001, $49.5 million had been drawn on this facility. We intend to pay down approximately $5 million of this facility with the proceeds from the sale of Old Lyme.

- $25 million facility. Borrowings under this facility are accessed at a floating rate of 135 basis points above LIBOR. This facility is guaranteed by certain of our subsidiaries and by Fairfax. It expires on July 18, 2002 and contains covenants that, among other things, require us to maintain certain financial ratios, restrict our ability to incur additional debt and limit our quarterly dividend payments to C$0.07 per share. As of December 31, 2001, $25 million was drawn on this facility. We intend to fully repay and terminate this facility with proceeds from the sale of Old Lyme.

- $25 million facility. Borrowings under this facility are accessed either at a floating rate of 150 basis points above LIBOR or at a fixed interest rate of 9%. This facility is guaranteed by certain of our subsidiaries. The floating rate portion of this facility expires on July 17, 2002 and contains covenants that, among other things, require us to maintain certain financial ratios, restrict our ability to incur additional debt and limit our quarterly dividend payments to C$0.07 per share. As of December 31, 2001, $24.5 million was drawn on this facility, of which $23 million was drawn at a floating interest rate, and $1.5 million was drawn at a fixed interest rate, which is included in long-term debt and is due October 31, 2005. We intend to repay $4.5 million of this facility with proceeds from the sale of Old Lyme and to repay $20 million and terminate both the fixed and floating portions of this facility with proceeds from this offering.

- $7.5 million facility. Borrowings under this facility are at an interest rate of prime, which was 4.75% as of December 31, 2001, plus 1%. Payment is due on demand. As of December 31, 2001, $7.0 million had been drawn on this facility. We intend to fully repay and terminate this facility with the proceeds from the sale of Old Lyme.

As of September 30, 2001, we were not in compliance with certain financial covenants relating to the maintenance of our financial ratios under both of our $25 million credit facilities. Our non-compliance was the direct result of a delay in reaching a final agreement for the sale of Old Lyme, the proceeds of which would have been used to repay debt. Our lenders have granted us waivers with respect to our non-compliance with these covenants. In addition, we have negotiated amended agreements with these lenders as of December 31, 2001. Under the amended agreements, we are in compliance with all of the financial covenants governing the respective credit facilities as of December 31, 2001.

As of December 31, 2001, we had $13.6 million of subsidiary debt comprised of various notes payable, term loans and capital leases. We intend to repay these liabilities from internally generated cash flow, existing cash balances and/or borrowings under our credit facilities as the subsidiary debt becomes due during 2002 through 2010. Of the outstanding subsidiary debt, $8.6 million is secured by liens on certain assets of our subsidiaries.

In connection with our acquisition of Kaye on June 28, 2001, we issued: (1) $26.6 million aggregate principal amount of 8.5% convertible subordinated notes due June 28, 2006 to Zurich Insurance Company, the Zurich notes; and (2) $35 million aggregate principal amount of 8.5% convertible subordinated notes due June 28, 2007 to certain subsidiaries of Fairfax, the Fairfax notes. These convertible notes were anti-dilutive to earnings per share as of December 31, 2001.

The Zurich notes are convertible by Zurich at any time into our common shares at C$17.00 per share, subject to mandatory conversion on June 30, 2006. Zurich has agreed not to convert the Zurich notes into common shares before June 30, 2002 and also has agreed to allow us to repay the Zurich notes, in whole or in part, on or before June 30, 2002, without penalty. We intend to repay the Zurich notes using proceeds from this offering.

The Fairfax notes are convertible by the holders at any time into our common shares at C$17.00 per share. Beginning June 28, 2006, we may require Fairfax to convert the Fairfax notes into our common shares at C$17.00 per share if, at any time, the weighted average closing price of our common shares for 20 consecutive trading days equals or exceeds C$19.00 per share. If Fairfax converted all of the Fairfax notes, Fairfax would own approximately 45.1% of our total
outstanding common shares as of December 31, 2001 or      % after giving effect
to this offering.

Net debt, defined as, long-term debt, including the current portion, bank debt and subordinated convertible notes, less non-trust cash and the investment held for sale, as of December 31, 2001, was $129.2 million, compared to $14.7 million as of December 31, 2000. The increase in debt is largely associated with debt incurred to finance acquisitions we made in 2001. In connection with our acquisition of Kaye for $130.4 million, we issued $61.6 million in convertible subordinated notes to Fairfax and Zurich, as described above, as well, $54.0 million was financed with bank debt and $14.8 million was paid with cash. Similarly, the cash portion of our purchase of Burnham was financed with a short-term bank loan of $11.9 million.

As a result of financing of these acquisitions with debt, our net debt-to-equity ratio has increased. As of December 31, 2001, our net debt-to-equity ratio was 0.96:1, up from 0.13:1 as of December 31, 2000. We may incur additional debt to pay for future acquisitions. However, we intend to continue our practice of using our common shares to pay for acquisitions. To the extent we issue additional common shares to pay for future acquisitions, your equity interest in us will be diluted.

The table below summarizes our contractual obligations and commercial commitments as of December 31, 2001:

-----------------------------------------------------------------------------------------
PAYMENTS DUE BY PERIOD                       ON   LESS THAN     1 - 3     4 - 5     AFTER
(IN THOUSANDS)                   TOTAL   DEMAND      1 YEAR     YEARS     YEARS   5 YEARS
-----------------------------------------------------------------------------------------
Bank borrowings.............  $ 55,000   $7,000    $48,000         --        --        --
Long-term debt and capital
  lease obligations.........    80,328      --       4,169    $ 5,272   $62,381   $ 8,506
Operating lease
  obligations...............    53,766      --       9,061     14,877    11,991    17,837
                              -----------------------------------------------------------
  Total.....................  $189,094   $7,000    $61,230    $20,149   $74,372   $26,343
-----------------------------------------------------------------------------------------

We intend to repay approximately $41.5 million of bank borrowings with the proceeds from the sale of Old Lyme. We intend to repay $20 million of our remaining bank borrowings and the Zurich notes with the net proceeds from this offering. It is our intention to pay for operating lease obligations with cash flows generated from our operating activities.

We believe that our existing cash, funds generated from operations and borrowings available under our credit facilities, together with the proceeds from the sale of Old Lyme and the net proceeds from this offering, will be sufficient to satisfy our financial requirements, including strategic acquisitions, during the next twelve months. We may also raise debt or equity capital in the public or private markets in the future. If we issue additional common shares, your equity interest in us will be diluted.

CONTINGENT OBLIGATIONS

As part of our executive share purchase plan, we guaranteed loans made by a Canadian chartered bank to executives and employees to acquire our common shares. We may be required under certain circumstances to repay up to $5.5 million in loans incurred under the plan. The loans are secured by 669,000 of our common shares, which had a market value of $6.4 million as of December 31, 2001. See "Management--Indebtedness of directors, executive officers and senior officers" for a more detailed discussion of the loans outstanding.

Additionally, in conjunction with our acquisitions of Flanagan and Burnham in 2001, we issued our common shares to the former owners of each brokerage in consideration of the purchase price paid and granted to them the option to require us to repurchase our shares, approximately 2.1 million common shares in total, upon certain triggering events. The estimated financial liability associated with these put options totaled $17.3 million as of December 31, 2001 and is included in long-term debt. See note 8 to our consolidated financial statements and the section entitled "Certain relationships and related party transactions--Put options" for more detail regarding the put options.

We paid for the acquisition of Burnham and Flanagan with a combination of cash and our common shares. The former shareholders of Burnham and Flanagan are also entitled to receive contingent consideration if their respective brokerages meet specified performance targets, based on revenue and operating profit.

FLANAGAN

The following table summarizes the contingent consideration that will be issued to the former shareholders of Flanagan if Flanagan meets certain performance criteria:

---------------------------------------------------------------------------------------
                                             CONTINGENT        CONTINGENT CONSIDERATION
YEAR                                      CONSIDERATION                 TARGET CRITERIA
---------------------------------------------------------------------------------------
2002..................................    38,000 shares        Revenue
2002..................................    38,000 shares        Profitability
2003..................................    88,000 shares        Revenue
2003..................................    37,000 shares        Profitability
---------------------------------------------------------------------------------------

Flanagan met its contingent consideration criteria for 2001. Accordingly, as of December 31, 2001, we have an obligation to issue 50,000 shares in the amount of $478,000. The additional purchase consideration has been recorded in goodwill and share capital as of December 31, 2001.

BURNHAM

The former shareholders of Burnham are entitled to contingent consideration in the event that the acquired Burnham operations meet certain profitability targets for the twelve-month period ended June 30, 2002. The contingent consideration to be issued, if the profitability criteria are met, will be a portion of actual profitability in excess of the target. Any contingent consideration issued by us will be paid 38% in cash, 51% in our restricted shares, and 11% in our unrestricted shares.

OTHERS

An additional $400,000 of contingent consideration, based primarily on revenue targets, may also be issued in connection with acquisitions we made in 2001.

SHAREHOLDERS' EQUITY

Share repurchases. In 2001, no common shares were purchased and cancelled. As of December 31, 2001, 8,000 common shares were reserved in respect of our executive stock purchase plan.

In 2000, we purchased and cancelled 226,000 of our common shares for an aggregate cost of $2.0 million of which $0.6 million was charged to retained earnings. In addition, we reserved 62,000 common shares in respect of our executive stock purchase plan. Of the aggregate cost of $0.8 million, retained earnings was charged with $0.4 million.

Shareholders' equity increased by $23.1 million or 21% to $135.3 million as of December 31, 2001 from $112.2 million as of December 31, 2000. This increase resulted from net earnings of $10.1 million, an increase in the cumulative translation account of $2.6 million and an increase in share capital of $14.1 million primarily related to issuance of our common shares in connection with acquisitions. The increase in shareholders' equity was offset by the payment of dividends of $3.6 million.

Shareholders' equity increased by $6.7 million or 6% to $112.2 million as of December 31, 2000 from $105.5 million as of December 31, 1999. This increase resulted from net earnings of $6.1 million, an increase in the currency translation account of $1.0 million and an increase in share capital of $3.1 million, which was offset by the payment of dividends of $2.5 million and excess over stated value of shares purchased of $1.0 million.

MARKET RISK

INTEREST RATE RISK

We are exposed to interest rate risk in connection with our credit facilities. We have approximately $104.5 million of floating rate bank debt. However, we intend to pay down approximately $41.5 million of such debt with proceeds from the sale of Old Lyme and $20 million of such debt with proceeds from this offering. Accordingly, upon completion of this offering and the application of the proceeds, we will be subject to interest rate risk on $43 million. Each 100 basis point increase in the interest rates charged on the balance of our outstanding floating rate debt after the offering will result in a $0.3 million decrease in our net earnings. We currently do not engage in any derivatives or hedging transactions. However, we are investigating and may enter into an interest rate swap for our outstanding foreign currency debentures.

EXCHANGE RATE SENSITIVITY

We report our revenue in U.S. dollars. Our Canadian Operations earn revenue and incur expenses in Canadian dollars. Given our significant Canadian dollar revenue, we are sensitive to the fluctuations in the value of the Canadian dollar and are therefore exposed to foreign currency exchange risk. Foreign currency exchange risk is the potential for loss in revenue and net income as a result of a decline in the U.S. dollar value of our Canadian dollar revenue due to a decline in the value of the Canadian dollar compared to the U.S. dollar.

The Canadian dollar is subject to volatility and has experienced significant decline in its value compared to the U.S. dollar in recent years. As shown in the table under "Exchange rate information," the value of the Canadian dollar as of December 31, 1999 was $0.6925 compared to $0.6279 as of December 31, 2001, a decline of more than 9%.

The table below summarizes the effect that a $0.01 decline or increase in the value of the Canadian dollar would have had on our revenue and net earnings in prior years.

------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PERCENTAGES)                        2001       2000       1999
------------------------------------------------------------------------------------
Canadian Operations revenue........................    $78,564    $75,236    $52,562
  Percentage of total..............................      51.0%      79.0%      97.2%
Canadian Operations net earnings...................    $ 9,163    $ 6,446    $ 3,969
  Percentage of total..............................      91.6%     100.0%     100.0%
$0.01 change in value of C$ results in change in:
  Revenue..........................................    +/-$785    +/-$752    +/-$ 525
  Net earnings.....................................    +/-  92    +/-  64    +/-  40
------------------------------------------------------------------------------------

The increasing proportion of our revenue derived from our U.S. Operations and earned in U.S. dollars has, in part, offset the potential risk of a decline in the Canadian dollar. We expect that the proportion of revenue earned in U.S. dollars will continue to increase, further mitigating our foreign currency exchange sensitivity. We have not entered into, and do not intend to enter into, foreign currency forward exchange agreements.

GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets arising from acquisitions consist of the following:

------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                                      2001        2000
------------------------------------------------------------------------------------
Customer relationships......................................    $ 21,720    $     --
Non-competition covenants...................................       2,587          --
Trademarks..................................................       1,839          --
Goodwill....................................................     235,670     128,226
Accumulated amortization....................................     (15,637)    (10,482)
                                                                --------------------
  Total.....................................................    $246,179    $117,744
------------------------------------------------------------------------------------

The amounts allocated to customer relationships, non-competition covenants and trademarks are determined by discounting the net cash flow of future commissions adjusted for expected persistency, mortality and associated costs. The balance of the excess purchase price is allocated to goodwill.

Customer relationships are amortized on a straight-line basis over their periods of duration, normally fifteen years. Many factors outside our control determine the persistency of our customer relationships and we cannot be sure that the value we have allocated will ultimately be realized. Non-competition covenants and trademarks are intangible assets that have an indefinite life and accordingly, are not amortized but are evaluated for impairment under the new accounting standards as discussed under "--Effects of new accounting pronouncements." We have historically amortized goodwill primarily over a period of forty years. Under the new accounting standards, goodwill is not amortized and is evaluated annually for impairment.

For the past three years ended December 31, 2001, our amortization has been comprised of the following:

------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                              2001      2000      1999
------------------------------------------------------------------------------------
Customer relationships................................    $  759    $   --    $   --
Non-competition covenants.............................        56        --        --
Goodwill..............................................     4,125     3,260     1,626
                                                          --------------------------
  Total...............................................    $4,940    $3,260    $1,626
------------------------------------------------------------------------------------

We estimate that our amortization charges for 2002 through 2006 for all acquisitions consummated to date will be:

------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                              2002     2003     2004     2005     2006
------------------------------------------------------------------------------------
Customer relationships.................   $1,487   $1,487   $1,487   $1,487   $1,487
Non-competition covenants..............       80       24       --       --       --
                                          ------------------------------------------
  Total................................   $1,567   $1,511   $1,487   $1,487   $1,487
------------------------------------------------------------------------------------

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

In July 2001, we adopted the Canadian Institute of Chartered Accountants (CICA) Accounting Standards Board Handbook Sections 1581, "Business Combinations" and
Section 3062, "Goodwill and Other Intangible Assets" (Section 1581 and Section 3062, respectively) for all business combinations accounted for using the purchase method consummated after that date. These sections harmonize Canadian standards with Financial Accounting Standards Boards Statement of Financial Accounting Standards No. 141 and No. 142 (SFAS No. 141 and SFAS No. 142, respectively). Section 1581 and SFAS No. 141 require that all business combinations be accounted for in accordance with the purchase method of accounting. We have historically used the purchase method to record acquisitions, with the exception of the initial 11 acquisitions in 1998, which was accounted for as a pooling-of-interests. Section 1581 and SFAS No. 141 also expand the definition of intangible assets acquired in a business combination accounted for using the purchase method. As a result, the purchase price allocation of future business combinations may be different than the allocation that would have resulted under the old rules. Business combinations must be accounted for using Section 1581 and SFAS No. 141 beginning on July 1, 2001. Our acquisition of the Burnham, effective July 1, 2001, was accounted for under the provisions of Section 1581 and SFAS No. 141.

In accordance with the above, we completed valuations of our 2001 acquisitions and separately identified definite and indefinite life intangible assets apart from goodwill acquired as a result of our business combinations accounted for using the purchase method.

Prior to 2001, we allocated the entire excess of the purchase price over net assets acquired to goodwill and primarily amortized that amount over a period of 40 years. Accordingly, there were no attempts to value and separately identify other intangible assets apart from goodwill associated with business combinations accounted for using the purchase method prior to 2001. For business combinations with a date of acquisition before July 1, 2001, accounted for by the purchase method, the transitional guidance of CICA Section 1581 and SFAS No. 141 require that the carrying amount of any recognized intangible assets, that meet the recognition criteria in paragraph 1581.48 (SFAS No. 141 paragraph 61), and has been included in an amount reported as goodwill (or as goodwill and intangible assets) should be reclassified and accounted for as an asset, apart from goodwill, upon initial application of CICA Section 3062 and SFAS No. 142 to the entire financial statements.

For acquisitions prior to 2001, we did not separately identify and recognize intangible assets apart from goodwill in our accounting records. Therefore, we intend to continue to report the carrying value of the excess of purchase price over net assets acquired as goodwill for purchase business combinations prior to 2001. We believe that this treatment is in accordance with the transitional provisions of CICA Section 1581 and SFAS No. 141.

In January 2002, we adopted CICA Section 3062 and SFAS No. 142 "Goodwill and Other Intangible Assets" for all business combinations accounted for using the purchase method prior to June 30, 2001. CICA Section 3062 and SFAS No. 142 eliminate the amortization of goodwill, require annual impairment testing of goodwill, and introduces the concept of definite and indefinite life intangible assets. Indefinite life intangible assets, similar to goodwill, will no longer be amortized and will be tested at least annually for impairment. Definite life intangible assets will be amortized over the estimated useful life of the asset. CICA Section 3062 and SFAS No. 142 must be adopted on January 1, 2002.

These new requirements will increase our future net earnings by an amount equal to the amount of goodwill amortization that has been discontinued, offset by any goodwill impairment charges and additional amortization as a result of reclassification of other intangible assets as goodwill. An initial impairment test must be performed as of January 1, 2002. Any resulting impairment charge from this initial test will be reported as a change in accounting principle, and charged to opening retained earnings, net of tax.

Although we have not completed our assessment of the impact of the new impairment testing rules or the reclassification rules, based on current conditions, we do not expect to incur a material transition goodwill impairment charge as of January 1, 2002. We do, however, expect that because goodwill will no longer be amortized and charged to earnings that there will be a significant impact on our consolidated earnings in 2002 when compared to consolidated earnings for prior years. Amortization expense related to goodwill and other intangible assets for the years ended December 31, 2001 was $4.9 million compared to $3.3 million and $1.6 million in 2000 and 1999, respectively.

ACCOUNTING FOR THE DISPOSAL OF LONG-LIVED ASSETS

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No.
144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principal Board Opinion No. 30 "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB No. 30).

SFAS No. 144 generally retains the basic accounting model for the identification and measurement of impairments to long-lived assets to be held, and long-lived assets to be disposed. SFAS No. 144 broadens the definition of "discontinued operations," as previously defined by APB No. 30, but does not allow for the accrual of future operating losses, as was previously permitted under that standard. SFAS No. 144 also addresses several implementation and financial statement presentation issues not previously addressed under U.S. GAAP. SFAS No. 144 excludes from its scope financial accounting and reporting for the impairment of goodwill and other intangible assets.

The transitional guidance of SFAS No. 144 generally permits long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to SFAS No. 144's initial application to continue to be accounted for in accordance with the prior pronouncement applicable for that disposal. As such, our investment in Old Lyme, which is classified as held for disposal at December 31, 2001, will continue to be accounted for in accordance with generally accepted accounting principles applicable at the date that the disposal activities were initiated.

As of the time of this filing, the CICA has not harmonized Canadian GAAP with the provisions of SFAS No. 144. Accordingly, any impact related to the adoption of the provisions of SFAS No. 144 will be treated as a reconciling item between U.S. and Canadian GAAP. However, we do not anticipate that the provisions of SFAS No. 144 will have a material impact on our financial position or results of operations as reported under U.S. GAAP.

                                    INDUSTRY

OVERVIEW

An insurance broker is an intermediary that places and negotiates insurance contracts for an insured. The broker works with the insured to assess its risk, determine the amount and type of coverage it needs, and select insurance providers. An insurance broker does not typically assume underwriting risk.

There are three main sub-sectors of the insurance brokerage industry: (a) retail brokering, (b) wholesale brokering and (c) reinsurance brokering. Retail brokering involves placing insurance on behalf of the insured. The retail broker handles the majority of traditional risk placement services. Wholesale brokering involves placing insurance on behalf of another insurance broker. Reinsurance brokering involves placing reinsurance on behalf of an insurance company or reinsurance company.

Typically, a broker is compensated for its services through commissions, which are calculated and paid as a percentage of the total insurance premium, and through fees for management and consulting services. The insured submits the premium to the broker who then deducts its commission and remits the remaining premium to the insurance company. The broker has the opportunity to earn investment income on premiums held in trust, pending remittance to the insurance company. Premiums are typically held in trust for less than 60 days and are invested in short-term securities. Insurance brokers may also earn fees for other risk management and consulting services that they perform for clients. Volume overrides and contingent commissions can also be negotiated with an insurance company based on the volume, type and profitability of the coverage placed with that insurance company. Payments for volume overrides are received from insurance companies throughout the year while payments for contingent commissions are typically received in the first or second quarter of the subsequent year.

TRENDS AFFECTING THE INSURANCE BROKERAGE INDUSTRY

Correlation with the property and casualty insurance underwriting industry. The insurance brokerage industry is highly sensitive to changes in the property and casualty insurance industry. The property and casualty insurance industry has undergone a substantial restructuring in recent years, including significant consolidation of insurers and until recently significant downward pressure on premiums. In an effort to improve profitability, insurance companies began to take steps to reduce their costs, including their distribution costs. As a result, insurance companies have demanded increased service and efficiency from insurance brokers. For example, brokers are expected to be fully automated in order to provide additional administrative services and to gain efficiencies in processing insurance applications. In addition, many insurers have redesigned the insurer/broker relationship by replacing loyalty with demands for minimum volume levels and requiring that the ratio between the claims paid and the premiums collected be reduced on policies being sold by brokerages. Beginning in 2001, and accelerated by the events of September 11, 2001, insurance premiums have risen. Increased premiums are now pervasive in the marketplace. Insurers have also become more selective in underwriting risks, causing brokers to expend greater resources to place coverages. In some cases, higher premium levels and more selective underwriting have caused brokers to lose clients due to unavailable or non-competitively priced products.

Consolidation. The soft pricing conditions that, until recently, characterized the insurance market for more than a decade resulted in downward pressure on margins in the insurance brokerage industry. Moreover, insurance brokers were only able to achieve a relatively low level of organic growth, typically tracking overall economic growth, because of the maturity of this industry. These two factors resulted in increasing consolidation within the insurance brokerage industry during the 1990s as insurance brokers sought to supplement their organic growth with growth from acquisitions. Some of the larger acquisitions in the 1990s included Marsh & McLennan Companies, Inc.'s purchases of Johnson & Higgins and Sedgwick and Aon Corporation's purchases of Alexander & Alexander and Frank B. Hall. In addition, a number of smaller insurance brokers have employed acquisition strategies, such as Arthur J. Gallagher, Hilb, Rogal and Hamilton, Brown & Brown, Acordia and USI, to develop a regional or national presence.

This period of rapid consolidation has led to the emergence of two dominant participants in the North American insurance brokerage market: Marsh & McLennan and Aon Corporation, each of which primarily serve Fortune 1000 companies and other large companies. In the middle-market, the insurance brokerage industry tends to be fragmented and continues to be dominated by regional insurance brokerages.

Despite consolidation, the insurance brokerage industry still features a large number of small, independent brokers, that often lack sophisticated succession plans. As the principals of small brokerages approach retirement, there is often an opportunity for larger, better capitalized brokers to acquire the smaller brokerages, providing the principals with liquidity for their ownership stake and providing the consolidators with attractive acquisition targets. Consolidators attempt to improve the efficiency of acquired brokerages by providing new technology, centralizing certain key management and administrative functions and providing a greater depth of products and services.

Non-traditional sources of competition. Additional competitive pressures have arisen in the insurance brokerage industry from the entry of new market participants, such as banks, mid-sized accounting firms and insurance companies. In the United States certain banks have implemented aggressive insurance brokerage acquisition strategies in an attempt to augment their non-interest income and to capitalize on existing lending relationships with middle-market customers. Some mid-sized accounting firms have also sought to expand their existing relationships with middle-market customers by acquiring insurance brokerages, although the success of this strategy has generally been limited. Insurance companies also compete with brokers by directly soliciting insureds without the assistance of an independent broker or agent. In addition, both insurers and brokers have turned to the Internet as a direct marketing strategy. Despite these trends we believe that traditional insurance brokers will continue to have a significant role in the placement of larger, more complicated policies and to function as risk managers on behalf of many small to medium-sized clients.

Diversification. Another trend in the insurance brokerage industry is the increasing diversification of products and services offered by larger regional and national brokers. Brokers specializing in commercial lines traditionally have focused on offering one or two niche products targeted to a particular industry. In recent years, larger brokers have added a variety of new products and services in order to meet the increasingly complex risk management needs of their clients and to address the decision by clients to retain more of the risk themselves to better manage premium levels.

Client demands. Clients generally have an increasing level of awareness of their risk management options and are demanding improved coverage and services without commensurate increases in price. Brokers no longer can adopt a uniform strategy to attract and satisfy clients. Clients are more segmented, with certain groups emphasizing price and others emphasizing personal service and efficiencies in the insurance purchasing process. In this new environment, brokers must employ different strategies and offer a broader range of products, services and distribution channels to attract and satisfy different client segments.

RESULTING EFFECTS ON INSURANCE BROKERS

Property and casualty insurers are becoming more selective about the brokers that distribute their products. Brokers must demonstrate to insurers productivity (by meeting minimum volume levels and not exceeding specified loss ratios), efficiency (by having the capability to process insurance applications on behalf of the insurer) and sophistication (by having information technology, aggressive marketing strategies and client retention systems). To meet these high standards, brokers are changing the way they traditionally have operated their businesses by making greater investments in technology, preparing comprehensive business, marketing and succession plans and generally transforming themselves into more sophisticated operations.

Many large brokers have established multiple distribution channels to attract different market segments and to compete on a cost-effective basis with new entrants into the market. In addition, many brokers now offer multiple types of insurance products and services in an effort to provide one-stop shopping.

We believe that smaller brokers may be unable to invest in improving technology or to further broaden their products and services. We also believe that consolidation of the brokerage industry will continue as smaller brokers seek access to the resources of larger partners and their economies of scale.

DIFFERENCES BETWEEN THE U.S. AND CANADIAN MARKETS

The trends in the insurance brokerage industry tend to be similar in the United States and Canada. However, there are a few distinctions. For example:

- premiums generally began to increase in the United States in the early part of 2001, but did not generally begin to increase in Canada until the latter part of 2001;

- provincial governments in Canada provide publicly funded, government-managed health insurance to all residents and some provincial governments have assumed the role of the exclusive provider of primary liability automobile insurance, which they sell through designated independent brokers; and

- the Canadian market for insurance brokerage products and services is much smaller than the U.S. market.

                                    BUSINESS

OVERVIEW

We are a leading North American insurance brokerage providing a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services. We focus primarily on middle-market commercial accounts in the United States and Canada, which we serve through our approximately 1,900 employees in 130 locations, using a variety of retail and wholesale distribution channels. We define the middle-market as those clients that generate annual commissions and fees ranging from $2,500 to $250,000. Since our company was formed in 1998 through the merger of 11 Canadian insurance brokerages, we have acquired an additional 78 brokerages and have established a strong presence in the northeastern and midwestern United States and in the Canadian provinces of Ontario, Quebec and British Columbia. Through a combination of acquiring quality brokerages with proven track records and organic growth, we have grown our revenue from $38.7 million in 1998 to $154.0 million in 2001, representing a compound annual growth rate of 58%. In addition, our EBITDA has increased from $6.2 million in 1998 to $30.7 million in 2001, representing a compound annual growth rate of 70%.

We operate through an organizational structure comprised of our head office, larger regional brokerages that we call "hub" brokerages and smaller brokerages that we call "fold-ins." Our head office coordinates selling and marketing efforts, identifies cross-selling opportunities among our brokerages, negotiates significant contracts with insurers and handles general administrative functions. We have nine hub brokerages, four operating in the United States and five in Canada. Each hub brokerage has a significant market presence in a geographic region of the United States or Canada.

We operate our hub brokerages in a decentralized manner so they may more effectively address their local market conditions. A hub brokerage is responsible not only for the development of its own business, but also the identification of fold-ins that can be acquired by and integrated into the operations of the hub brokerage. This process allows each hub brokerage an opportunity to strengthen its regional market presence by acquiring new or complementary products and services and management talent and improve profit margins through the reduction or elimination of redundant administrative functions, premises and systems. Our structure enables our hub brokerages to more effectively and quickly meet the changing needs of our clients in various markets, while benefiting from the operating efficiencies and leverage of a large brokerage.

OUR PRODUCTS AND SERVICES

We offer commercial and specialized insurance products and services to businesses, personal insurance products and services to individuals and program products to affinity groups and associations. We offer three categories of commercial products and services: property and casualty products, employee benefits and risk management services. We offer two categories of personal products and services: property and casualty products and life, health and financial products and services. Our program products involve the development, in collaboration with insurance companies, of baskets of insurance products for members of affinity groups or associations, such as bar associations, medical associations and other professional groups. Our specialized risk products cover diverse exposures such as environmental, professional liability and directors' and officers' liability.

The chart below lists a selection of our commercial and personal insurance products and services.

                              COMMERCIAL INSURANCE

-----------------------------------------------------------------------------------
PROPERTY AND CASUALTY        EMPLOYEE BENEFITS           RISK MANAGEMENT SERVICES
-----------------------------------------------------------------------------------
- Business property          - Group life and health     - Claims management
- Auto and trucking fleets   - Employment issues         - Risk finance structuring
- Technology                 - Human resources           - Exposure evaluation
- Intellectual property      - Retirement plans          - Coverage analysis
- Natural disaster           - Contract review           - Contract review
- Workers' compensation
- Liability
- Surety bonds
- Business income
- Accounts receivable
- Environmental risks
-----------------------------------------------------------------------------------

                               PERSONAL INSURANCE

--------------------------------------------------------------------------------------------
PROPERTY AND CASUALTY                                  LIFE, HEALTH AND FINANCIAL
--------------------------------------------------------------------------------------------
- Home                                                 - Disability
- Personal property                                    - Life
- Auto and recreational vehicles                       - Investments
- Travel accident and trip cancellation                - Financial planning
--------------------------------------------------------------------------------------------

The mix of products and services we offer in the United States differs from those we offer in Canada. Our product mix in the United States is comprised of more commercial products and services as compared to more personal products and services in Canada. In the United States in 2001, 83.6% of our commission income was generated from the sale of commercial lines and 10.0% from personal lines. In Canada in 2001, 47.1% of our commission income was generated from the sale of commercial lines and 44.5% from personal lines.

STRATEGY

Our primary goals are to further develop our position as a leading North American middle-market insurance brokerage and to generate significant sustained shareholder value. We plan to achieve these objectives by executing the following strategies:

Focus on middle-market commercial accounts. We focus our sales efforts on middle-market companies. We estimate that there are more than 1.2 million middle-market companies in the United States and more than 50,000 middle-market companies in Canada. We believe that the insurance and risk management needs of these companies are underserved because many of the brokers that target them have limited capital resources and lack the breadth of products and services that we are able to offer due to our scale and strong insurer relationships. We primarily target commercial accounts because they generally generate higher profit margins than personal accounts. Commercial accounts also provide us with the opportunity to sell personal insurance products and employee benefits to the employees of those businesses.

Grow organically. We intend to increase profitability per customer and attract new customers by leveraging our existing infrastructure to:

- sell a broad range of products and services through the efficient use of a variety of distribution channels;

- effectively and efficiently identify and target profitable client segments by employing technology to capitalize on our extensive customer databases; and

- maximize cross-selling opportunities among our brokerages.

Grow through selected acquisitions. The introduction of new brokerages through acquisitions is a fundamental component of our strategy. We have acquired an additional 78 brokerages since our formation in 1998. We acquire brokerages to grow our revenue, complement and supplement our existing products and services and add experienced management. In addition, acquisitions of larger brokerages allow us to further expand our hub platform and geographic reach. We believe that we are well positioned to compete for quality brokerages and that our proven success in consolidating brokerages in the past will make us attractive to regional brokerages seeking to join with and share in the resources of a larger North American brokerage.

Standardize procedures to increase operating efficiency and reduce costs. We strive to implement the best operating and sales practices of our brokerages across our company. We provide centralized marketing support to our brokers for many specialized risk programs and group home and auto plans and we are integrating promotional programs across our brokerage offices. Our brokerages share certain systems, such as accounting and payroll, which reduce redundancies and increase operating efficiencies. In addition, we are developing a comprehensive quality control program and a standardized approach to our sales and marketing efforts across our brokerages.

Recruit, train and retain qualified personnel. We are formalizing our recruiting and training program to continue to build and sustain a sales and service team with a wide variety of experience and capabilities. We intend to recruit directly from college campuses and provide graduates with effective training and attractive compensation packages. In addition, we are making a concerted effort to develop a company-wide sales culture by promoting the techniques and results of our most successful producers through regular newsletters, sales meetings, sales tracking, awards, recognition programs and training.

We are implementing a formal internship program designed to groom selected candidates to be successful producers within our company. We anticipate commencing the program in the second half of 2002. Candidates will be selected by our hub brokerages and typically will have a university education or relevant work experience. Participants will spend several weeks learning about the insurance industry, our company, quality standards, products and services and leading sales techniques from our leading producers, members of management, representatives of insurance compa-nies and other members of the industry. Upon completion of the curriculum, successful trainees will be designated for an area of specialization.

COMPETITIVE ADVANTAGES

We believe the following competitive advantages will enable us to achieve our objectives:

Decentralized hub approach. Our decentralized hub approach allows us to react to regional market conditions while still centrally managing the growth and profitability of our business with consistent standards. Our geographic diversity allows us to balance our revenue stream across markets and better insulate us from regional adverse developments. Our hub structure provides us with strong local name recognition and a ready platform, capable of reacting quickly to smaller brokerage acquisition opportunities, and to assimilate fold-ins once acquired.

Broad array of products and services offered through multiple distribution channels. We offer a broad array of products and services, which allows us to maintain and maximize existing client relationships and attract new clients. We offer these insurance products and services through four distribution channels: retail, wholesale property and casualty, wholesale life and financial and call-centers. Our diversity provides us with the flexibility to determine the most appropriate product and service and which distribution channel to employ for particular market segments. We are exploring the implementation of Internet strategies to reach a growing on-line market segment and to reduce costs in processing insurance quotes and applications. See "--Distribution channels" for a more detailed discussion about distribution.

Benefits of scale. Our scale, relative to smaller brokerages, provides insurers with greater incentives to work with us. Enhanced insurer relationships often result in mutual cost savings, increased volume overrides and contingent commissions, favorable commission rates, collaborative marketing arrangements and product design, exclusive distribution rights for certain territories and products, and, in some cases, expanded authority to price and approve insurance policies on behalf of insurance companies, thus eliminating the time and expense required for the broker to solicit numerous price quotes. Our scale also makes us attractive to smaller brokerages as a potential acquiror.

Committed and experienced management. Most of the senior managers of our brokerages have over 20 years of experience in the industry and also have significant shareholdings in our company, typically with transfer restrictions for up to ten years. In addition, designated key employees in each brokerage are rewarded for their contribution to their brokerage's success through a bonus program that recognizes brokerage performance in excess of specified targets.

We believe that these strategies encourage loyalty and align the interests of management of our brokerages with our corporate goals and the interests of our shareholders, combining to create a powerful incentive to maximize financial results. Most of our senior managers have extensive contacts in the insurance brokerage industry, including participation in prominent industry associations, brokerage networks and insurance company broker councils.

OUR OPERATIONS

We were created in November 1998 when 11 Canadian brokerages merged to form Hub. Significant events that have occurred since our formation in the last four years include:

- January 1999--Fairfax purchased 5.4 million common shares of Hub for $35 million cash.

- January 1999--We completed a financing whereby we issued a total of 2,838,080 common shares, on a private placement basis at a price of $8.60 per common share or approximately $24.4 million in the aggregate. Fairfax purchased, through certain of its wholly-owned subsidiaries, 1,185,184 of the common shares.

- February 1999--We completed a public offering in Canada of 865,624 common shares at a price of $8.60 per share for total proceeds of approximately $7.4 million and listed our common shares on the TSE.

- During 1999--We acquired 44 brokerages in Canada and completed our first acquisition in the United States (Mack and Parker, Chicago, Illinois).

- During 2000--We acquired 18 brokerages in Canada and the United States (including McCarthy).

- During 2001--We acquired 16 brokerages in Canada and the United States (including Flanagan, Kaye and Burnham).

Our activities are currently conducted from principal offices located in Chicago, New York, Boston, Toronto, Vancouver and Montreal. The following table lists our nine hub brokerages.

------------------------------------------------------------------------------------------
NAME                              LOCATIONS                                  DATE ACQUIRED
------------------------------------------------------------------------------------------
Burnham                           Battle Creek, Michigan, and other          July 2001
                                  locations in Michigan, Chicago,
                                  Cleveland, Dallas

Kaye                              New York, Rhode Island, Connecticut,       June 2001
                                  California

C.J. McCarthy                     Boston                                     June 2000

Mack and Parker                   Chicago, New York, Baltimore,              October 1999
  (includes Flanagan              Cleveland, Denver
  acquired in June 2001)

TOS Insurance Services            Vancouver, British Columbia                August 1999

Barton Insurance                  British Columbia                           November 1998

The Hub Group (Ontario)           Southern and central Ontario               November 1998

Martin Assurance & Gestion de     Montreal, Quebec                           November 1998
  Risques

Hub Financial                     Toronto, Calgary, Vancouver, Edmonton      November 1998
------------------------------------------------------------------------------------------

ACQUISITION PROCESS

Our senior management is responsible for identifying and negotiating the acquisition of hub brokerages that are strategically suited to our growth strategy. Typically we are familiar with the owners and management of the acquisition target well before we initiate discussions. Most of the hub brokerages we acquire are owner operated. We perform extensive diligence on potential targets and we determine what the budget of the acquired brokerage will be, including payroll and other adjustments, prior to completing the acquisition.

We anticipate that we will selectively acquire more hub brokerages in geographic regions where we currently have a limited presence, most notably the southeastern, southwestern and western United States. There are many more brokerages in the United States that we would consider suitable hub brokerage acquisition candidates than in Canada due to the market size of the United States. Each new hub will be characterized by the following attributes:

- an experienced and talented management team prepared to make a long-term commitment to executing our strategic business plan;

- the ability to identify, acquire and seamlessly integrate smaller brokerages (fold-ins) in its region;

- specialization in certain products or services that may be beneficial to or complement our other brokerages; and

- a demonstrated record of organic growth and profitability, operating at, or capable of achieving in the near term, minimum financial performance targets.

The retention of existing management at the hub brokerages we acquire is important to the successful integration and subsequent operation of acquired brokerages. We encourage existing management to stay with the acquired hub brokerage by using our common shares to pay a large majority of the acquisition price. The shares the owner/management receive are subject to transfer restrictions for up to ten years, with 10% being released from these restrictions on the third, fourth and fifth anniversaries of the acquisition.

DISTRIBUTION CHANNELS

We utilize retail, wholesale and call-center distribution channels, and have the ability to employ these distribution channels for specific market segments. Each brokerage uses a combination of different distribution channels:

- Retail sales and service centers that target middle-market companies provide a broad range of property and casualty insurance, life and health insurance, risk management and financial services from traditional office locations leased by our brokerages in local communities. All of our brokerages utilize this distribution channel;

- Retail call-centers provide sales and services by telephone to individuals or members of employee groups, associations, affinity groups and specific communities. We operate call-centers in Chicago, Toronto, Saint John, New Brunswick and Chilliwack, British Columbia;

- Wholesale life and financial services centers, known as managing general agents, provide life and financial products and expertise to independent agents on a wholesale basis from our locations in Vancouver, Calgary and Toronto; and

- Wholesale property and casualty insurance centers provide products, international risk solutions, captive management programs and specialty lines to independent brokers and corporations in North America and internationally from our locations in New York, Toronto and Vancouver.

In addition, we are a member of the Worldwide Broker Network, a consortium of international brokerages which we can access to service clients resident in the United States and Canada who require insurance internationally.

DECISION-MAKING PROCESS

We have established an executive committee that consists of our senior executive officers and the heads of each of our hub brokerages. The executive committee is comprised of two subcommittees that meet independently of each other, one comprised of U.S. representatives (chaired by Bruce Guthart, our President, U.S. Operations), and the other comprised of Canadian representatives (chaired by Craig Barton, our President, Canadian Operations). The mandate of the sub-committees is to discuss topics of common concern and opportunity for the brokerages of each respective country and to make recommendations to the executive committee and to implement and report to the executive committee regarding initiatives that are undertaken. The executive committee convenes monthly to discuss company-wide strategies and developments.

COMPETITION

The insurance brokerage industry is highly competitive. We face several sources of competition including other brokerages, insurance companies, banks and other financial services companies. Brokerage consolidators have been active in the market over several years. Consolidators, often publicly traded corporations, consolidate small to medium size independent brokerages with a view to strengthening their competitive position and increasing their market share. In addition to direct competition from the insurance companies, new sources of competition are emerging as banks in the United States accelerate their efforts to diversify their financial services to include insurance brokerage services (often through the acquisition of established insurance brokerages) and as the Canadian chartered banks lobby for greater flexibility to create and market insurance products.

We compete for clients in both the United States and in Canada on the basis of reputation, client service, program and product offerings and the ability to tailor our products and risk management services to the specific needs of a client. We believe that we are in a favorable competitive position in most of the meaningful aspects of our business, because of our broad array of products and services, diversity of distribution channels, industry focus and expertise, and management experience. We believe that our most serious competitive threat in the United States will likely come from brokerages such as Arthur J. Gallagher, Brown & Brown and Hilb, Rogal and Hamilton, who pursue an acquisition or consolidation strategy similar to ours. We believe that our primary competitors in Canada are local retail brokers.

GOVERNMENT REGULATION

LICENSES

In every state, province and territory in which we do business, the relevant brokerage is required to be licensed or to have received regulatory approval to conduct business. In addition to licensing requirements, most jurisdictions require individuals who engage in brokerage and certain insurance service activities to be licensed personally.

Our operations depend on the validity of and continued good standing under the licenses and approvals pursuant to which we operate. Licensing laws and regulations vary from jurisdiction to jurisdiction and are always subject to amendment or interpretation by regulatory authorities. Such authorities are generally vested with general discretion as to the grant, renewal and revocation of licenses and approvals.

PRIVACY

The management and dissemination of information is critical to our business. We gather information from our customers to assess and address their insurance needs. We share information both internally, among our employees, and, where appropriate and permitted, between our brokerages, as well as externally, with insurers. We believe we have taken appropriate steps to safeguard our customers' information.

A recent trend in both the United States and Canada has been the introduction of more comprehensive privacy laws designed to protect the privacy of individuals from the undisclosed or non-consensual sharing of sensitive information for commercial purposes. As the gathering and use of information is such an integral component of our business, we must always be alert for changes in the information regulatory environment. For example, in response to the recent effectiveness of the privacy provisions of the Gramm-Leach-Bliley Act, our U.S.-based brokerages have developed or refined written privacy policies that, together with appropriate opt-out elections, have been sent to all of our customers who are resident in the United States.

In Canada, the federal Personal Information Protection and Electronic Documents Act and similar proposed provincial legislation will affect our operations as of January 1, 2004, and possibly sooner. This new legislation will require us to obtain the consent of our customers before their personal information can be collected, used or disclosed. Furthermore, to the extent we share information with federally regulated Canadian organizations or disclose personal information between provinces or internationally for consideration, we are already subject to the federal legislation. We do not believe that these regulatory changes will have any significant effect on our operations.

EMPLOYEES

As of December 31, 2001, we employed 1,932 persons on a full-time basis, 1,544 of whom were employed in sales and customer service and 388 of whom were employed in corporate finance and administration. None of our employees are represented by a labor union and we have never experienced a work stoppage. We believe our relationship with our employees is good.

FACILITIES

We maintain our corporate headquarters at premises that we sublet from Mack and Parker in Chicago, Illinois. This facility, totaling approximately 3,500 square feet, contains corporate, finance, administration, sales and customer support functions. The lease on the premises expires on October 1, 2011. We also lease the following premises:

-------------------------------------------------------------------------------------
                                           SPACE    NUMBER OF    LEASE EXPIRATION OF
FACILITY                           (SQUARE FEET)    LOCATIONS    REGIONAL HEAD OFFICE
-------------------------------------------------------------------------------------
California.......................          7,200        1        September 30, 2007
Connecticut......................         10,400        1        November 30, 2002
Illinois.........................         50,200        4        October 1, 2011
Massachusetts....................         32,800        6        July 1, 2002
Michigan.........................         25,000        8        June 30, 2011
New York.........................         82,600        3        August 31, 2010
Rhode Island.....................          7,500        1        April 30, 2007
Texas............................         15,000        2        September 30, 2006
Alberta..........................         21,800        5        December 31, 2006
British Columbia.................        175,300       68        December 31, 2010
New Brunswick....................          2,200        1        May 31, 2004
Ontario..........................        106,400       24        August 31, 2010
Quebec...........................         62,300        4        August 31, 2010
-------------------------------------------------------------------------------------

Total annual base rent for all of these locations is approximately $7.9 million.

We believe that our facilities are well maintained and in good condition and are adequate for our current needs. We expect that suitable additional space will be available as required.

LEGAL PROCEEDINGS

In the normal course of business, we are involved in various claims and legal proceedings relating to insurance placed by us and other contractual matters. Our management does not believe that any such pending or threatened proceedings will have a material adverse effect on our consolidated financial position or future results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following persons are our executive officers and directors as of December 31, 2001:

--------------------------------------------------------------------------------------------
NAME                                       AGE    POSITION
--------------------------------------------------------------------------------------------
Martin P. Hughes                           53     Chairman, Chief Executive Officer and
                                                  Director
Richard A. Gulliver                        46     President, Chief Operating Officer and
                                                  Director
John Varnell(1)                            45     Vice-Chairman and Director
Bruce D. Guthart                           46     President, U.S. Operations and Director
R. Craig Barton                            48     President, Canadian Operations and
                                                  Director
W. Kirk James                              46     Vice President, Secretary and General
                                                  Counsel
Dennis J. Pauls                            41     Vice President and Chief Financial Officer
Peter L. Scavetta                          41     Vice President, Finance
Jean Martin                                55     Vice President and Director
Anthony F. Griffiths(1)(2)                 71     Director
Paul Murray(1)(2)                          70     Director
Bradley P. Martin(3)                       42     Director
--------------------------------------------------------------------------------------------

(1) Member of audit committee.

(2) Member of compensation committee.

(3) Will stand for election to our board of directors at our annual general meeting in May 2002 and will be appointed to our audit committee and compensation committee.

Martin P. Hughes has served as our Chairman, Chief Executive Officer and a director since December 1999. Mr. Hughes has 28 years of experience in the insurance brokerage industry. In 1973, Mr. Hughes joined Mack and Parker for which he served as Chairman from 1999 to 2001 and as President from 1990 to 1999. Mr. Hughes previously served as Chairman of Assurex International, a worldwide insurance service organization, as director of the Assurex Marketing Group and as a director of the Council of Insurance Agents and Brokers.

Richard A. Gulliver has served as our President and a director since November 1998, and as our Chief Operating Officer from December 1999 to the present and as our Chief Executive Officer from January 1999 to December 1999. Mr. Gulliver has 25 years of marketing, sales and management experience in the insurance brokerage industry. Prior to joining us, Mr. Gulliver served as President of The Hub Group (Ontario) from 1997 to 1998 and of its subsidiary, Gulliver Insurance Brokers Ltd., from 1986 to 1998. In 1995, Mr. Gulliver and others collaborated to form Insurance Network Solutions Inc., a company for which Mr. Gulliver served as President from 1995 to 1997. Mr. Gulliver holds his designation from the Insurance Institute of Canada and is a Canadian Certified Insurance Broker.

John Varnell has served as a director since November 1998 and as our Vice Chairman since December 1999. Prior to December 1999, Mr. Varnell served as our Chairman and until February 1999 as our Chief Financial Officer. Mr. Varnell has been a senior officer of Fairfax since 1986 and was involved in most of Fairfax's acquisitions and investments from then until 2001. Mr. Varnell is a chartered accountant.

Bruce D. Guthart has served as our President, U.S. Operations and a director since August 2001. Prior to joining us, Mr. Guthart held the position of President of Kaye since its formation in 1993. He was appointed Chief Executive Officer of Kaye in 1996 and its Chairman in 1997. Mr. Guthart is a Director of the Council of Insurance Agents and Brokers.

R. Craig Barton has served as our President, Canadian Operations since November 2001, and as a director since November 1998. Mr. Barton has been involved in the insurance brokerage industry for approximately 29 years. He has been the President and Chief Executive Officer of Barton Insurance since 1988.

W. Kirk James has served as our Vice President, Secretary and General Counsel since December 1999. Mr. James has practiced law for 20 years and is a member of the Law Society of Upper Canada (Ontario). Prior to joining us, Mr. James was a corporate lawyer and partner with the law firm McKenzie, Lake, in London, Ontario from 1991 to 1999.

Dennis J. Pauls has served as our Chief Financial Officer and as Vice President since February 1999 and December 1999, respectively. Mr. Pauls served as Chief Financial Officer of The Hub Group (Ontario) and its subsidiary, Gulliver Insurance, from 1991 to 1999, where he participated in planning the initial organization and structure of our company. Mr. Pauls is a chartered accountant.

Peter L. Scavetta, has served as our Vice President, Finance, since December 1, 2001. Prior to that, since September 1992, Mr. Scavetta was Vice President, Finance of Kaye. Mr. Scavetta has been a certified public accountant since 1985 and is a member of the American Institute of Certified Public Accountants. Prior to joining Kaye, Mr. Scavetta held positions in both the audit and tax departments at Coopers & Lybrand, Certified Public Accountants.

Jean Martin has been our Vice President and a director since November 1998. Mr. Martin has been involved in the insurance brokerage industry for approximately 30 years. He has served as President of Martin Assurance (and its predecessor companies) for the past 20 years.

Anthony F. Griffiths has served as a director since December 1998. He is currently an independent business consultant and corporate director. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987 and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. He is currently a director of various operating subsidiaries of Fairfax and of Alliance Atlantis Communications Inc., Leitch Technology Corporation, QLT Inc. and Russel Metals Inc.

Paul Murray has served as a director since January 1999. He has been President of Pinesmoke Investments Ltd. of Toronto, Ontario, since 1985. From 1990 to 1998 Mr. Murray served as President, Secretary and Treasurer of Lockwood Manufacturing Inc. of Brantford, Ontario. Mr. Murray is a chartered accountant.

Bradley P. Martin will stand for election to our board of directors at our annual general meeting in May 2002. He has served as a Vice President of Fairfax since June 1998. Prior to that, Mr. Martin had been a partner at the law firm of Torys LLP in Toronto, Ontario since 1995.

BOARD COMMITTEES

Our board of directors has an audit committee, a compensation committee and an executive committee.

AUDIT COMMITTEE

Our board of directors has established an audit committee to be comprised of three independent directors. The audit committee's primary responsibilities include:

- engaging independent accountants;

- approving independent audit fees;

- reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto;

- reviewing our system of controls and policies, including those covering conflicts of interest and business ethics;

- evaluating reports of actual or threatened litigation;

- considering significant changes in accounting practices; and

- examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts.

Our audit committee is currently comprised of Anthony F. Griffiths, Paul Murray and John Varnell. We intend to appoint Bradley P. Martin to our audit committee after he is elected to our board of directors at our next annual general meeting.

COMPENSATION COMMITTEE

Our board of directors has established a compensation committee to be comprised of three independent directors. The compensation committee's primary responsibilities include reviewing and making recommendations to our board of directors regarding our restricted share plan, share purchase plans and compensation to our officers. The compensation committee also establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee is currently comprised of Anthony F. Griffiths and Paul Murray. We intend to appoint Bradley P. Martin to our compensation committee after he is elected to our board of directors at our next annual general meeting.

EXECUTIVE COMMITTEE

We also have an executive committee, appointed by our board of directors, comprised of certain of our senior executive officers identified in the table under the heading "--Executive officers and directors" as well as the following, each of whom are the heads of hub brokerages: Charles C. Burnham (Burnham), Nelson Tilander (Hub Ontario), Edward Mack (Mack and Parker), Joseph P. Flanagan (Mack and Parker),

Cornelius J. McCarthy (McCarthy) and Larry Lineker (TOS). The executive committee meets on a monthly basis and assists management in assessing, developing and exploiting company-wide brokerage opportunities and initiatives. See "Business--Our operations--Decision making process" for a more detailed description of the executive committee.

DIRECTOR COMPENSATION

Directors other than directors who are officers of Hub or of any of Hub's subsidiaries ("outside directors") are paid an annual retainer of approximately $3,100 for their services. Additional amounts may be paid to outside directors for special assignments. In 2001 three outside directors were entitled to receive an aggregate of $9,300 pursuant to these arrangements. Directors other than outside directors are not compensated for their services. Directors are reimbursed for travel and other out-of-pocket expenses incurred in attending board or committee meetings or in otherwise being engaged on Hub's business.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for our Chief Executive Officer and our five other most highly compensated executive officers, referred to as our named executive officers, during the year ended December 31, 2001.

---------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION
                                   -------------------------------------                        LONG-TERM
NAME AND PRINCIPAL                                          OTHER ANNUAL         ALL OTHER   COMPENSATION
POSITION                     YEAR    SALARY      BONUS   COMPENSATION(1)   COMPENSATION(2)         AWARDS
---------------------------------------------------------------------------------------------------------
Martin P. Hughes...........  2001  $350,000   $350,000       $45,989           $    --              --
Chairman and Chief
Executive Officer
Richard A. Gulliver........  2001   250,000    250,000        42,635                --              --
President and Chief
Operating Officer
Bruce D. Guthart(3)........  2001   250,000    296,000        13,700             2,550              --
President, U.S. Operations
R. Craig Barton(4).........  2001   258,715    538,452        39,097             4,366              --
President, Canadian
Operations
Dennis J. Pauls............  2001   200,000    100,000        14,272                --              --
Vice President and Chief
Financial Officer
W. Kirk James..............  2001   200,000    100,000        17,764                --              --
Vice President, Secretary
and General Counsel
---------------------------------------------------------------------------------------------------------

(1) The amounts quoted in this column includes the taxable benefits represented by automobile allowances, memberships, participation in group medical and life insurance plans, relocation expenses, an interest free loan to R.C. Barton Ltd. (now repaid in full) and interest or deemed interest with respect to 10 year interest free loans granted in connection with our executive share purchase plan described under "Executive share purchase plan" and "Indebtedness of directors, executive officers and senior officers." The shares issued under the plan vest at 10% per year while the participant remains employed by us. Until the principal of the loan has been repaid, these shares continue to be held as collateral for the outstanding loan. We have agreed to forgive the $0.5 million and $0.4 million loans made by us to each of Mr. Hughes and Mr. Gulliver, respectively, after each has been continuously employed by us for ten years from the original date of the respective loan. When we implement our restricted share plan, Mr. Hughes and Mr. James will no longer participate in our executive share purchase plan.

(2) The amounts quoted in this column include our contribution to Mr. Guthart's 401(k) plan and a contribution to the Barton Insurance retirement plans on behalf of Mr. Barton.

(3) Employed and paid by Hub's subsidiary, Kaye (which was acquired by us effective June 2001) for six months in 2001.

(4) Salary and Bonus until December 31, 2001 were paid in the form of fees to Librico Properties Ltd., a corporation controlled by R. Craig Barton, by Hub's subsidiary, Barton Insurance. Pursuant to the employment agreement we entered into with Mr. Barton on January 1, 2002, salary and bonus will now be paid by Barton Insurance directly to Mr. Barton.

MANAGEMENT AND EMPLOYMENT CONTRACTS

We have entered into employment agreements with Martin Hughes, our Chairman and Chief Executive Officer, Richard Gulliver, our President and Chief Operating Officer, Dennis J. Pauls, our Vice President and Chief Financial Officer, and W. Kirk James, our Vice President, Secretary and General Counsel. The agreements provide Mr. Hughes, Mr. Gulliver, Mr. Pauls and Mr. James with an annual salary of $350,000, $300,000, $200,000 and $200,000, respectively, participation in our
401(k) plan, in which we provide a matching contribution of 60% of the participant's contribution, up to a maximum of three percent of the participant's salary, and an annual bonus of up to $350,000, $200,000, $100,000 and $100,000, respectively, to be declared at the discretion of our compensation committee. Our compensation committee determines the amount of the annual bonuses of Mr. Hughes, Mr. Gulliver, Mr. Pauls and Mr. James taking into consideration not only individual performance, but also our performance as a company relative to our growth and profitability targets for the applicable year. Under our agreement with Mr. Hughes, he is provided with use of a company car. Under our respective agreements with Mr. Gulliver, Mr. Pauls and Mr. James, each is provided with a car allowance. In the event of termination of Mr. Hughes, Mr. Gulliver, Mr. Pauls or Mr. James by us without cause, or by Mr. Hughes, Mr. Gulliver, Mr. Pauls or Mr. James for good reason (including any significant alteration in the nature of his duties), each is entitled to payment of an amount equal to one year's salary plus a ratable portion of an amount equal to his bonus for the prior year. Each of Mr. Hughes, Mr. Gulliver, Mr. Pauls and Mr. James is obligated not to compete with us through employment or other arrangements with any insurance brokerage in the United States or Canada (except in the case of termination by us without cause or by him for good reason) or to solicit any of our clients or employees for a period of two years following the cessation of his employment.

Our agreements with Mr. Hughes, Mr. Gulliver, Mr. Pauls and Mr. James provide that once we implement our restricted share plan each will be awarded 44,130 shares, 35,817 shares, 25,000 shares and 30,000 shares, respectively, under the plan. The shares will be awarded without payment of any cash consideration and to be free from transfer restrictions, other than securities laws restrictions, as to 50% after five years and the balance after 10 years of employment.

Our hub brokerage, Kaye, has entered into an employment agreement with Bruce Guthart, our President, U.S. Operations, as President and Chief Executive Officer of Kaye. Under the agreement, Mr. Guthart is entitled to an annual salary of $500,000, a car allowance, participation in our 401(k) plan and an annual bonus representing 50% of the aggregate of any bonuses earned by senior management under Kaye's management bonus agreement. In the event of termination by us without cause, or by Mr. Guthart for good reason (including significant alteration in the nature of his duties), Mr. Guthart is entitled to payment of an amount equal to one year's salary plus a ratable portion of his share of Kaye's management bonus for the year. Mr. Guthart is obligated not to compete with us through employment or other arrangements with any insurance brokerage in the United States (except in the case of termination by us without cause or by him for good reason) or to solicit any of our clients or employees for a period of two years following the cessation of his employment. In connection with the acquisition of Kaye, we agreed to award Mr. Guthart 88,261 restricted shares when we implement our restricted share plan, to be issued without payment of any cash consideration and to be free from transfer restrictions, other than securities laws restrictions, as to 50% after five years and the balance after 10 years of employment.

Our hub brokerage, Barton Insurance, has entered into an employment contract with Craig Barton, our President, Canadian Operations, as President and Chief Executive Officer of Barton. Under the agreement, Mr. Barton is entitled to an annual salary of C$400,000, and an annual bonus representing his share, as determined by him, of the aggregate of any bonuses earned by senior management under Barton's management bonus agreement. In the event of termination by us without cause, Mr. Barton is entitled to payment of an amount equal to one year's salary plus a ratable portion of his share of Barton's management bonus for the year. Mr. Barton is obligated not to compete in any insurance brokerage in the Province of British Columbia (except in the case of termination by us without cause) or to solicit any of our clients or employees for a period of two years following the cessation of his employment.

Each member of senior management of our brokerages is subject to an employment agreement that sets out the terms of his or her employment. These agreements typically include non-competition covenants, which continue for two years following the cessation of employment, except in the case of termination by us without cause, and generally provide for a payment equal to one year's salary in the event they are terminated without cause. Members of senior management of our brokerages also may be entitled to bonuses pursuant to the management bonus agreement for the respective brokerage if operating targets are achieved.

We believe that the compensation we provide to our senior management is commensurate with that provided to senior management of similar sized insurance brokerages.

EXECUTIVE SHARE PURCHASE PLAN

We have an executive share purchase plan under which we may from time to time grant or guarantee loans to our designated employees, officers and service providers to purchase common shares. Our board of directors determines who may participate in the plan. Participation in the plan is entirely voluntary. A loan advanced or arranged under the plan is repayable by the participant ten years from the date of the loan. We pay interest on behalf of the employee. A participant's entitlement to shares allocated under the plan vests at the rate of 10% per year while employed. All shares purchased pursuant to the plan are held as security for the outstanding loans of the participant. Common shares purchased under the plan may be purchased from treasury at market values or in the open market without any discount from fair market value. The maximum number of shares authorized for issuance from treasury under such plan is 1,000,000. There is no limit on the number of shares, which may be purchased in the open market under the plan. The plan is administered by Computershare Trust Company of Canada. We have arranged and made loans under the plan. See "--Indebtedness of directors, executive officers and senior officers."

EMPLOYEE SHARE PURCHASE PLAN

We have an employee share purchase plan under which our employees and service providers who have completed three months of continuous service may purchase our common shares by contributing to the plan up to a maximum of 10% of his or her annual compensation. We do not make any loan or other contribution in respect of such purchase. Participation in the plan is entirely voluntary and transfers of shares acquired under this plan are not restricted by the terms of the plan. Common shares purchased under the plan are to be made by the trustee of the plan either from treasury at market values or in the open market without any discount from fair market value. The maximum number of shares authorized for issuance from treasury under such plan is 1,000,000. There is no limit on the number of shares which may be purchased in the open market under the plan. The plan is administered by Computershare Trust Company of Canada.

401(K) PLAN

We have established a 401(k) retirement savings plan that is intended to qualify as a profit-sharing plan under Internal Revenue Code Section 401(a), and includes a cash or deferred arrangement that is intended to qualify under Code
Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. The plan was effective as of January 1, 2002 and merged the 401(k) plan and related assets previously administered by each of Mack and Parker, McCarthy, Kaye and Flanagan. We make matching contributions for active participants equal to 60% of their permitted contributions, up to a maximum of three percent of the participant's salary. One-third of our contribution will be used by the trustee that administers the plan to fund the purchase of our common shares on the open market.

EQUITY-BASED AND OTHER COMPENSATION PLANS

We intend to adopt plans that provide for awards of restricted shares and options to purchase our common shares, and a long-term incentive compensation plan prior to the completion of this offering. The terms of these proposed plans have not been finalized.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

The aggregate outstanding indebtedness represented by loans made under our executive share purchase plan to our current and former officers, directors and employees as at December 31, 2001 was $5,542,341 and $2,141,823 to a Canadian chartered bank and our company, respectively. We pay the interest on the loans provided by the bank, calculated at rates ranging from prime plus one-half percent to prime plus one-and-a-half percent per annum. We have guaranteed the loans provided by the bank and may, under certain circumstances, be obligated to purchase the loans from the bank.

The following table summarizes indebtedness of certain officers and directors represented by loans made under our executive share purchase plan:

------------------------------------------------------------------------------------------
                        LARGEST AMOUNT                          FINANCIALLY
                           OUTSTANDING         AMOUNT   ASSISTED SECURITIES
                         DURING FISCAL    OUTSTANDING      PURCHASED DURING         SHARES
                            YEAR ENDED          AS OF     FISCAL YEAR ENDED        HELD AS
NAME AND PRINCIPAL        DECEMBER 31,   DECEMBER 31,          DECEMBER 31,   SECURITY FOR
POSITION                          2001           2001                  2001   INDEBTEDNESS
------------------------------------------------------------------------------------------
Martin P. Hughes(1)...        $463,177       $463,177                    --         36,883
Chairman and Chief
Executive Officer
Richard A. Gulliver...         397,147        397,147                    --         52,444
President and Chief
Operating Officer
R. Craig Barton.......         545,877        545,877                    --         86,937
President, Canadian
Operations
W. Kirk James(1)......         125,580        125,580                    --         11,765
Vice President,
Secretary and General
Counsel
Jean Martin...........          52,445         52,445                    --          6,187
Vice President
------------------------------------------------------------------------------------------

(1) When we implement our restricted share plan, Mr. Hughes and Mr. James will no longer participate in our executive share purchase plan.

The aggregate indebtedness of our directors, executive officers and senior officers, other than under our executive share purchase plan is $50,801 as at December 31, 2001, and is summarized in the following table:

-----------------------------------------------------------------------------------------
                                   LARGEST AMOUNT                                  AMOUNT
                               OUTSTANDING DURING              AMOUNT      OUTSTANDING AS
                                FISCAL YEAR ENDED   OUTSTANDING AS OF                  OF
NAME AND PRINCIPAL POSITION     DECEMBER 31, 2001   DECEMBER 31, 2001      MARCH 15, 2002
-----------------------------------------------------------------------------------------
R. Craig Barton(1)...........             $22,187             $18,684                  --
President, Canadian
Operations
W. Kirk James(2).............              37,674              32,117                  --
Vice President, Secretary and
General Counsel
-----------------------------------------------------------------------------------------

(1) A non-interest bearing loan made by our subsidiary Barton Insurance to R.C. Barton Ltd., a corporation controlled by Mr. Barton, to facilitate the acquisition of shares in the capital of Barton Insurance.

(2) A non-interest bearing loan made by us to Mr. James to facilitate the relocation of his principal residence from Toronto, Ontario to Chicago, Illinois.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

BUSINESS RELATIONSHIPS

RELATIONSHIPS WITH INSURANCE COMPANIES OWNED BY FAIRFAX

Most of the founding 11 brokerages have generated a significant portion of their revenue from the sale of insurance policies issued by Lombard Canada Ltd., a property and casualty insurer which is a wholly-owned subsidiary of Fairfax.

Certain of the founding 11 brokerages and their principals have in the past received financial support from Lombard in accordance with standard practice between insurance companies and their significant brokers. Such financial support was primarily in the form of loans and equity investments negotiated at arms length between the parties. Certain of the former shareholders of the founding 11 brokerages who are officers or employees of the founding 11 brokerages or Hub or associates of such individuals remain indebted to Lombard in an aggregate amount of approximately C$5.2 million.

We also had transactions with and recorded commission income from the following Fairfax insurance companies which represented approximately 4.9%, 8.6% and 12.1% of our total revenue in 2001, 2000 and 1999, respectively.

----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                                  2001      2000      1999
----------------------------------------------------------------------------------------
Lombard General Insurance Company of Canada.................  $6,123    $7,527    $6,077
Commonwealth Insurance Company..............................     374       351       353
Federated Insurance Company of Canada.......................      28        10         1
Markel Insurance Company of Canada..........................      88        72        61
Crum & Forster Insurance....................................     745       291        67
TIG Specialty Insurance.....................................     150        --        --
                                                              --------------------------
                                                              $7,508    $8,251    $6,559
----------------------------------------------------------------------------------------

As of December 31, 2001, we had accounts receivable and accounts payable balances with the Fairfax insurance companies in the amounts of $0.3 million and $6.8 million, respectively. All revenue and related accounts receivable and accounts payable are the result of transactions in the normal course of business and were transacted at fair market value.

As part of our acquisition of Kaye, we acquired Old Lyme but have since entered into an agreement to sell Old Lyme to a subsidiary of Fairfax, at a purchase price equivalent to its U.S. GAAP book value as of December 31, 2001 of approximately $42.8 million.

In connection with the sale of Old Lyme, we entered into three agreements with Old Lyme under which some of our subsidiaries will continue to provide services that they had previously provided to Old Lyme. As a result of our sale of Old Lyme the amount of our revenue generated from transactions with insurance companies owned by Fairfax will increase in 2002.

Claims settlement agreement. We will provide claims settlement and administration services to Old Lyme. Such services will include analysis, investigation, adjustment, settlement and denial of claims. Compensation will be based on a schedule.

Underwriting agreement. Two of our subsidiaries will provide underwriting-related services to Old Lyme, including, but not limited to, receiving and reviewing applications submitted by producing brokers and determining the premium to be charged. We will be compensated on a commission basis and will also be eligible to receive a contingent commission equal to a percentage of Old Lyme's underwriting profit generated from new business we place. Although, we will not incur underwriting risk, under the agreement Old Lyme will be entitled to offset a percentage of underwriting losses resulting from new business we place against our future contingent commissions.

Administration agreement. We will provide certain administrative services to Old Lyme, including actuarial, audit, executive, legal, personnel, accounting and other financial services. In addition, we will also provide office space and office equipment. Compensation will be based on the actual cost we incur to provide the services.

FAIRFAX INSURANCE COVERAGE

Fairfax has purchased an insurance policy from Lloyd's of London and various other insurance companies covering comprehensive crime insurance, insurance companies professional liability insurance, directors' and officers' liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance. Fairfax's coverage under the policy is subject to an overall aggregate limit of $250 million combined during the policy period which runs from May 31, 2000 to May 31, 2003, subject to various single loss limits, deductibles, retentions, and other exclusions, adjustments and limitations. The comprehensive crime insurance portion of the policy covers specified losses sustained by Fairfax and certain entities in which more than 50% of the outstanding voting shares are owned directly or indirectly by Fairfax, and other entities in which Fairfax maintains an ownership interest, including us. The professional liability insurance, directors' and officers' liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance portion of the policy cover specified losses sustained by the companies and their officers and directors in respect of claims made during the policy period. Coverage includes directors and officers and company liability coverage, employment practices coverage, fiduciary liability coverage, and errors and omissions coverage. Our share of the premiums for this policy for the year ended December 31, 2001 was $350,000.

RELATIONSHIPS WITH SENIOR OFFICERS AND DIRECTORS

When we acquire a brokerage we only purchase the brokerage operations and not other assets such as a building from which a brokerage operates. In circumstances where the former principal of an acquired brokerage owns the office space, we frequently enter into an agreement to lease the premises from the former principal at fair market value. R. Craig Barton, President of our Canadian Operations and President of Barton Insurance, leases four premises to us through a company he controls. The following table lists the annual base rent and expiry date of each lease.

---------------------------------------------------------------------------------
ANNUAL BASE RENT                                                      EXPIRY DATE
---------------------------------------------------------------------------------
C$138,000...................................................    December 31, 2010
C$59,400....................................................    November 30, 2008
C$21,450....................................................    November 30, 2008
C$285,524...................................................    December 31, 2007
---------------------------------------------------------------------------------

In addition, we lease one of our locations from Mr. Barton's brother, at an annual rent of C$45,320. This lease expires on November 30, 2008. Under the terms of the leases, after five years the annual base rent will increase by 20%. We believe that each of these leases represents the fair market value of the associated premises.

PUT OPTIONS

In conjunction with our acquisition of Flanagan and Burnham in 2001, we granted to the former owners of the brokerages the right to require us to repurchase our shares issued in consideration of the purchase price of the respective brokerage, in accordance with the schedule set out below, if the trading price of our shares is below C$17.00 per share at these specified exercise dates.

FLANAGAN

--------------------------------------------------------------------------------
EXERCISE DATE                                                   NUMBER OF SHARES
--------------------------------------------------------------------------------
June 18, 2006...............................................  340,000     (50.0%)
June 18, 2007...............................................   68,000     (10.0%)
June 18, 2011...............................................  272,000     (40.0%)
                                                              ------------------
  Total.....................................................  680,000    (100.0%)
--------------------------------------------------------------------------------

BURNHAM

----------------------------------------------------------------------------------
EXERCISE DATE                                                     NUMBER OF SHARES
----------------------------------------------------------------------------------
July 1, 2006................................................    873,062     (61.4%)
July 1, 2011................................................    549,772     (38.6%)
                                                              --------------------
  Total.....................................................  1,422,834    (100.0%)
----------------------------------------------------------------------------------

In the event of special circumstances, such as attaining age 60, death, disability or dismissal without cause, the put options are exercisable relative to all of the shares held by the respective individuals. In addition, the put options are effective with respect to any shares that such individuals may receive as contingent consideration in connection with the Flanagan acquisition and the Burnham acquisition (estimated at about an aggregate maximum of 420,000 shares). See "Management's discussion and analysis of financial conditions and results of operations--Contingent obligations."

In the event that any put options are exercised, we have the option to require the Flanagan and Burnham shareholders to sell their shares on the open market. We would then be required to make a payment to the selling shareholders equal to the difference between the sale price of the shares being sold and C$17.00 per share.

                             PRINCIPAL SHAREHOLDERS

The following tables sets forth information with respect to the beneficial ownership of our issued share capital, comprised solely of common shares, as of December 31, 2001 and as adjusted to reflect our sale of common shares in this offering by:

- all those known by us to be beneficial owners of more than five percent of the outstanding common shares;

- our top five most highly compensated named executive officers;

- each of our directors; and

- all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons names on this table have sole voting and investment control with respect to all shares beneficially owned.

--------------------------------------------------------------------------------------
                                                COMMON SHARES            COMMON SHARES
                                           BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                        PRIOR TO THE OFFERING       AFTER THE OFFERING
                                        ---------------------    ---------------------
NAME OF BENEFICIAL OWNER                    AMOUNT    PERCENT        AMOUNT    PERCENT
--------------------------------------------------------------------------------------
Fairfax Financial Holdings
  Limited(1)..........................  11,232,870      45.1%    11,232,870
Zurich Insurance Company(2)...........   2,500,000      10.4%     2,500,000
R. Craig Barton(3)....................     598,666       2.8%       598,666
Martin P. Hughes(4)...................     489,048       2.3%       489,048
Bruce D. Guthart(5)...................     439,526       2.0%       439,526
Richard A. Gulliver(6)................     321,844       1.5%       321,844
Jean Martin(7)........................     226,345       1.0%       226,345
Dennis J. Pauls(8)....................      29,323          *        29,323
W. Kirk James(9)......................      12,015          *        12,015
Paul Murray...........................       2,000          *         2,000
Anthony F. Griffiths..................          --         --            --
John Varnell..........................          --         --            --
Bradley P. Martin(10).................          --         --            --
                                        ----------------------------------------------
Executive officers and directors as a
  group...............................   2,118,767       9.8%     2,118,767
  Total...............................  15,851,637      57.9%    15,851,637
--------------------------------------------------------------------------------------

* Indicates less than 1%.

(1) Includes 3,278,904 shares issuable upon the conversion of the Fairfax notes and 638,273 shares subject to escrow releasable as to 70,920 shares on each of November 30, 2002 and 2003 and 496,433 shares on November 30, 2008. The Sixty Two Investment Company Limited, a company controlled by V. Prem Watsa, owns subordinate and multiple voting shares representing 55.8% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 56.3% of the total votes attached to all classes of Fairfax's shares.

(2) Represents the shares that are issuable upon the conversion of the Zurich notes. Zurich has agreed to allow us to redeem the Zurich notes at our option and without penalty until June 30, 2002. Zurich has also agreed not to convert the Zurich notes until after June 30, 2002.

(3) Includes 86,937 shares allocated under our executive share purchase plan of which 69,550 are not vested and which vest as to 10% of the allocated amount per year while employed and includes 356,183 shares subject to escrow restrictions, which release 62,854 shares on each of November 30, 2002 and 2004, 46,096 shares on each of November 30, 2003, 2005, 2006 and 2007 and 46,091 shares on November 30, 2008.

(4) Includes 36,883 shares allocated under our executive share purchase plan of which 33,195 are not vested and which vest as to 10% of the allocated amount per year while employed and includes 452,165 shares subject to escrow restrictions, which release 45,217 shares on each of October 27, 2002, 2003 and 2004 and 316,514 shares on September 8, 2008.

(5) Represents 439,526 shares subject to escrow restrictions, which release 43,953 shares on each of June 30, 2004, 2005 and 2006 and 307,667 shares on June 30, 2011.

(6) Includes 52,444 shares allocated under our executive share purchase plan of which 41,955 are not vested and which vest as to 10% of the allocated amount per year while employed and includes 242,460 shares subject to escrow restrictions, which release 26,940 shares on each of November 30, 2002 and 2003 and 188,580 shares on November 30, 2008.

(7) Includes 6,187 shares allocated under our executive share purchase plan of which 4,950 are not vested and which vest as to 10% of the allocated amount per year while employed and includes 198,142 shares subject to escrow restrictions, which release 22,016 shares on each of November 30, 2002 and 2003 and 154,110 shares on December 6, 2006.

(8) Includes 26,091 shares subject to escrow restrictions, which release 3,232 shares on November 30, 2002, 2,804 shares on November 30, 2003, 428 shares on November 30, 2004 and 19,627 shares on November 30, 2008.

(9) Represents shares allocated under our executive share purchase plan of which 10,588 are not vested and which vest as to 10% of the allocated amount per year while employed.

(10) Will stand for election to our board of directors at our annual general meeting in May 2002.

                          DESCRIPTION OF SHARE CAPITAL

Our authorized capital consists of an unlimited number of preference shares, issuable in series, and an unlimited number of common shares. After giving
effect to the offering, no preference shares and           common shares will be
issued and outstanding.

The following is a summary of the material provisions of the share capital of Hub.

COMMON SHARES

The holders of our common shares are entitled to one vote per share at meetings of our shareholders other than those meetings where only the holders of the preference shares as a class or the holders of one or more series of the preference shares are entitled to vote. The holders of common shares will be entitled to such dividends as may be declared by the directors out of funds legally available therefore, subject to the preferential rights of the preference shares. In the event of our liquidation, dissolution or winding-up, the holders of our common shares will be entitled to receive all of the our assets remaining after the payment of all of our liabilities, subject to the preferential right of the preference shares or any other shares which may rank prior to the common shares.

PREFERENCE SHARES

Preference shares may be issued at any time and from time to time in one or more series, each series comprising the number of shares, and having the designation, rights, privileges, restrictions and conditions, which our board of directors determines by resolution. Our preference shares rank prior to our common shares with respect to the payment of dividends and distribution of assets in the event of our liquidation, dissolution or winding-up. Except as required by law or where the rights privileges, restrictions and conditions attaching to a series of preference shares provide for voting rights for the holders of that series of preference shares, the holders of the preference shares as a class are not entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our by-laws provide that we will indemnify our current and former directors and officers to the fullest extent permitted by Ontario law. The by-laws also provide that we will purchase and maintain insurance for the benefit of our directors and officers to the extent permitted by Ontario law. We believe that the provisions in our by-laws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

If our shareholders sell substantial amounts of common shares in the public market following this offering, the market price of our common shares could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we consider appropriate.

Upon completion of this offering, we will have outstanding an aggregate of common shares. All of the common shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these common shares are purchased by our affiliates, or persons who directly or indirectly control, are controlled by or are under common control with us. Common shares held by affiliates generally may be sold only in compliance with the limitations of Rule 144 of the Securities Act
described below. Upon completion of this offering,           of our outstanding
shares will be restricted securities and           shares will be eligible for
sale in the public market at various times after    days from the date of this
prospectus.

LOCK-UP AGREEMENTS

All of our officers, directors and certain of our shareholders have signed lock-up agreements with the underwriters under which they agreed, subject to certain limitations, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, (or enter into any swap or other agreement that transfers, in whole or part, any of the economic consequences of ownership of), any shares of our common shares, or any securities convertible into or exercisable or exchangeable for our common shares (including, common shares which may be deemed to beneficially owned by them in accordance with the rules, of the SEC) for a period of 180 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the number of our common shares then outstanding, which will equal
approximately           shares immediately after this offering; or

- the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases our common shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144.

RESTRICTED SHARE PURCHASE PLAN

Shortly after this offering, we intend to file a registration statement on Form S-8 covering the common shares reserved for issuance under our plans that will provide for awards of units representing our restricted shares and options to purchase or common shares. The shares covered by the Form S-8 registration statement will be freely tradeable, subject to volume restrictions applicable to affiliates.

                       CERTAIN UNITED STATES AND CANADIAN
                       FEDERAL INCOME TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of the purchase, ownership and disposition of the common shares, subject to the limitations provided herein. This section assumes that you will hold your common shares as capital assets for United States federal income tax purposes. This section does not discuss special rules that may apply to you if you are a member of a class of holders subject to special rules, including if you are:

- a bank;

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a tax-exempt organization;

- a life insurance company;

- a person liable for alternative minimum tax;

- a person that actually or constructively owns 10% or more of our voting shares;

- a person that holds common shares as part of a straddle, hedging or conversion transaction; or

- a person whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

For purposes of this discussion, you are a U.S. holder if you are a beneficial owner of common shares and you are:

- a citizen or resident of the United States;

- a corporation, partnership or other entity organized under the laws of the United States or any state thereof;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust (a) if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has elected to be treated as a United States person under applicable Treasury regulations.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of common shares in your particular circumstances.

TAXATION OF DIVIDENDS

U.S. holders. Subject to the passive foreign investment company rules discussed below, if you are a U.S. holder, you must include in your gross income as ordinary income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). You must include the dividend in income when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of the Canadian dollar payments made, determined at the Canadian dollar to U.S. dollar "spot rate" on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. This income or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of our current and accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the common shares and thereafter as capital gain. We do not maintain calculations of earnings and profits (as determined for United States federal income tax purposes).

For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Internal Revenue Service has the authority to determine the "spot rate."

A portion of dividends paid by us, as a foreign corporation which is engaged in a U.S. trade or business, will be treated as domestic source income because 25% or more of our worldwide gross income over a three-year testing period (ending with the close of the our taxable year immediately preceding the declaration of a dividend) is effectively connected with our U.S. business or is treated as effectively connected. The dividends will be U.S. source income to the extent our gross income for the testing period is effectively connected income, or treated as such, in relation to our gross income from all sources for such period. The remainder of the dividends from the common shares will be classified as foreign source income. The foreign source income generally will be "passive income" or "financial services income" which will be treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the U.S. foreign tax credit rules to your particular situation.

TAXATION OF CAPITAL GAINS

U.S. holders. Subject to the passive foreign investment company rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your common shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your common shares. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20% if the property has been held more than one year and 18% if the property has been held for more than five years. The deductibility of capital losses is subject to limitations. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

PASSIVE FOREIGN INVESTMENT COMPANY RULES

We do not expect to be considered a passive foreign investment company, but this conclusion is a factual determination that is made annually and this may be subject to change. In general, if you are a United States holder, we will be a passive foreign investment company with respect to you if, for any taxable year in which you held our common shares:

- 75% or more of our gross income for the taxable year is "passive income"; or

- 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business) and net gains from the disposition of assets that produce passive income. For purposes of determining whether we will be treated as a passive foreign investment company, we will be treated as holding our proportionate share of the assets of any corporation in which we owned, directly or indirectly, 25%, by value, of the corporation's stock and we will be treated as receiving directly our proportionate share of the corporation's income.

If we are treated as a passive foreign investment company, and you are a U.S. holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

- any gain you realize on the sale or other disposition of your common shares;
and

- any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the ordinary shares during the three preceding taxable years or, if shorter, your holding period for the common shares).

Under these rules:

- the gain or excess distribution will be allocated ratably over your holding period for the common shares;

- the amount allocated to the taxable year in which you realized the gain or excess distribution or to any years prior to our being treated as a passive foreign investment company will be taxed as ordinary income;

- the amount allocated to each prior year other than a year prior to the first year in which we were a passive foreign investment company, with certain exceptions, will be taxed at the highest federal income tax rate in effect for that year with respect to ordinary income; and

- the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

These rules apply even if we would not be considered a passive foreign investment company in a subsequent year, unless you make an election to be taxed under these rules on any gain that would be recognized if you sold your common shares on the last day of the last taxable year in which we were a passive foreign investment company.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a passive foreign investment company.

The foregoing rules with respect to distribution and dispositions may be avoided if you are eligible for and timely make either a valid "qualifying electing fund" election, in which case you would be required to include in income on a current basis your pro rata share of our ordinary income and net capital gains. We do not currently intend to complete the actions necessary for U.S. holders to make a qualifying electing fund election in the event that we are considered a passive foreign investment company for any taxable year.

If we are a passive foreign investment company and the common shares are treated as "marketable stock" under applicable Treasury regulations, you may make a mark-to-market election. With respect to your common shares, if you make this election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your common shares at the end of the taxable year over your adjusted basis in your common shares. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the common shares will be adjusted to reflect any such income or loss amounts. The mark-to-market election is made on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the Internal Revenue Service. Under applicable Treasury regulations, the term "marketable stock" includes stock of a passive foreign investment company that is "regularly traded" on a qualified exchange or other market. For these purposes, a class of stock is regularly traded on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. The New York Stock Exchange is a qualified exchange and it is expected that there will be sufficient trading in the shares so that any will be treated as "regularly traded", but no assurances can be given.

If you own common shares during any year that we are a passive foreign investment company, you must file Internal Revenue Service Form 8621 with your annual United States federal income tax return for each year in which you own common shares even if we subsequently would not be considered a passive foreign investment company. If we are a passive foreign investment company, U.S. holders who acquire common shares from decedents could be denied the step-up of the income tax basis for such common shares, which would otherwise have been available.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

You may be subject to information reporting on dividends or sales proceeds on the common shares unless you establish that you are an "exempt recipient" for purposes of the information reporting rules. If you do not establish that you are an exempt recipient, you may be subject to backup withholding on these amounts if you do not provide a correct taxpayer identification number.

You generally may obtain a credit against your United States federal income tax liability for any amounts withheld under the backup withholding rules and a refund for amounts that exceed your income tax liability by filing the required information with the United States Internal Revenue Service.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, our Canadian counsel, the following is a summary of the principal Canadian federal income tax considerations generally applicable to the holders described below. This summary is based on the current provisions of the Income Tax Act, the regulations thereunder, all specific proposals to amend the Income Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and counsel's understanding of the current administrative practices of the Canada Customs and Revenue Agency.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the federal income tax considerations described herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATION WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY PARTICULAR HOLDER IS MADE. CONSEQUENTLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following summary is generally applicable to a person (a "Non-Resident Holder"): (1) who acquires common shares under this offering, (2) who holds such common shares as capital property, (3) who, at all relevant times, for purposes of the Income Tax Act and any applicable tax treaty or convention, is not a resident of Canada, (4) who does not use or hold (and will not use or hold) and is not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere, and (5) whose shares do not constitute "taxable Canadian property" for purposes of the Income Tax Act. Provided that the common shares are listed on a prescribed stock exchange (which includes the TSE and the NYSE) at a particular time, the common shares will generally not constitute taxable Canadian property to a Non-Resident Holder at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of Hub capital stock was owned by the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length or any combination thereof. For this purpose, the Non-Resident Holder and persons with whom the Non-Resident Holder did not deal at arm's length are considered to own any shares which such Non-Resident Holder or such persons have an interest in or an option in respect of. A Non-Resident Holder's common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Income Tax Act.

Dividends on common shares paid or credited or deemed under the Income Tax Act to be paid or credited to a Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where the Non-Resident Holder is a resident of a country with which Canada has an income tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada--U.S. Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%.

A Non-Resident Holder will not be subject to tax under the Income Tax Act in respect of any capital gain realized on the disposition of common shares.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES. PROSPECTIVE PURCHASERS OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

                                  UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated the date of this prospectus, the underwriters named below, who are represented by J.P. Morgan Securities Inc., have severally agreed to purchase from us the respective number of common shares shown opposite their names below.

------------------------------------------------------------------------------
NAME                                                          NUMBER OF SHARES
------------------------------------------------------------------------------
J.P. Morgan Securities Inc. ................................
Cochran, Caronia Securities LLC ............................
Stephens Inc. ..............................................
BMO Nesbitt Burns Corp. ....................................
Ferris, Baker Watts, Incorporated...........................
                                                                -----------
Total.......................................................
------------------------------------------------------------------------------

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of our common shares if they purchase any shares.

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares.

UNDERWRITING COMMISSIONS

-----------------------------------------------------------------------------------------
                                                      WITHOUT OVER-            WITH OVER-
                                                 ALLOTMENT EXERCISE    ALLOTMENT EXERCISE
-----------------------------------------------------------------------------------------
Per share......................................  $                     $
Total..........................................  $                     $
-----------------------------------------------------------------------------------------

We will pay the offering expenses, estimated to be $          , excluding
underwriting commissions.

The underwriters propose to initially offer some of the common shares directly to the public at the public offering price on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession
not in excess of $     per share. The underwriters may allow, and these dealers
may re-allow, a concession not in excess of $     per share on sales to other
dealers. After the initial offering of the shares to the public, the representative of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted to the underwriters an option, exercisable for 30 days after the
date of the underwriting agreement, to purchase up to           additional
common shares at the initial public offering price less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of common shares to be purchased by it shown in the above table bears to the total number of common shares offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common shares offered hereby. The offering of our common shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of common shares in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute the payments that the underwriters may be required to make in respect of these liabilities.

We, our executive officers and directors and certain of our shareholders have agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of J.P. Morgan Securities Inc.:

- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

- enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares.

Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common shares or such other securities, in cash or otherwise. In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our executive officers, directors and several shareholders have agreed not to make any demand for, or exercise any right of, the registration of any shares of common shares or any securities convertible into or exercisable or exchangeable for common shares without the prior written consent of J.P. Morgan Securities Inc.

We intend to apply to list our common shares on the NYSE under the symbol HBG.

The common shares to be sold in the offering have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada. The common shares to be sold in the offering may not be offered or sold, directly or indirectly, in Canada, or to or for the benefit of any resident thereof, in violation of the securities laws of Canada or any province or territory of Canada. Each underwriter has agreed that it will:

a) not, directly or indirectly, offer, sell or deliver common shares in Canada or to persons who are residents of Canada or acting on the behalf of residents of Canada or to any person whom it believes intends to reoffer, resell or deliver the shares in Canada or to any persons who are residents of Canada or acting on the behalf of residents of Canada; and

b) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

We have been advised by the representative that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common shares at a level above that which might otherwise prevail in the open market.

A "syndicate covering transaction" is a bid for or the purchase of common shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of our common shares and may purchase our common shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short portion, they may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "syndicate covering transactions." The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

A "stabilizing bid" is a bid for, or the purchase of, common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common shares. A "penalty bid" is an arrangement that permits the representative to reclaim the selling concession from an underwriter or a syndicate member when our common shares sold by such underwriter or syndicate member are purchased by the representative in the syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

We have been advised by the representative that these transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding the decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers or through its or their websites.

                                 LEGAL MATTERS

Legal matters relating United States law will be passed upon for us by Shearman & Sterling, Toronto, Canada. The validity of the issuance of the common shares to be sold in the offering and other legal matters relating to Canadian law will be passed upon for us by Torys LLP, Toronto, Canada. Legal matters relating to United States law will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The consolidated financial statements of Hub International Limited as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Kaye Group Inc. as of June 28, 2001, and December 31, 2000 and 1999, and for the period January 1, 2001 through June 28, 2001, and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to our common shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway Avenue, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy, and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 HUB INTERNATIONAL LIMITED                    PAGE
Auditors' Report to the Board of Directors and Shareholders
  of Hub International Limited..............................   F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................   F-3
Consolidated Statements of Earnings for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-4
Consolidated Statements of Retained Earnings (Deficit) for
  the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
KAYE GROUP INC.
Report of Independent Accountants to the Board of Directors
  of Kaye Group Inc.........................................  F-31
Consolidated Balance Sheet as of June 28, 2001..............  F-32
Consolidated Statement of Operations for the period January
  1, 2001 through June 28, 2001.............................  F-34
Consolidated Statement of Stockholders' Equity for the
  period January 1, 2001 through June 28, 2001..............  F-35
Consolidated Statements of Comprehensive Loss for the period
  January 1, 2001 through June 28, 2001.....................  F-36
Consolidated Statements of Cash Flows for the period January
  1, 2001 through June 28, 2001.............................  F-37
Notes to Consolidated Financial Statements..................  F-38
KAYE GROUP INC.
Report of Independent Accountants to the Board of Directors
  and Stockholders of Kaye Group Inc........................  F-54
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-55
Consolidated Statements of Income for the years ended
  December 31, 2000, 1999 and 1998..........................  F-57
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................  F-58
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2000, 1999 and 1998..............  F-59
Consolidated Statements of Comprehensive Income for the
  years ended December 31, 2000, 1999 and 1998..............  F-60
Notes to Consolidated Financial Statements..................  F-61
Financial Statement Schedules:
Schedule II -- Condensed Financial Information of
  Registrant:
  Balance Sheets as of December 31, 2000 and 1999...........  F-82
  Statements of Income for the years ended December 31,
     2000, 1999 and 1998....................................  F-83
  Statements of Cash Flows for the years ended December 31,
     2000, 1999 and 1998....................................  F-84
  Notes to Condensed Financial Statements...................  F-85
Schedule IV -- Reinsurance for the years ended December 31,
  2000, 1999 and 1998.......................................  F-86
Schedule VI -- Supplemental Information Concerning
  Property-Casualty Insurance Operations for the years ended
  December 31, 2000, 1999 and 1998..........................  F-87

The information for Schedule I is contained in the Notes to the Consolidated Financial Statements. The information for Schedule III is included in Schedule
VI. The information required for Schedule V is not applicable.

AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF HUB INTERNATIONAL
LIMITED:

We have audited the accompanying consolidated balance sheets of Hub International Limited and its subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three year period ended December 31, 2001, all expressed in United States of America dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hub International Limited and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in accordance with accounting principles generally accepted in Canada.

LOGO

Chartered Accountants
Toronto, Ontario, Canada
March 18, 2002

HUB INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
As of December 31, 2001 and 2000
(in thousands of U.S. dollars)

                                                                2001         2000
                                                              --------   ------------
                                                                         (AS RESTATED
                                                                         SEE NOTE 2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                     $ 26,979     $ 19,919
Trust cash                                                      50,426       12,356
Accounts and other receivables                                 101,313       41,975
Investment held for sale                                        40,772           --
Income taxes receivable                                          1,460        2,382
Future income taxes                                              1,999           --
Prepaid expenses                                                 2,471          872
                                                              --------     --------
TOTAL CURRENT ASSETS                                           225,420       77,504
Capital assets                                                  20,935        7,208
Other intangible assets                                         25,331           --
Goodwill                                                       220,848      117,744
Future income taxes                                              2,671          368
Other assets                                                     7,091        3,333
                                                              --------     --------
TOTAL ASSETS                                                  $502,296     $206,157
                                                              --------   ------------
LIABILITIES
CURRENT LIABILITIES:
Bank debt                                                     $ 55,000     $     --
Accounts payable and accrued liabilities                       164,094       57,601
Income taxes payable                                                --          927
Future income taxes                                              1,387           --
Current portion long-term debt and capital leases                4,169        2,167
                                                              --------     --------
TOTAL CURRENT LIABILITIES                                      224,650       60,695
Long-term debt and capital leases                               76,159       32,498
Subordinated convertible debentures                             61,624           --
Future income taxes                                              4,592          752
                                                              --------     --------
TOTAL LIABILITIES                                              367,025       93,945
                                                              --------     --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Share capital                                                  125,506      111,430
Cumulative translation account                                   2,770          195
Retained earnings                                                6,995          587
                                                              --------     --------
TOTAL SHAREHOLDERS' EQUITY                                     135,271      112,212
                                                              --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $502,296     $206,157
                                                              --------   ------------

(the accompanying notes form an integral part of the financial statements)

HUB INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF EARNINGS
For the years ended December 31, 2001, 2000 and 1999
(in thousands of U.S. dollars, except per share amounts)

                                                 2001         2000           1999
                                               --------   ------------   ------------
                                                          (AS RESTATED   (AS RESTATED
                                                          SEE NOTE 2)    SEE NOTE 2)
REVENUE
  Commission income                            $142,851     $86,410        $47,964
  Contingent commissions and volume overrides     5,946       4,909          2,824
  Other                                           5,196       3,921          3,309
                                               --------     -------        -------
                                                153,993      95,240         54,097
                                               --------     -------        -------
EXPENSES
  Remuneration                                   88,015      54,701         29,519
  Selling                                         8,359       4,840          3,036
  Occupancy                                       9,061       5,756          3,393
  Depreciation                                    3,940       1,885          1,275
  Administration                                 17,856      11,182          6,806
                                               --------     -------        -------
                                                127,231      78,364         44,029
                                               --------     -------        -------
NET EARNINGS BEFORE THE FOLLOWING                26,762      16,876         10,068
  Interest expense                                7,447       1,981            632
  Goodwill and other intangible asset
     amortization                                 4,940       3,260          1,626
  (Gain) loss on disposal of capital assets
     and investments                               (173)        127             14
  Other income -- put option liability             (719)         --             --
                                               --------     -------        -------
NET EARNINGS BEFORE INCOME TAXES                 15,267      11,508          7,796
                                               --------     -------        -------
PROVISION FOR INCOME TAX EXPENSE (BENEFIT)
  Current                                         4,967       4,907          4,260
  Future                                            295         463           (208)
                                               --------     -------        -------
                                                  5,262       5,370          4,052
                                               --------     -------        -------
NET EARNINGS                                   $ 10,005     $ 6,138        $ 3,744
                                               --------   ------------   ------------
EARNINGS PER SHARE
  BASIC                                        $   0.53     $  0.34        $  0.22
  DILUTED                                      $   0.50     $  0.34        $  0.22
WEIGHTED AVERAGE SHARES OUTSTANDING -- BASIC
  (000'S)                                        19,012      18,327         16,941
WEIGHTED AVERAGE SHARES OUTSTANDING --
  DILUTED (000'S)                                20,105      18,327         16,941

(the accompanying notes form an integral part of the financial statements)

HUB INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
For the years ended December 31, 2001, 2000 and 1999
(in thousands of U.S. dollars)

                                                  2001         2000           1999
                                                 -------   ------------   ------------
                                                           (AS RESTATED   (AS RESTATED
                                                           SEE NOTE 2)    SEE NOTE 2)
RETAINED EARNINGS (DEFICIT) -- BEGINNING OF
  YEAR                                           $   587     $(2,049)       $(3,159)
Net earnings                                      10,005       6,138          3,744
Excess over stated value of shares purchased          --      (1,046)        (2,634)
Dividends                                         (3,597)     (2,456)            --
                                                 -------     -------        -------
RETAINED EARNINGS (DEFICIT) -- END OF YEAR       $ 6,995     $   587        $(2,049)
                                                 -------   ------------   ------------

(the accompanying notes form an integral part of the financial statements)

HUB INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2001, 2000 and 1999
(in thousands of U.S. dollars)

                                                     2001          2000           1999
                                                   ---------   ------------   ------------
                                                               (AS RESTATED   (AS RESTATED
                                                               SEE NOTE 2)    SEE NOTE 2)
OPERATING ACTIVITIES
Net earnings                                       $  10,005     $  6,138       $  3,744
Items not affecting working capital
  Amortization and depreciation                        8,880        5,145          2,901
  (Gain) loss on disposal of capital assets and
    investments                                         (173)         127             14
  Other income -- put option liability                  (719)          --             --
  Future income taxes                                    295          463           (208)
                                                   ---------     --------       --------
                                                      18,288       11,873          6,451
Non-cash working capital items
  Accounts and other receivables                      (5,511)      (2,330)        (3,331)
  Prepaid expenses                                      (299)        (283)           128
  Accounts payable and accrued liabilities            32,571        6,122          1,953
  Income taxes                                         1,863       (2,575)           (98)
                                                   ---------     --------       --------
                                                      46,912       12,807          5,103
                                                   ---------     --------       --------
FINANCING ACTIVITIES
Bank debt                                             55,122      (16,425)        14,178
Long-term debt -- advances                            21,096       29,835             92
Subordinated convertible debentures                   61,624           --             --
Long-term debt and capital leases -- repayments       (5,154)      (2,501)       (14,529)
Share capital -- issued for cash, net of issue
  costs                                                3,621           --         65,534
Share capital -- repurchases                            (281)      (2,840)        (6,781)
Dividends                                             (3,597)      (2,456)            --
                                                   ---------     --------       --------
                                                     132,431        5,613         58,494
                                                   ---------     --------       --------
INVESTING ACTIVITIES
Capital assets -- purchases                          (10,298)      (2,050)        (1,243)
Capital assets -- proceeds on sale                        96          222             76
Purchase of subsidiaries, net of cash received      (123,365)     (18,932)       (29,203)
Other assets                                            (646)       2,777         (4,285)
                                                   ---------     --------       --------
                                                    (134,213)     (17,983)       (34,655)
                                                   ---------     --------       --------
CHANGE IN CASH AND CASH EQUIVALENTS AND TRUST
  CASH                                                45,130          437         28,942
CASH AND CASH EQUIVALENTS AND TRUST CASH --
  BEGINNING OF YEAR                                   32,275       31,838          2,896
                                                   ---------     --------       --------
CASH AND CASH EQUIVALENTS AND TRUST CASH -- END
  OF YEAR                                          $  77,405     $ 32,275       $ 31,838
                                                   ---------   -----------    -----------

(the accompanying notes form an integral part of the financial statements)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for the years ended December 31, 2001, 2000 and 1999
(in thousands, except per share amounts or as otherwise indicated)

1.  NATURE OF OPERATIONS

Business operations
Hub International Limited (the "Company") is an international insurance brokerage which provides a variety of property, casualty, life and health, employee benefits, investment and risk management products and services.

Business combinations
Acquisitions of subsidiaries have been accounted for using the purchase method, whereby the results of acquired companies are included only from the date of acquisition.

Effective June 28, 2001, the Company acquired Kaye Group Inc. (Kaye). Kaye, primarily an insurance broker, also underwrote insurance risks through its subsidiaries, Old Lyme Insurance Company of Rhode Island Inc. and Old Lyme Insurance Company, Ltd. (collectively Old Lyme). The Company did not want to retain the underwriting risk associated with Old Lyme, and indicated prior to the effective date of the acquisition that it intended to find a purchaser for the Old Lyme operations as soon as possible after closing.

At December 31, 2001, the net assets and liabilities of Old Lyme are recorded at their original cost as an investment held for sale in the Company's consolidated balance sheet. The net earnings of the Old Lyme operations from the date of acquisition to December 31, 2001 have been excluded from the Company's 2001 consolidated statement of earnings and, accordingly, transactions with Old Lyme have not been eliminated on consolidation. The amount of Old Lyme net earnings excluded from consolidated net earnings for the period ended December 31, 2001 was approximately $1,833.

On December 31, 2001, Kaye entered into a stock purchase agreement with Fairfax Inc. to sell all of the issued and outstanding shares of Old Lyme, pending regulatory approval. Fairfax Inc. is a subsidiary of Fairfax Financial Holdings Limited (Fairfax), which currently owns approximately 37% of the Company's outstanding shares. The agreed-upon purchase price (which is considered to be fair market value) is Old Lyme's December 31, 2001 stockholder's equity of approximately $42,800 determined in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The purchase price will be increased by four percent, compounded annually, from January 1, 2002, until the closing date. Any difference between the actual purchase price at the closing date and the carrying amount of the investment held for sale in the Company's consolidated balance sheet will be recorded as a gain or loss on the sale of investment at the closing date.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements of the Company are expressed in United States (U.S.) dollars and have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These principles differ in certain respects from U.S. GAAP and to the extent that they affect the Company, the differences are described in note 17 "Reconciliation to U.S. GAAP." The more significant of the accounting policies are as follows:

Basis of presentation
The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material inter-company accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

Change in reporting currency
The Company's consolidated financial statements have historically been expressed in Canadian dollars. Effective September 30, 2001, the Company adopted the U.S. dollar as its reporting currency. Comparative financial information has been restated in U.S. dollars using the translation of convenience method. At September 30, 2001, all historical financial statements were converted from Canadian to U.S. dollars at the exchange rate in effect at September 30, 2001 of one Canadian dollar to 0.6338 U.S. dollar.

Foreign currency translation
The assets and liabilities of these subsidiaries as at December 31, 2001 were translated to U.S. dollars at the year end exchange rate. Revenue and expenses subsequent to September 30, 2001 were translated to U.S. dollars at the average exchange rate for the period. The operations of the Company's subsidiaries outside of the U.S. are self-sustaining. Accordingly, the unrealized gains and losses which result from this translation are deferred and included in shareholders' equity under the caption "Cumulative translation account."

Revenue Recognition
Commission income and fees, (including commission income related to installment billing arrangements) are generally recognized as of the latter of the effective date of the policy or the date at which the amount can be reasonably estimated. Commission income is reported net of sub-broker commission expense. Commission and other adjustments are recorded when they occur and the Company maintains an allowance for estimated policy cancellations and commission returns. The Company is entitled to contingent commissions and volume overrides from insurance companies and are recorded in the earlier of the period in which amounts can be reasonably estimated or the period in which amounts are received.

Cash and cash equivalents and trust cash
Cash and cash equivalents consist of cash, highly-liquid investments having maturities of three months or less and trust cash. The carrying amounts on the balance sheet approximate fair value.

Premiums collected (less commissions and other deductions) but not yet remitted to insurance carriers are included in trust cash. Trust cash is restricted as to use by contractual obligations and by laws in certain states and provinces in which the Company operates.

Capital assets
Capital assets are stated at cost less accumulated depreciation and amortization. Depreciation is recorded based on useful economic lives, using principally the declining balance method at a rate which ranges between 20% and 30%. Leasehold improvements are amortized on the straight-line method over the term of the related lease. Upon sale or retirement, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is reflected in earnings.

Goodwill
Goodwill, equal to the excess of the purchase price over the fair value of net identifiable assets acquired, relating to acquisitions which took place before July 1, 2001, is amortized to earnings on a straight-line basis over 40 years. Goodwill relating to acquisitions which took place on or after July 1, 2001 is carried at cost and reviewed annually for impairment.

In June 2001, the Canadian Institute of Chartered Accountants approved a new Handbook Section 3062, Goodwill and Other Intangible Assets. From January 1, 2002, goodwill will no longer be amortized but will be subject to regular review for impairment. The impact of ceasing the amortization of goodwill on the year ended December 31, 2002 will likely be to increase net earnings before income taxes by approximately $3,400. The Company does not anticipate any other material impact on the financial statements as a result of implementation of this new accounting standard.

The new rule harmonizes Canadian GAAP with U.S. GAAP.

Other intangible assets
Intangible assets arising from purchase acquisitions principally represent the fair value of customer relationships, company trademarks and non-competition covenants. Definite life intangible assets are amortized to earnings on a straight-line basis over the estimated useful life of the asset, averaging 15 years. Indefinite life intangible assets are carried at cost and reviewed annually for impairment.

Investment held for sale
The investment held for sale (Old Lyme) is recorded at cost, which is at or below market value.

Future income taxes
Income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities and their tax bases. Future income tax assets and liabilities are determined for each temporary difference based on the tax rates which are expected to be in effect when the asset or liability is settled. The benefit of loss carryforwards is recognized as an asset to the extent that it is more likely than not to be recoverable from future profitable operations. The principal temporary differences are related to loss carryforwards, goodwill and other intangible asset amortization and reserves.

Estimates and assumptions
Preparation of the financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amount of revenue and expense during the reporting period. Actual results could differ from those estimated.

Earnings per share
Basic earnings per share, excluding the dilutive effect of common share equivalents, is calculated by dividing net earnings by the weighted average number of common shares outstanding for the year. Diluted earnings per share are calculated using the treasury stock method and include the effects of all potentially dilutive securities. Earnings per common share has been compiled below:

                                                            2001      2000     1999
                                                           -------   ------   ------
Net income (numerator)                                     $10,005   $6,138   $3,744
                                                           -------   ------   ------
Weighted average common shares and effect of dilutive
  shares used in the computation of earnings per share:
Average shares outstanding -- basic (denominator)           19,012   18,327   16,941
Effect of dilutive shares*                                   1,093       --       --
                                                           -------   ------   ------
Average shares outstanding -- diluted (denominator)         20,105   18,327   16,941
                                                           -------   ------   ------
Earnings per common share:
Basic                                                      $  0.53   $ 0.34   $ 0.22
Diluted                                                    $  0.50   $ 0.34   $ 0.22

* Reflects dilutive effect of all put options issued in connection with certain 2001 acquisitions. The subordinated convertible debentures are anti-dilutive.

Written put options

The fair value of put options issued by the Company as consideration for businesses acquired is classified as long-term debt until such time as the option is exercised or expires. Changes in the fair value of these options are recorded in earnings.

3.  ACQUISITIONS

The Company's strategic business plan includes the regular and systematic evaluation and acquisition of insurance brokerages in new and existing markets. Insurance brokerages, due to their nature, typically maintain a very low capital to earnings ratio. As a result, the Company recorded a substantial amount of goodwill and other intangible assets in connection with these acquisitions.

The Company typically pays a portion of the consideration for an acquired brokerage in cash. Consideration for the remainder of the purchase price is normally in the form of the Company's common shares. The Company's common shares issued in consideration for acquired brokerages are valued based on the quoted market price, on the Toronto Stock Exchange, for a short period before and after the closing date of the business combination.

a) During 2001, the Company purchased all of the issued and outstanding shares of Kaye, Burnham Stewart Group, Inc. (Burnham) and J.P. Flanagan Corporation (Flanagan), as well as the outstanding shares or net assets of 13 other brokerages, all of which were acquired using the purchase method of accounting. Accordingly, the results of operations and cash flows of the acquired companies have been included in the Company's consolidated results from their respective acquisition dates.

The allocation of the purchase price, including goodwill and other identifiable intangible assets, and the cost of the acquired brokerages are summarized as follows:

                            KAYE          BURNHAM        FLANAGAN     OTHERS     TOTAL
                        -------------   ------------   ------------   -------   --------
Acquisition Date        June 28, 2001   July 1, 2001   May 31, 2001   Various
Working capital           $ 43,141        $ 3,002        $  (703)     $  (216)  $ 45,224
Capital and other
  assets                     7,413          1,580             79         (244)     8,828
Long-term debt and
  capital leases
  assumed                   (1,449)        (8,200)        (1,339)         (70)   (11,058)
                          --------        -------        -------      -------   --------
Net assets
  (liabilities), at
  fair value              $ 49,105        $(3,618)       $(1,963)     $  (530)  $ 42,994
                        -------------   ------------   ------------   -------   --------
Consideration
  Cash                    $125,131        $11,533        $   776      $ 3,950   $141,390
  Debt                          --         12,435          7,210        1,760     21,405
  Shares                        --          6,191          1,821          557      8,569
                          --------        -------        -------      -------   --------
                          $125,131        $30,159        $ 9,807      $ 6,267   $171,364
                        -------------   ------------   ------------   -------   --------
Goodwill                  $ 59,816        $27,269        $ 8,838      $ 6,001   $101,924
Customer relationships      12,992          5,690          2,242          796     21,720
Trademarks                   1,714            623            250           --      2,587
Non-competition
  covenants                  1,204            195            440           --      1,839
                          --------        -------        -------      -------   --------
                          $ 75,726        $33,777        $11,770      $ 6,797   $128,070
                        -------------   ------------   ------------   -------   --------
Number of shares
  issued as
  consideration
  (000's)                       --          1,743            730           51      2,524
                        -------------   ------------   ------------   -------   --------

Contingent Consideration
In addition to the consideration shown above, the previous owners of Burnham, Flanagan and other subsidiaries are entitled to contingent consideration if certain revenue and profitability targets are met. Purchase price allocations for Flanagan and Burnham are subject to adjustment for future consideration issued.

Flanagan
The following table summarizes the contingent consideration that may be issued in connection with the acquisition of Flanagan:

        CONTINGENT
       CONSIDERATION   CONTINGENT CONSIDERATION
YEAR      (000'S)           TARGET CRITERIA
----   -------------   -------------------------
2001     50 shares     Revenue and Profitability
2002     38 shares     Revenue
2002     38 shares     Profitability
2003     88 shares     Revenue
2003     37 shares     Profitability

As of December 31, 2001, the contingent consideration criteria for 2001 were met. Accordingly, the Company has an obligation to issue 50 shares in the amount of $478. The additional purchase consideration has been recorded in goodwill and share capital as of December 31, 2001.

Burnham
The owners of Burnham shall be entitled to contingent consideration in the event that the acquired Burnham operations meet certain profitability targets for the twelve-month period ended June 30, 2002. The contingent consideration to be issued, if the profitability criteria are met, shall be a portion of actual profitability in excess of the target. Any contingent consideration issued by the Company shall be paid 38% in cash, 51% in restricted shares of the Company's common stock, and 11% in unrestricted shares of the Company's common shares.

Others
An additional $400 of contingent consideration, based primarily on revenue targets, may also be issued in connection with other acquisitions made by the Company in 2001.

b) During 2000, the Company purchased all of the issued and outstanding shares of C.J. McCarthy Insurance Agency Inc. (McCarthy), as well as the outstanding shares or net assets of 17 other brokerages, all of which were acquired using the purchase method of accounting. Accordingly, the results of operations and cash flows of the acquired companies have been included in the Company's consolidated results from their respective acquisition dates.

The allocation of the purchase price, including goodwill, and the cost of the acquired brokerages are summarized as follows:

                                         MCCARTHY      OTHERS     TOTAL
                                       -------------   -------   -------
Acquisition date                       June 30, 2000   Various
Working capital                           $ 3,033      $(1,600)  $ 1,433
Capital and other assets                      487          363       850
Long-term debt and capital leases
  assumed                                    (899)         (24)     (923)
                                          -------      -------   -------
Net assets (liabilities), at fair
  value                                   $ 2,621      $(1,261)  $ 1,360
                                       ------------    -------   -------
Consideration
  Cash                                    $18,236      $ 6,710   $24,946
  Debt                                         --        1,951     1,951
  Shares                                    4,415          466     4,881
                                          -------      -------   -------
                                          $22,651      $ 9,127   $31,778
                                       ------------    -------   -------
Goodwill                                  $20,030      $10,388   $30,418
                                       ------------    -------   -------
Number of shares issued as
  consideration (000's)                       465           43       508
                                       ------------    -------   -------

c) During 1999, the Company purchased all of the issued and outstanding shares of 44 brokerages, all of which were acquired using the purchase method of accounting. Accordingly, the results of operations and cash flows of the acquired companies have been included in the Company's consolidated results from their respective acquisition dates.

The allocation of the purchase price, including goodwill, and the cost of the acquired brokerages are summarized as follows:

                                                       TOS
                                  MACK AND          INSURANCE
                                PARKER, INC.      SERVICES LTD.    OTHERS     TOTAL
                              ----------------   ---------------   -------   -------
Acquisition date              October 27, 1999   August 31, 1999   Various
Working capital                   $ 3,283            $   441       $  (632)  $ 3,092
Capital and other assets              793              1,296         1,246     3,335
Long-term debt and capital
  leases assumed                     (251)            (2,219)       (3,825)   (6,295)
                                  -------            -------       -------   -------
Net assets (liabilities), at
  fair value                      $ 3,825            $  (482)      $(3,211)  $   132
                              --------------     -------------     -------   -------
Consideration
  Cash                            $10,082            $ 4,376       $22,097   $36,555
  Shares                           13,249              4,496        12,586    30,331
                                  -------            -------       -------   -------
                                  $23,331            $ 8,872       $34,683   $66,886
                              --------------     -------------     -------   -------
Goodwill                          $19,506            $ 9,354       $37,894   $66,754
                              --------------     -------------     -------   -------
Number of shares issued as
  consideration (000's)             1,103                417         1,185     2,705
                              --------------     -------------     -------   -------

4.  ACCOUNTS AND OTHER RECEIVABLES

Accounts and other receivables consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Client premiums receivable                                    $ 80,488   $33,430
Commissions receivable                                          18,214     5,870
Less: Allowance for doubtful accounts and policy
      cancellations                                             (1,427)     (502)
                                                              --------   -------
                                                                97,275    38,798
Other receivables                                                4,038     3,177
                                                              --------   -------
                                                              $101,313   $41,975
                                                              --------   -------

Allowance for doubtful accounts and policy cancellations:

                                                                  DECEMBER 31,
                                                              --------------------
                                                               2001    2000   1999
                                                              ------   ----   ----
Balance, January 1                                            $  502   $309   $110
Charged to net earnings before income taxes                      340     26    188
Acquired through acquisitions                                    585    167     11
                                                              ------   ----   ----
Balance, December 31                                          $1,427   $502   $309
                                                              ======   ====   ====

5.  CAPITAL ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Leasehold improvements                                        $ 10,043   $  1,929
Office equipment                                                11,140      6,570
Computer equipment                                              13,620      8,900
                                                              --------   --------
                                                                34,803     17,399
     Accumulated depreciation and amortization                 (13,868)   (10,191)
                                                              --------   --------
     Net book value                                           $ 20,935   $  7,208
                                                              --------   --------

During 2001 and 2000, capital assets were acquired at an aggregate cost of $11,534 and $2,395, respectively, of which $1,236 and $345, respectively, were acquired by means of capital leases.

The cost above reflects certain capital assets held under capital leases of which the remaining liability at December 31, 2001 and 2000 was $1,470 and $667, respectively.

6.  OTHER INTANGIBLE ASSETS AND GOODWILL

As of December 31, 2001, the gross carrying amount and accumulated amortization of intangible assets were as follows:

                                        GROSS
                                       CARRYING   ACCUMULATED
                                        AMOUNT    AMORTIZATION    TOTAL
                                       --------   ------------   -------
Definite life intangible assets:
  Customer relationships               $21,720        $759       $20,961
Indefinite life intangible assets:
  Non-competition covenants              2,587          56         2,531
  Trademarks                             1,839          --         1,839
                                       -------        ----       -------
Total                                  $26,146        $815       $25,331
                                       -------    ---------      -------

The Company is unable to estimate the useful life of non-competition covenants and trademarks. These indefinite life intangible assets will be reviewed annually for impairment. Once a non-competition covenant is triggered, the Company's policy is to amortize the related intangible asset over the period of the remaining contractual obligation.

The changes in the carrying amount of goodwill for the years ended December 31, 2001 and 2000, are as follows:

                                     OPERATIONS   OPERATIONS
                                     IN CANADA     IN U.S.      TOTAL
                                     ----------   ----------   --------
Balance as of January 1, 2000         $67,760      $ 22,051    $ 89,811
Goodwill acquired during 2000          10,388        20,030      30,418
Amortization of goodwill during
  2000                                 (2,501)         (759)     (3,260)
Cumulative translation adjustment          --           775         775
                                      -------      --------    --------
Balance as of December 31, 2000       $75,647      $ 42,097    $117,744
Goodwill acquired during the period
  January 1, 2001 to June 30, 2001      1,255        67,848      69,103
Goodwill acquired during the period
  July 1, 2001 to December 31, 2001       556        32,265      32,821
Amortization of goodwill during
  2001                                 (2,292)       (1,833)     (4,125)
Cumulative translation adjustment        (884)        6,189       5,305
                                      -------      --------    --------
Balance as of December 31, 2001       $74,282      $146,566    $220,848
                                     --------     ---------    --------

Goodwill acquired prior to July 1, 2001 is amortized on a straight-line basis over a period of 40 years. Accumulated amortization was $14,822 and $10,482 at December 31, 2001 and 2000, respectively.

For the years ended December 31, 2001, 2000 and 1999, amortization has been comprised of the following:

                                                 2001     2000     1999
                                                ------   ------   ------
Customer relationships                          $  759   $   --   $   --
Non-competition covenants                           56       --       --
Goodwill                                         4,125    3,260    1,626
                                                ------   ------   ------
  Total                                         $4,940   $3,260   $1,626
                                                ------   ------   ------

7.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

                                            DECEMBER 31,    DECEMBER 31,
                                                2001            2000
                                            -------------   -------------
Insurance premiums payable                    $122,668         $42,472
Accrued liabilities                             41,426          15,129
                                              --------         -------
                                              $164,094         $57,601
                                            -------------   ------------

8.  DEBT

Bank debt

At December 31, 2001, the Company had bank debt consisting of three separate credit facilities:

     - $25 million facility. Borrowings under this facility are accessed at a floating rate of 135 basis points above LIBOR, which was 2.09% as of December 31, 2001. This facility is guaranteed by certain of the Company's subsidiaries and by Fairfax. It expires on July 18, 2002 and contains covenants that, among other things, require the Company to maintain certain financial ratios, restrict its ability to incur additional debt, and limit quarterly dividends to C$.07 per share. As of December 31, 2001, $25 million was drawn on this facility. The Company intends to fully repay and terminate this facility with proceeds from the sale of Old Lyme.

     - $25 million facility. Borrowings under this facility are accessed either at a floating rate of 150 basis points above LIBOR, which was 2.09% as of December 31, 2001, or at a fixed interest rate of 9%. This facility is guaranteed by certain of the Company's subsidiaries. It expires on July 17, 2002 and contains covenants that, among other things, require the Company to maintain certain financial ratios, restrict its ability to incur additional debt and limit quarterly dividend payments to C$0.07 per share. As of December 31, 2001, $24.5 million was drawn on this facility, $23 million at a floating interest rate and $1.5 million at a fixed interest rate, which is included in long-term debt and is due October 31, 2005. We intend to repay approximately $4.5 million of this facility with the proceeds from the sale of Old Lyme.

     - $7.5 million facility. Borrowings under this facility are at an interest rate of prime, which was 4.75% as of December 31, 2001, plus 1%. Payment is due on demand. As of December 31, 2001, $7.0 million had been drawn on this facility. The Company intends to fully repay and terminate this facility with the proceeds from the sale of Old Lyme.

The Company has agreed to sell Old Lyme to a subsidiary of Fairfax for approximately $42.8 million, subject to obtaining regulatory approval. The Company intends to use the proceeds from the sale of Old Lyme to repay debt.

As of September 30, 2001, the Company was not in compliance with certain financial covenants relating to the maintenance of certain ratios under both of the $25 million credit facilities. The non-compliance was the direct result of a delay in reaching a final agreement for the sale of Old Lyme, the proceeds of which would have been used to repay debt. The Company's lenders have granted waivers with respect to the non-compliance with these covenants. In addition, the Company has negotiated amended agreements, with respect to these covenants, with these lenders as of December 31, 2001. The amendments are for the remaining life of the loans. Under the amended agreements, the Company is in compliance with all the financial covenants governing the respective credit facilities as of December 31, 2001.

Long-term debt and capital leases

                                                               2001      2000
                                                              -------   -------
Revolving U.S. Dollar LIBOR loans at 3.2%                     $49,454   $29,835
Put options (see below)                                        17,274        --
Term loan with interest at prime plus  3/4%, repayable at
  $22 monthly, due August, 2005*                                  849     1,130
Term loan with interest at 9%, repayable at $46 monthly, due
  October, 2005*                                                1,533        --
Term loan with interest at 7.8%, repayable at $367
  quarterly, due June 2002*                                       728        --
Term loan with interest at 7.75% repayable at $13 monthly,
  due March 2002*                                                  38        --
Note payable with interest at 5.92%, repayable at $272
  annually, due November 2005                                     953     1,103
Term loan with interest at 8.25%, repayable at $364
  semi-annually, due June 2007*                                 4,007        --
Term loan with interest at 8%, repayable at $18 monthly, due
  July 2010                                                     1,353        --
Various other unsecured notes payable and debt                  2,669     1,702
Capital leases*                                                 1,470       667
Term loans repaid during the year                                  --       228
                                                              -------   -------
Long-term debt and capital leases                              80,328    34,665
Less current portion                                           (4,169)   (2,167)
                                                              -------   -------
                                                              $76,159   $32,498
                                                              -------   -------

---------------

* Certain capital assets have been pledged as collateral in amounts not less than the outstanding balance at December 31, 2001.

Revolving U.S. dollar LIBOR loans
Borrowings under this facility total $50 million and are accessed at a floating rate of 112.5 basis points above LIBOR, which was 2.09% as of December 31, 2001. This facility expires on June 20, 2002 and requires the Company to maintain certain financial ratios. The Company intends to extend the facility for a further period of one year; however, if the revolving period is not extended, any amounts outstanding will automatically convert into a three-year term loan at a fixed interest rate equal to the Canadian dollar interest swap rate quoted by the lender plus 1.375%. As of December 31, 2001 $49.5 million had been drawn on this facility. The Company intends to pay down approximately $5 million of this facility with the proceeds from the sale of Old Lyme.

Put options
Long-term debt includes the estimated value of the financial liability of $17,274 relating to written put option agreements on 2,103 common shares, exercisable at a price of C$17.00 per share, issued to former owners of brokerages acquired who are officers and employees of the Company. The put options are exercisable as follows:

                                           NUMBER
                                          OF SHARES
DATE                                       (000'S)
----                                      ---------
June 18, 2006                                340
July 1, 2006                                 873
June 18, 2007                                 68
June 18, 2011                                272
July 1, 2011                                 550

The Company will not be required to settle the liabilities in cash if the common share price exceeds C$17.00 on each of the above mentioned exercise dates. Any options not exercised on the exercise date immediately expire.

Subordinated convertible debentures
In connection with the acquisition of Kaye on June 28, 2001, we issued: (1) $26.6 million aggregate principal amount of 8.5% convertible subordinated notes due June 28, 2006 to a third-party, the third-party notes; and (2) $35 million aggregate principal amount of 8.5% convertible subordinated notes due June 28, 2007 to certain subsidiaries of Fairfax, the Fairfax notes. These convertible notes were anti-dilutive to earnings per share as of December 31, 2001.

The third-party notes are convertible at any time into the Company's common shares at C$17.00 per share, subject to mandatory conversion at June 28, 2006. The Company subsequently entered into an agreement whereby the third-party agreed not to convert the notes into common shares before June 30, 2002 and also agreed to allow the Company to repay the notes, in whole or in part, on or before June 30, 2002 without penalty.

The Fairfax notes are convertible by the holders at any time into the Company's common shares at C$17.00 per share. Beginning June 28, 2006, the Company may require conversion of the Fairfax notes into common shares at C$17.00 per share if, at any time, the weighted average closing price of the Company's common shares for twenty consecutive trading days equals or exceeds C$19.00 per share. If converted, Fairfax would own approximately 45% of the total outstanding common shares as of December 31, 2001.

Future repayment of long-term debt and capital leases is as follows:

Year ending December 31, 2002               $ 4,169
2003                                          2,794
2004                                          2,478
2005                                         51,365
2006                                         11,016
2007 and thereafter                           8,506
                                            -------
                                            $80,328
                                            -------

9.  COMMITMENTS AND CONTINGENCIES

a) The Company is committed under lease agreements for office premises and computer equipment. At December 31, 2001, aggregate minimum rental commitments (net of expected sub-lease receipts) under operating leases of $53,766 are summarized as follows:

2002                                        $ 9,061
2003                                        $ 7,909
2004                                        $ 6,968
2005                                        $ 6,311
2006                                        $ 5,680
2007 and thereafter                         $17,837

b) The Company may, under certain circumstances be obligated to purchase loans for officers, directors and employees from a Canadian chartered bank totaling $5,542 (2000 -- $5,896) to assist in purchasing common shares of the Company. As collateral, the employees have pledged 669 (2000 -- 690) common shares which have a year-end market value of $6,389 (2000 -- $5,683). Interest in the amount of $377 (2000 -- $397) on the loans was paid by the Company.

c) In the ordinary course of business, the Company and its subsidiaries are subject to various claims and lawsuits consisting primarily of alleged errors and omissions in connection with the placement of insurance. In the opinion of management, the ultimate resolution of all asserted and potential claims and lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

10.  SHAREHOLDERS' EQUITY

At December 31, 2001 and 2000, there were an unlimited number of non-voting, preferred shares authorized, issuable in series on such terms and conditions as set by the Board of Directors, of which no shares were issued. At December 31, 2001 and 2000, there were an unlimited number of common shares authorized, of which 21,656 in 2001 and 18,528 in 2000 were issued and outstanding.

                                                     COMMON SHARES
                                                 ----------------------
                                                 OUTSTANDING
                                                   (000'S)      AMOUNT
                                                 -----------   --------
Balance, January 1, 1999                            7,077      $ 16,624
Repurchase                                           (577)       (4,147)
Issued for cash                                     9,104        65,534
Purchase of subsidiaries                            2,704        30,331
                                                   ------      --------
Balance, December 31, 1999                         18,308       108,342
Repurchase                                           (288)       (1,794)
Purchase of subsidiaries                              508         4,882
                                                   ------      --------
Balance, December 31, 2000                         18,528       111,430
Issued for cash                                       440         3,621
Issued for executive stock purchase plan (net
  of repurchases)                                     164         1,886
Purchase of subsidiaries                            2,474         8,091
Issuable for contingent consideration                  50           478
                                                   ------      --------
Balance, December 31, 2001                         21,656      $125,506
                                                 -----------   --------

During 2000, under terms of normal course issuer bids approved by The Toronto Stock Exchange, the Company purchased and cancelled 226 common shares for an aggregate cost of $1,996, of which $649 was charged to retained earnings.

On January 22, 1999, the Company issued 2,838 Special Warrants for cash of $24,282. Holders of Special Warrants were entitled to receive, upon exercise and without payment of any further consideration, one common share of the Company for each Special Warrant held. These warrants were exercised on February 10, 1999.

On January 29, 1999, the Company filed a prospectus with applicable regulatory authorities in each of the provinces of Canada for the offering and issuance of 866 common shares of the Company for cash of $7,406. The offering closed on February 10, 1999. Shares issued for cash of $65,534 is net of issue costs of $376.

Cumulative translation account

                                                         2001      2000
                                                        -------   ------
Balance at January 1                                    $   195   $ (831)
Translation of self-sustaining foreign operations         9,479    1,335
Translation of debt financing self-sustaining foreign
  operations                                             (6,904)    (309)
                                                        -------   ------
Balance at December 31                                  $ 2,770   $  195
                                                        -------   ------

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities at December 31, 2001 and 2000, approximate fair value because of the short maturity of these instruments. The carrying value of the Company's variable rate debt of $105,300 approximates fair market value.

The fair value of the Company's subordinated convertible debentures is not determinable. The carrying values of put options and other long-term debt approximate fair values.

12.  INCOME TAXES

The provision for income tax expense differs from the result that would have been obtained by applying the combined Canadian statutory federal and provincial income tax rate of 41.7% for 2001, 44.0% for 2000 and 44.5% for 1999, as follows:

                                               2001      2000      1999
                                              -------   -------   ------
Provision for tax at statutory rates          $ 6,366   $ 5,058   $3,467
Non-deductible amortization of goodwill         1,579       994      588
Income earned outside Canada                   (3,170)   (1,148)     (44)
Other                                             487       466       41
                                              -------   -------   ------
Provision for tax                             $ 5,262   $ 5,370   $4,052
                                              -------   -------   ------

The components of the future tax assets and liabilities at December 31, 2001 and 2000, were as follows:

                                                          2001     2000
                                                         -------   -----
Future income tax assets
  Loss carryforwards                                     $ 1,886   $ 166
  Non-deductible book reserves                             1,602      --
  Deferred compensation                                      879      --
  Other                                                      303     202
                                                         -------   -----
Total future income tax assets                             4,670     368
Less: current portion future income tax assets            (1,999)     --
                                                         -------   -----
Future income tax assets                                 $ 2,671   $ 368
                                                         -------   -----
Future income tax liabilities
  Goodwill and other intangible asset amortization       $ 3,663   $ 712
  Other accrual adjustments                                1,309      --
  Capital asset depreciation                                 169     181
  Other                                                      838    (141)
                                                         -------   -----
Total future income tax liabilities                        5,979     752
Less: current portion future income tax liabilities       (1,387)     --
                                                         -------   -----
Future income tax liabilities                            $(4,592)  $ 752
                                                         -------   -----

The Company has Canadian net operating loss carryforwards of $2,425 at December 31, 2001 that expire 2007 through 2008. In addition, the Company has various state and local net operating loss carryforwards in the U.S. of approximately $9,100, which expire 2016 through 2021. Such net operating losses are currently available to offset certain future state and local taxable income. As a result of an ownership change, there are annual limitations imposed upon the utilization of these losses and, accordingly, a valuation allowance in the amount of approximately $1,400 has been established where we do not believe the net operating losses will be realized.

Valuation allowance January 1, 2001                             $   --
Acquired through acquisitions                                    1,461
Valuation allowance December 31, 2001                            1,400
                                                                ------
Change in the period                                            $   61
Average state and local tax rate                                   10%
                                                                ------
Charged to provision for income tax expense for the year
  ended December 31, 2001                                       $    6
                                                                ------

13.  INTEREST AND INCOME TAXES PAID

Interest and income taxes paid were for the years ending December 31 were:

                                                 2001     2000     1999
                                                ------   ------   ------
Interest paid                                   $6,818   $2,606   $  632
Income taxes paid                               $3,444   $7,528   $4,264

14.  PRO FORMA RESULTS OF ACQUISITIONS (UNAUDITED)

The following table reflects the results of our operations, on a pro forma basis, as if the 2001 acquisitions of Burnham, Flanagan and Kaye had been completed on January 1, 2000, and the 2000 acquisition of McCarthy had been completed on January 1, 2000. The 1999 acquisitions have not been presented due to the significant number of individually immaterial acquisitions.

                                                      2001        2000
                                                    --------    --------
Total revenue                                       $197,786    $172,541
Net earnings (loss) before income taxes             $ 16,321    $ (2,287)
Net earnings (loss) from operations                 $ 11,440    $ (3,388)
Net earnings (loss) from operations per share
  Basic                                             $   0.56    $  (0.18)
  Diluted                                           $   0.53    $  (0.16)
Weighted average shares outstanding
  Basic (000's)                                       20,387      19,231
  Diluted (000's)                                     21,480      21,654

The pro forma adjustments for 2001 and 2000 include adjustments to remove non-recurring expenses incurred by the brokerages acquired in connection with the purchase transactions by the Company, adjustments to amortization of goodwill and other identifiable intangible assets, as well as adjustments to reflect the Company's cost of borrowings as if the 2001 acquisitions of Burnham, Flanagan and Kaye had been completed on January 1, 2000, and the 2000 acquisition of McCarthy had been completed on January 1, 2000.

15.  SEGMENTED INFORMATION

The Company is an international insurance brokerage which provides a variety of property, casualty, life and health, employee benefits, investment and risk management products and services. In addition to its Corporate Operations, the Company has identified two operating segments within its insurance brokerage business; Canadian Operations and U.S. Operations. Corporate Operations consist primarily of investment income, unallocated administrative costs, interest expense and the income tax expense or benefit which is not allocated to the Company's operating segments. The elimination of intra-segment revenue relates to intra-company interest charges and management fees.

Geographic revenue is determined based upon the functional currency of the various subsidiaries. Financial information by operating and geographic segment for 2001, 2000 and 1999 is as follows:

                                              2001                                2000
                               ----------------------------------   ---------------------------------
                                CANADA      U.S.     CONSOLIDATED    CANADA     U.S.     CONSOLIDATED
                               --------   --------   ------------   --------   -------   ------------
REVENUE
Brokerage                      $ 78,488   $ 75,458     $153,946     $ 74,710   $19,864     $ 94,574
Corporate and other              16,960        237       17,197        7,953     5,142       13,095
Elimination of intra-segment
  revenue                       (16,884)      (266)     (17,150)      (7,427)   (5,002)     (12,429)
                               --------   --------     --------     --------   -------     --------
                               $ 78,564   $ 75,429     $153,993     $ 75,236   $20,004     $ 95,240
                               --------   --------   ----------     --------   -------   ----------
NET EARNINGS BEFORE INCOME
  TAXES
Brokerage                      $  6,625   $ 13,200     $ 19,825     $  8,017   $ 3,242     $ 11,259
Corporate and other               6,126    (10,684)      (4,558)       3,771    (3,522)         249
                               --------   --------     --------     --------   -------     --------
                               $ 12,751   $  2,516     $ 15,267     $ 11,788     ($280)    $ 11,508
                               --------   --------   ----------     --------   -------   ----------
INCOME TAXES
Brokerage                      $  3,910   $  5,793     $  9,703     $  4,930   $ 1,339     $  6,269
Corporate and other                (322)    (4,119)      (4,441)         412    (1,311)        (899)
                               --------   --------     --------     --------   -------     --------
                               $  3,588   $  1,674     $  5,262     $  5,342   $    28     $  5,370
                               --------   --------   ----------     --------   -------   ----------
NET EARNINGS
Brokerage                      $  2,715   $  7,505     $ 10,122     $  3,087   $ 1,903     $  4,990
Corporate and other               6,448     (6,565)        (117)       3,359    (2,211)       1,148
                               --------   --------     --------     --------   -------     --------
                               $  9,163   $    842     $ 10,005     $  6,446     ($308)    $  6,138
                               --------   --------   ----------     --------   -------   ----------
IDENTIFIABLE ASSETS
Brokerage                      $109,896   $319,989     $429,885     $129,899   $63,116     $193,015
Investment held for sale             --     40,772       40,772           --        --           --
Corporate and other              28,212      3,427       31,639        8,309     4,833       13,142
                               --------   --------     --------     --------   -------     --------
                               $138,108   $364,188     $502,296     $138,208   $67,949     $206,157
                               --------   --------   ----------     --------   -------   ----------
AMORTIZATION                   $  2,316   $  2,624     $  4,940     $  2,482   $   778     $  3,260
ADDITIONS TO CAPITAL ASSETS    $  1,624   $  9,910     $ 11,534     $  2,190   $   205     $  2,395
DEPRECIATION                   $  1,755   $  2,185     $  3,940     $  1,619   $   266     $  1,885
INTEREST REVENUE               $    805   $  1,188     $  1,993     $    977   $   704     $  1,681
INTEREST EXPENSE               $  6,337   $  1,110     $  7,447     $  1,920   $    61     $  1,981

                                                             1999
                                               ---------------------------------
                                                CANADA     U.S.     CONSOLIDATED
                                               --------   -------   ------------
REVENUE
Brokerage                                      $ 50,944   $ 1,535     $ 52,479
Corporate and other                               4,029        --        4,029
Elimination of intra-segment revenue             (2,411)       --       (2,411)
                                               --------   -------     --------
                                               $ 52,562   $ 1,535     $ 54,097
                                               --------   -------   -----------
NET EARNINGS BEFORE INCOME TAXES
Brokerage                                      $  5,727   $  (236)    $  5,491
Corporate and other                               2,510      (205)       2,305
                                               --------   -------     --------
                                               $  8,237   $  (441)    $  7,796
                                               --------   -------   -----------
INCOME TAXES
Brokerage                                      $  3,274   $   (65)    $  3,209
Corporate and other                                 994      (151)         843
                                               --------   -------     --------
                                               $  4,268   $  (216)    $  4,052
                                               --------   -------   -----------
NET EARNINGS
Brokerage                                      $  2,453   $  (171)    $  2,282
Corporate and other                               1,516       (54)       1,462
                                               --------   -------     --------
                                               $  3,969   $  (255)    $  3,744
                                               --------   -------   -----------
IDENTIFIABLE ASSETS
Brokerage                                      $117,038   $32,070     $149,108
Corporate and other                              20,247     1,847       22,094
                                               --------   -------     --------
                                               $137,285   $33,917     $171,202
                                               --------   -------   -----------
AMORTIZATION                                   $  1,547   $    79     $  1,626
ADDITIONS TO CAPITAL ASSETS                    $  1,225   $    83     $  1,308
DEPRECIATION                                   $  1,211   $    64     $  1,275
INTEREST REVENUE                               $    724   $    83     $    807
INTEREST EXPENSE                               $    425   $   207     $    632

16.  RELATED PARTY TRANSACTIONS

The Company had transactions with and recorded commission income from the following related parties:

                                                           2001      2000      1999
                                                          ------    ------    ------
Lombard General Insurance Company of Canada               $6,123    $7,527    $6,077
Commonwealth Insurance Company                               374       351       353
Federated Insurance Company of Canada                         28        10         1
Markel Insurance Company of Canada                            88        72        61
Crum & Forster Insurance                                     745       291        67
TIG Specialty Insurance                                      150        --        --
                                                          ------    ------    ------
                                                          $7,508    $8,251    $6,559
                                                          ------    ------    ------

As of December 31, 2001, the Company had accounts receivable and accounts payable balances with the above related parties in the amounts of $271 and $6,839 (2000 --

$269 and $3,605), respectively. All revenue and related accounts receivable and accounts payable are the result of transactions in the normal course of business. The companies above are related through common ownership by Fairfax, which owns approximately 37% of the Company's common shares.

As of December 31, 2001, long-term debt related to put options and certain subordinated convertible debentures are due to related parties.

During 2001 and 2000, the Company incurred expenses related to rental of premises from related parties in the amount of $1,373 and $993, respectively. At December 31, 2001 and 2000, the Company also had accounts receivable due from related parties in the amount of $4,586 (2000 -- $2,320), of which the majority were loans to employees to enable them to purchase shares of the Company.

17.  RECONCILIATION TO U.S. GAAP

The consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from United States GAAP. The following represents the differences affecting net earnings:

                                               2001      2000      1999
                                              -------   -------   ------
Net earnings for the year based on Canadian
  GAAP                                        $10,005   $ 6,138   $3,744
Adjustment to investment held for sale(1)         520        --       --
Change in reporting currency(2)                   158       366      233
                                              -------   -------   ------
NET EARNINGS FOR THE YEAR BASED ON U.S.
  GAAP(3)                                      10,683     6,504    3,977
Other comprehensive income
  Unrealized gains (losses), net of tax of
     $226 -- 2001, ($112) -- 2000,
     ($25) -- 1999                               (370)      183       41
  Less: reclassification adjustment, net of
     tax of ($112) -- 2001, $0 -- 2000           (182)       (1)      --
  Foreign currency translation adjustment,
     net of tax of ($2,478) -- 2001,
     $1,294 -- 2000, ($1,514) -- 1999(2)        3,718    (1,940)   2,272
                                              -------   -------   ------
Comprehensive income based on U.S. GAAP(4)    $13,849   $ 4,746   $6,290
                                              -------   -------   ------
Basic earnings per share based on U.S. GAAP   $  0.56   $  0.35   $ 0.23
Diluted earnings per share based on U.S.
  GAAP                                        $  0.53   $  0.35   $ 0.23

The effect of these adjustments on shareholders' equity is as follows:

                                                       2001       2000
                                                     --------   --------
Shareholders' equity based on Canadian GAAP          $135,271   $112,212
Adjustment to investment held for sale(1)                 520         --
Accumulated other comprehensive income:
  Unrealized gains (losses), net of tax of
     ($89) -- 2001, $136 -- 2000                         (146)       224
  Cumulative translation account(2)                    (1,864)     5,582
Executive share purchase plan loan(5)                  (2,142)        --
                                                     --------   --------
Shareholders' equity based on U.S. GAAP(3)           $131,639   $118,023
                                                     --------   --------

---------------

(1) Under Canadian GAAP, Old Lyme is treated as an investment held for sale at its June 28, 2001 cost of $40,772. Under U.S. GAAP, Old Lyme is reflected at its fair market value, which is equal to its U.S. GAAP shareholder's equity at December 31, 2001 pursuant to the pending sale of Old Lyme. Accordingly, under U.S. GAAP, the investment in Old Lyme has been increased to reflect the net increase in its shareholder's equity from the date of acquisition. This adjustment is treated as a purchase price adjustment to the Kaye acquisition and results in an increase of $2,075 in the investment in Old Lyme and a corresponding decrease in goodwill, with no effect on net earnings or shareholders' equity. Under Canadian GAAP, interest on debt used to finance the Old Lyme acquisition in the amount of $520 (net of tax) is charged to earnings. Under U.S. GAAP, the interest expense on the debt incurred to finance the purchase of Old Lyme is applied to the carrying value of the investment and does not affect the net earnings of the Company.

(2) Under Canadian GAAP, the Company's consolidated financial statements have historically been expressed in Canadian dollars. Effective September 30, 2001, the Company adopted the U.S. dollar as its reporting currency. Comparative financial information has been restated in U.S. dollars using the translation of convenience method. At September 30, 2001, all historical financial statements were converted from Canadian to U.S. dollars at the exchange rate in effect at September 30, 2001 of one Canadian dollar to
    0.6338 U.S. dollar. Revenue and expenses subsequent to September 30, 2001 were translated to U.S. dollars at the average exchange rate for the period.

     Under U.S. GAAP, historical financial statements are translated using a current exchange rate; which for assets and liabilities is the exchange rate at the balance sheet date; for the income statement is the average exchange rate for the period; and for share capital accounts is the historical exchange rate.

     In addition, foreign exchange differences under U.S. GAAP are included in the cumulative translation account net of tax. The aggregate impact of these differences has been presented in the reconciliation of shareholders' equity for Canadian to U.S. GAAP under the caption "cumulative translation account."

(3) The consolidated statements of earnings and cash flows for the years ended December 31, 2001, 2000 and 1999 and the condensed balance sheets as at December 31, 2001 and 2000 under U.S. GAAP are as follows:

                                           2001        2000       1999
                                         ---------   --------   --------
    Revenue                              $ 156,781   $100,919   $ 57,458
    Net earnings before income taxes     $  16,042   $ 12,195   $  8,281
    Net earnings                         $  10,683   $  6,504   $  3,977
    Cash provided by operating
      activities                         $  44,980   $ 13,563   $  5,377
    Cash used in investing activities    $(130,687)  $(18,914)  $(37,886)
    Cash provided by financing
      activities                         $ 130,881   $  5,904   $ 63,949
    Total current assets                 $ 225,485   $ 81,518
    Total assets                         $ 499,381   $216,834
    Total current liabilities            $ 224,968   $ 63,839
    Total liabilities                    $ 367,742   $ 98,811
    Total shareholders' equity           $ 131,639   $118,023

(4) Comprehensive income is measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" (SFAS
    130). This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners and includes the change in unrealized gains (losses) and foreign currency translation adjustments, which under Canadian GAAP are not recognized and recorded as a separate component of shareholders' equity, respectively. Certain disclosures required by SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, have not been included as such disclosures related to the Company's investments in debt and equity securities are immaterial to the overall financial statement presentation.

(5) Under Canadian GAAP, loans granted by the Company to employees under the executive share purchase plan are treated as a receivable and included in the balance sheet caption "Accounts and other receivables." Under U.S. GAAP, those loans receivables must be included as a reduction to shareholders' equity.

18.  EFFECTS OF NEW U.S. GAAP ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations subsequent to June 30, 2001 be accounted for in accordance with the purchase method of accounting, as well as specifies criteria for recognizing intangible assets acquired in a purchase business combination. SFAS No. 142 eliminates the amortization of goodwill, requires annual impairment testing of goodwill, and introduces the concept of definite and indefinite life intangible assets. Indefinite life intangible assets, similar to goodwill, will no longer be amortized and will be tested at least annually for impairment. Definite life intangible assets will be amortized over the estimated useful life of the asset. SFAS No. 142 must be adopted on January 1, 2002.

Although the Company has not completed its assessment of these new accounting standards, it expects that the provisions of SFAS No. 142 related to accounting for goodwill and other intangible assets will have a significant impact on its consolidated earnings in 2002, as goodwill will no longer be amortized and charged to income, when compared to consolidated earnings for years prior to 2002. The Company is reviewing the impairment testing provisions of these standards, and based on current conditions, does not expect to incur a material transition goodwill impairment charge as of January 1, 2002.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for fiscal years beginning after December 15, 2001. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB No. 30).

SFAS No. 144 generally retains the basic accounting model for the identification and measurement of impairments to long-lived assets to be held, and long-lived assets to be disposed. SFAS No. 144 broadens the definition of "discontinued operations," as previously defined by APB No. 30, but does not allow for the accrual of future operating losses, as was previously permitted under that standard. SFAS No. 144 also addresses several implementation and financial statement presentation issues not previously addressed under U.S. GAAP. SFAS No. 144 excludes from its scope financial accounting and reporting for the impairment of goodwill and other intangible assets.

The transitional guidance of SFAS No. 144 generally permits long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to SFAS No. 144's initial application to continue to be accounted for in accordance with the prior pronouncement applicable for that disposal. As such, our investment in Old Lyme, which is classified as held for disposal at December 31, 2001, will continue to be accounted for in accordance with Canadian and U.S. generally accepted accounting principles applicable at the date that the disposal activities were initiated. In the event that the sale of Old Lyme is not completed by December 31, 2002, the investment will be reclassified as held for use in operations, in accordance with the provisions of SFAS No. 144.

Canadian GAAP has not been harmonized with U.S. GAAP related to the provisions of SFAS No. 144. Accordingly, any impact related to the adoption of the provisions of SFAS No. 144 will be treated as a reconciling item between U.S. and Canadian GAAP. However, we do not anticipate that the provisions of SFAS No. 144 will have a material impact on our financial position or results of operations as reported under U.S. GAAP.

19.  QUARTERLY DATA (UNAUDITED)

                                    FIRST    SECOND     THIRD    FOURTH      FULL
                                   QUARTER   QUARTER   QUARTER   QUARTER     YEAR
                                   -------   -------   -------   -------   --------
YEAR ENDED DECEMBER 31, 2001
Revenue                            $28,096   $29,342   $43,601   $52,954   $153,993
Net earnings                        $2,467    $2,558    $2,029    $2,951    $10,005
Net earnings per share -- Basic      $0.13     $0.14     $0.11     $0.15      $0.53
Net earnings per share -- Diluted    $0.13     $0.14     $0.09     $0.14      $0.50
YEAR ENDED DECEMBER 31, 2000
Revenue                            $23,205   $23,080   $24,504   $24,451    $95,240
Net earnings                        $2,302    $2,093    $1,184      $559     $6,138
Net earnings per share -- Basic      $0.13     $0.12     $0.06     $0.03      $0.34
Net earnings per share -- Diluted    $0.13     $0.12     $0.06     $0.03      $0.34

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF KAYE GROUP INC.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows, of stockholders' equity and comprehensive loss present fairly, in all material respects, the financial position of Kaye Group Inc. and its subsidiaries at June 28, 2001, and the results of their operations and their cash flows for the period from January 1, 2001 through June 28, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

LOGO

PricewaterhouseCoopers LLP
New York, New York
March 12, 2002

KAYE GROUP INC.
CONSOLIDATED BALANCE SHEET
As of June 28, 2001
(in thousands, except par value per share)

ASSETS
INSURANCE BROKERAGE COMPANIES:
CURRENT ASSETS
  Cash and cash equivalents (including short term
     investments, and funds held in a fiduciary capacity of
     $16,618)                                                 $ 18,053
  Premiums and other receivables                                36,857
  Prepaid expenses and other assets                              1,251
  Deferred income taxes                                          1,363
                                                              --------
TOTAL CURRENT ASSETS                                            57,524
                                                              --------
Fixed assets (net of accumulated depreciation of $7,950)         5,256
Intangible assets (net of accumulated amortization of
  $5,485)                                                       12,128
Deferred income taxes                                            1,287
Other assets                                                       518
                                                              --------
TOTAL ASSETS -- INSURANCE BROKERAGE COMPANIES                   76,713
                                                              --------
PROPERTY AND CASUALTY COMPANIES:
Investments available-for-sale
Fixed maturities, at market value (amortized cost $50,038)      50,261
Equity securities, at market value (cost $350)                     350
                                                              --------
TOTAL INVESTMENTS                                               50,611
                                                              --------
Cash and cash equivalents                                        8,998
Accrued interest and dividends                                   1,107
Premiums receivable                                              3,429
Reinsurance recoverable on paid and unpaid losses                7,430
Prepaid reinsurance premiums                                     1,248
Deferred acquisition costs                                       3,376
Deferred income taxes                                            3,120
Other assets                                                     5,092
                                                              --------
TOTAL ASSETS -- PROPERTY AND CASUALTY COMPANIES                 84,411
                                                              --------
CORPORATE:
Cash and cash equivalents                                          107
Cash, restricted                                                 2,445
Prepaid income taxes                                             1,176
Prepaid expenses and other assets                                   10
Investment -- Equity securities, at market value (cost $308)       359
Deferred income taxes                                               71
                                                              --------
TOTAL ASSETS -- CORPORATE                                        4,168
                                                              --------
TOTAL ASSETS                                                  $165,292
                                                              --------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED BALANCE SHEET
As of June 28, 2001 (in thousands, except par value per share)

LIABILITIES
INSURANCE BROKERAGE COMPANIES:
Current liabilities
  Premiums payable and unearned commissions                   $ 42,657
  Accounts payable and accrued liabilities                       6,625
  Notes payable                                                    488
  Advance from Hub International Limited                        10,585
  Deferred income taxes                                          1,069
                                                              --------
TOTAL CURRENT LIABILITIES                                       61,424
Notes payable                                                       94
Deferred income taxes                                              288
                                                              --------
TOTAL LIABILITIES -- INSURANCE BROKERAGE COMPANIES              61,806
                                                              --------
PROPERTY AND CASUALTY COMPANIES:
Liabilities
  Unpaid losses and loss expenses                               30,366
  Unearned premium reserves                                     11,875
  Accounts payable and accrued liabilities                         375
  Deferred income taxes                                          1,442
  Other liabilities                                                954
                                                              --------
TOTAL LIABILITIES -- PROPERTY AND CASUALTY COMPANIES            45,012
                                                              --------
CORPORATE:
Current liabilities
  Accounts payable and accrued liabilities                       2,482
  Loan payable                                                   1,412
  Deferred income taxes                                             17
                                                              --------
TOTAL CURRENT LIABILITIES -- CORPORATE                           3,911
                                                              --------
TOTAL LIABILITIES                                              110,729
                                                              --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 1,000 shares authorized;
  none issued or outstanding
Common stock, $.01 par value; 20,000 shares authorized;
  8,507 shares issued and outstanding                               85
Paid-in capital                                                 17,995
Accumulated other comprehensive income, net of deferred
  income tax liability of $93                                      181
Retained earnings                                               36,302
                                                              --------
TOTAL STOCKHOLDERS' EQUITY                                      54,563
                                                              --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $165,292
                                                              --------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the period January 1, 2001 through June 28, 2001
(in thousands)

INSURANCE BROKERAGE COMPANIES:
Revenues
  Commissions and fees -- net                                 $20,174
  Net investment income                                           448
  Net realized loss on investments                               (364)
                                                              -------
TOTAL REVENUES                                                 20,258
                                                              -------
Expenses
  Compensation and benefits                                    12,089
  Amortization of intangibles                                     676
  Other operating expenses                                      7,795
                                                              -------
TOTAL OPERATING EXPENSES                                       20,560
                                                              -------
Interest expense                                                  377
                                                              -------
LOSS BEFORE MERGER EXPENSES -- INSURANCE BROKERAGE COMPANIES     (679)
                                                              -------
PROPERTY AND CASUALTY COMPANIES
Revenues
  Net premiums written                                         14,671
  Change in unearned premiums                                   2,121
                                                              -------
  Net premiums earned                                          16,792
  Net investment income                                         1,768
  Net realized loss on investments                               (713)
  Other income                                                  6,480
                                                              -------
TOTAL REVENUES                                                 24,327
                                                              -------
Expenses
  Losses and loss expenses                                      7,258
  Acquisition costs and general and administrative expenses     6,701
                                                              -------
TOTAL EXPENSES                                                 13,959
                                                              -------
INCOME BEFORE MERGER EXPENSES -- PROPERTY AND CASUALTY
  COMPANIES                                                    10,368
                                                              -------
CORPORATE:
Revenues -- Net investment income                                  16
Expenses
  Other operating expenses                                        247
  Interest expense                                                 75
                                                              -------
LOSS BEFORE MERGER EXPENSES -- CORPORATE                         (306)
                                                              -------
Income before merger expenses                                   9,383
Merger expenses                                                13,263
                                                              -------
LOSS BEFORE INCOME TAXES                                       (3,880)
                                                              -------
(Benefit) provision for income taxes
  Current                                                         703
  Deferred                                                     (2,735)
                                                              -------
TOTAL BENEFIT FOR INCOME TAXES                                 (2,032)
                                                              -------
Loss before cumulative effect of change in accounting
  principle                                                    (1,848)
Cumulative effect of change in accounting principle (net of
  tax effect)                                                     158
                                                              -------
NET LOSS                                                      $(1,690)
                                                              -------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the period January 1, 2001 through June 28, 2001 (in thousands)

                          COMMON STOCK                                               ACCUMULATED
                       -------------------     COMMON        UNEARNED                   OTHER                      TOTAL
                       OUTSTANDING    PAR       STOCK      STOCK GRANT    PAID-IN   COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                         SHARES      VALUE   IN TREASURY   COMPENSATION   CAPITAL      INCOME       EARNINGS      EQUITY
                       -----------   -----   -----------   ------------   -------   -------------   --------   -------------
Balance, January 1,
 2001                     8,481       $85       $(37)         $(235)      $18,019       $(207)      $38,417       $56,042
Change in unrealized
 appreciation, net of
 deferred income tax
 of $200                                                                                  388                         388
Amortization of
 unearned restricted
 stock                                                            9                                                     9
Net loss                                                                                             (1,690)       (1,690)
Shares issued -- SRW
 acquisition                 21                                               171                                     171
Shares issued --
 employee stock
 option plan                  4                                                31                                      31
Dividends declared
 (per share -- $0.05)                                                                                  (425)         (425)
Write off balance of
 unearned restricted
 stock                                                          226          (226)                                     --
Shares forfeited --
 stock performance
 plan                        (3)                                                                                       --
Reissuance of
 treasury stock               4                   37                                                                   37
                          -----       ---       ----          -----       -------       -----       -------       -------
Balance, June 28,
 2001                     8,507       $85       $ --          $  --       $17,995       $ 181       $36,302       $54,563
                        -------       ---    -------       --------        ------    --------       -------     ---------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
For the period January 1, 2001 through June 28, 2001
(in thousands)

Net loss                                                      $(1,690)
Other comprehensive income
  Unrealized investment holding losses arising during the
     period, net of deferred income tax benefit of $22            (42)
  Reclassification adjustment for realized investment loss
     included in net income, net of deferred income tax
     benefit of $222                                              430
                                                              -------
TOTAL OTHER COMPREHENSIVE INCOME                                  388
                                                              -------
Comprehensive loss                                            $(1,302)
                                                              -------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period January 1, 2001 through June 28, 2001
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                      $ (1,690)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Deferred acquisition costs                                       677
  Amortization of bond premium -- net                              344
  Deferred income taxes                                         (2,735)
  Net realized loss on investments                               1,077
  Depreciation and amortization                                  1,816
  Change in assets and liabilities
     Accrued interest and dividends                               (245)
     Premiums and other receivables                                234
     Prepaid expenses and other assets                           1,414
     Premiums payable and unearned commissions                 (10,158)
     Accounts payable and accrued liabilities                   (7,752)
     Unpaid losses and loss expenses                             2,382
     Unearned premium reserves                                  (1,822)
     Income taxes payable                                       (1,363)
                                                              --------
NET CASH USED IN OPERATING ACTIVITIES                          (17,821)
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES
Investments available - for - sale
  Purchase of fixed maturities                                 (22,844)
  Purchase of equity securities                                   (477)
  Maturities of fixed securities                                 2,320
  Sales of fixed securities                                     13,553
  Sales of equity securities                                     7,929
Purchase of fixed assets                                          (615)
Acquisition payments                                            (1,124)
                                                              --------
NET CASH USED IN INVESTING ACTIVITIES                           (1,258)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES
Acquisition debt-repayment                                        (187)
Notes and loan payable-repayment                                  (731)
Payment of dividends                                              (636)
Proceeds from issuance of common stock                              31
Advanced proceeds from Hub International Limited                10,585
Receipts under deposit contracts                                   107
                                                              --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                        9,169
                                                              --------
Net change in cash and cash equivalents                         (9,910)
Cash and cash equivalents at beginning of period                39,513
                                                              --------
Cash and cash equivalents at end of period                    $ 29,603
                                                              --------

See notes to consolidated financial statements.

KAYE GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

Kaye Group Inc. (the "Company"), a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance brokerage, underwriting and related activities. The Company operates in two insurance business segments -- the Insurance Brokerage Companies Operations ("Brokerage Operations"), comprised of the Retail Brokerage Business and the Program Brokerage Business, and the Property and Casualty Companies Operations.

In addition, Corporate Operations includes those activities that benefit the Company in its entirety and cannot be specifically identified to either the Brokerage Operations or the Property and Casualty Companies Operations. Such activities include debt servicing and public company expenses, including investor relations' costs.

The Company's activities are conducted from offices in New York, New York, Arcadia, California, Westport, Connecticut, Woodbury, New York and Warwick, Rhode Island.

Sale of the company
On January 20, 2001, the Company reported that Hub International Limited ("HUB") had entered into a definitive agreement (the "Agreement") to acquire the Company through a merger transaction. Under the terms of the Agreement, shares of Kaye's common stock not held by affiliates or shareholders perfecting appraisal rights were converted to a right to receive $14 in cash. On June 28, 2001, the Company and HUB completed the merger, which has not been given effect in the accompanying consolidated financial statements. Prior to June 28, 2001 HUB had, however, transferred cash of $10,585,000 to the Company to settle payments for vested stock options and restricted stock held by employees; the cash is reflected in the accompanying financial statements as restricted cash and an advance from HUB, as well as recorded as a merger expense and as a payable to the employees. On June 27, 2001, all stock options issued by the Company became vested and were purchased with the payment of $8,140,000 in restricted cash advanced by HUB. Restricted stock was converted to the right to receive $14 in cash per share, totaling $2,445,000, which will be paid to stockholders upon the first anniversary of the merger. Additionally, with the merger the advances by HUB were contributed to the paid-in capital of the Company.

Proposed sale of property and casualty companies
On December 31, 2001, HUB, on behalf of the Company, announced that it had agreed to sell the Company's underwriting subsidiaries Old Lyme Insurance Company of Rhode Island, Inc. ("OLRI") and Old Lyme Insurance Ltd. ("OLB") to Fairfax Inc. ("Fairfax"), effective January 1, 2002. Completion of the transaction is subject to receipt of approval from and compliance with the requirements of applicable regulatory authorities. Fairfax is a subsidiary of Fairfax Financial Holdings Limited, and is HUB's largest shareholder with a 37% interest in HUB's common stock.

Insurance brokerage companies operations
The Retail Brokerage Business operates insurance brokerage businesses through four subsidiaries of the Company, the "Retail Brokerage Companies". The Retail Brokerage Companies offer commercial clients a full range of insurance brokerage services including procurement of property/casualty insurance, risk management consulting, bonding, loss prevention engineering, and group employee benefit consulting services. In addition, personal lines and life and health insurance coverage are placed on behalf of individual clients.

The Retail Brokerage Business' primary strategy is to service middle market companies and organizations just below the Fortune 500 level for which other national brokers intensely compete. Within this middle market, the Retail Brokerage Business has developed particular expertise and knowledge of the risks facing a number of industry sectors including health care, real estate, retail, manufacturing, houses of worship, law firms, homes for the aged and fine arts.

The Retail Brokerage Business services approximately 14,000 insureds. The Retail Brokerage Business is compensated for its services primarily in the form of commissions paid by insurance companies. The commission is usually a percentage of the premium paid by the insured. Commission rates depend upon the type of insurance, the particular insurance company, and the role in which the Retail Brokerage Business acts. In some cases a commission is shared with other agents or brokers who have acted jointly with the Retail Brokerage Business in connection with the transaction. The Retail Brokerage Business may also receive from an insurance company a contingent commission that is generally based on the profitability and volume of business placed with it by the Retail Brokerage Business over a given period of time. The Retail Brokerage Business may also receive fees from insureds in connection with consulting services relating to the marketing of insurance.

Program Brokerage Corporation ("PBC" or the "Program Brokerage Business") is a subsidiary of the Company and operates a wholesale insurance brokerage business which offers retail insurance agents and brokers innovative solutions to the twin insurance problems of price and availability of coverage. It accomplishes this by organizing pools of similar risks into specially designed alternative distribution programs through which it places insurance for affinity groups (the "Programs").

The Program Brokerage Business is one of the leaders in the application of purchasing groups in the commercial insurance market. Approximately 82% of PBC's premium volume was generated by its own producers and approximately 1,000 unrelated retail insurance agent and broker producers serving approximately 14,000 insureds. The remaining 18% was derived from the Retail Brokerage Business. Approximately 35% of PBC's premium volume is directly or indirectly placed with two affiliates, OLRI and Old Lyme Insurance Company, Ltd. (Bermuda) ("OLB").

Property and casualty companies operations
The Company conducts its property and casualty underwriting business through two insurance company subsidiaries (the "Insurance Companies"), OLRI and OLB. OLRI is a property and casualty insurance company licensed in Rhode Island and eligible as a surplus lines insurer in New York and New Jersey. OLB is a property and casualty insurance company organized and licensed under the laws of Bermuda. In states where the Insurance Companies are not admitted insurers or surplus lines insurers, the Insurance Companies underwrite risks through various reinsurance agreements.

The Insurance Companies underwrite property risks (loss or physical damage to property) and OLRI underwrites casualty risks (legal liability for personal injury or damaged property of others) for insureds in the United States. Insurance is sold principally through the Programs marketed by PBC which insure various types of businesses and properties that have similar risk characteristics, such as apartments, condominiums, cooperatives, restaurants, building maintenance companies, automobile service stations, retail stores, funeral homes and pharmacies, among others.

The Insurance Companies' strategy is to underwrite only the first "layer" of the property and casualty insurance provided under the Programs. Exposure to individual insureds on individual losses is thereby generally limited to between $10,000 and $25,000 per claim, depending on the Program. Under the Programs, the Insurance Companies' policies are sold in conjunction with policies issued by unaffiliated Program insurers that provide coverage for losses above the first layer of risk underwritten by the Insurance Companies. In addition, OLRI has issued policies on a selected basis with limits up to $1,000,000, with net retention of $50,000 of exposure and has reinsured the remaining limits with unaffiliated reinsurers rated A or better by A.M. Best Company ("A.M. Best"), a major rating agency for insurers.

The Property and Casualty Companies Operations includes Claims Administration Corporation ("CAC"), a subsidiary of the Company which is responsible for the administration of a large majority of the claims submitted to the Insurance Companies. The administration of claims includes investigation, engagement of legal counsel, approval of settlements and the making of payments to, or on behalf of insureds. The Insurance Companies pay CAC for its services. CAC also provides claims administration service to certain unaffiliated Program insurers for a fee.

2.  SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of presentation
The accompanying Consolidated Balance Sheet, Statement of Operations, Cash Flows, Stockholders' Equity and Comprehensive Loss (the "financial statements") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and predominant industry practice.

The Consolidated Balance Sheet is presented on a segmented basis with inter-company balances eliminated. Identifiable assets by segment are those assets used in the Company's operations in each business segment. Corporate assets are principally cash and cash equivalents and an equity security investment.

The Statement of Operations is segmented and presents the consolidated results of the Insurance Brokerage Companies segment, the Property and Casualty Companies segment and the Corporate segment. Intersegment transactions have not been eliminated. However, transactions within each segment are eliminated.

Income or loss before income taxes of the two operating segments includes expenses incurred by Corporate on behalf of the segments, which are allocated to operations of the segments. The allocation is based upon total revenues of each segment except for the allocation of incentive compensation which is allocated based on the percentage of profits contributed to the Company.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b.  Commission income
Commission income is generally recognized on the effective date of the related policies. Unearned commissions represent commission income that is earned in installments on multiyear policies. Contingent commissions are recorded when collected or known. Commission and other adjustments are recorded when they occur and the Company maintains an allowance for estimated policy cancellations and commission returns which is periodically evaluated and adjusted as necessary.

Effective May 31, 2001, the Company changed its method of accounting for commission income. Prior to that date, commission income was recorded when earned which was principally as of the billing date. Under the new method of accounting, adopted retroactive to January 1, 2001, the Company now records commission income generally on the effective date of insurance policies. The cumulative effect of the change on prior years resulted in additional income of $158,000 (net of income taxes of $82,000). For each of the three years ended December 31, 2000 the effect of this change on net income (loss) was not significant. This change was effected due to the pending merger with HUB (see
Note 1) and the Company's desire to move to a methodology consistent with HUB's policy, which is considered preferable by management. As a result of the change, the Company's commission and fees-net was reduced by $1,196,000 during the period January 1, 2001 through June 28, 2001.

c.  Fixed assets
Furniture, equipment, computer hardware and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method. Fixed assets are depreciated over periods ranging from three to ten years, and leasehold improvements are amortized over the remaining terms of the leases which expire through 2010 or useful life, whichever is shorter.

d.  Intangible assets
Acquired expiration lists, covenants not to compete and goodwill are carried at cost, less accumulated amortization which is computed using the straight-line method over the estimated useful life of the asset not to exceed twenty years.

e.  Investments
Investments are stated at fair value. The difference between the cost and fair value is reflected as unrealized appreciation or depreciation, net of applicable deferred income taxes, as a separate component of stockholders' equity. Realized gains or losses from the sale of investments are determined on the basis of specific identification and are reflected as a component of revenues. Investment income is recognized when earned. The fair value of fixed maturities and equity securities is based on the closing price of the investments on June 28, 2001.

If a decline in fair value of an investment is considered to be other than temporary, the investment is reduced to its net realizable value and the reduction is accounted for as a realized investment loss. In evaluating whether a decline is other than temporary, management considers the duration and extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including events that may impact the issuer's operations and impair the earnings potential of the investment, and management's ability and intent to hold an investment for a sufficient period to allow for an anticipated recovery in fair value.

Investments in equity securities in which the Company does not exert significant influence and there is no readily determinable fair value are carried at the lower of cost or market.

f.  Insurance premiums earned
Insurance premiums are recognized as revenues ratably over the terms of the related policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are calculated using the daily pro rata method. Premiums earned are net of reinsurance ceded.

g.  Deferred acquisition costs
Deferred acquisition costs include commissions incurred by the Insurance Companies that vary with and are attributed to new and renewal insurance policies or contracts. These costs are deferred and amortized over the applicable premium recognition period, generally one year. These deferred costs have been limited to the amount expected to be recovered from future earned premiums. Acquisition costs of $5,118,000, were amortized to expense for the period January 1, 2001 through June 28, 2001.

h.  Unpaid losses and loss expenses
The estimated liability for unpaid losses and loss expenses is based on an evaluation of claims reported by policyholders. A provision which is based on historical experience and modified for current trends, is also included for losses and loss expenses which have been incurred but not reported. The methods of determining such estimates and establishing the resulting reserves are continually reviewed and modified to reflect current conditions, and any adjustments are reflected currently in results of operations.

i.  Reinsurance
Assumed reinsurance premiums written, commission, and unpaid losses are accounted for based principally on the reports received from the ceding insurance companies and in a manner consistent with the terms of the related reinsurance agreements. Liabilities for unpaid losses, loss expenses and unearned premiums are stated gross of ceded reinsurance recoverables. Deferred acquisition costs are stated net of the amounts of reinsurance ceded, as are premiums written and earned, losses and loss expenses incurred, and amortized acquisition costs.

j.  Income taxes
The Company recognizes deferred tax assets or liabilities for temporary differences between the financial reporting and tax basis of assets and liabilities based on enacted tax rates. The principal temporary differences relate to deferred acquisition costs, unearned premiums, discount for tax purposes of the unpaid losses and loss expense reserves, amortization of expiration lists, accrual adjustment for commission income and unrealized gains or losses on investments (see Note 9).

k.  Cash and cash equivalents
Cash and cash equivalents include money market funds and certificates of deposit, including funds held in a fiduciary capacity for the Insurance Brokerage Companies, with a maturity of three months or less. The Company maintains cash with banks in excess of federally insured limits and is exposed to the credit risk from this concentration of cash. The Corporate restricted cash balance represents cash advanced from HUB and maintained in an escrow account for the purpose of paying compensation to participants of the terminated stock performance plan on the first anniversary of the Company's merger with HUB (see Note 1).

l.  Other income
Property and Casualty Companies' other income includes non-recurring revenue from the discontinuation of agreements for claims administration relating to warranty contracts issued by a third party for which cash has already been received.

m.  Capitalized software policy
Capitalized computer software costs (included in fixed assets on the Consolidated Balance Sheet) consist of costs to purchase software. All capitalized software costs are amortized on a straight line method over a period of three or five years. Amortization expense charged to operations was $307,000 for the period January 1, 2001 through June 28, 2001.

n.  Fair value of financial instruments
The carrying amounts reported in the Consolidated Balance Sheet for cash and cash equivalents, receivables and premiums payable approximate those assets and liabilities fair values due to the short-term nature of the instruments.

3.  CHANGES IN ACCOUNTING POLICIES

a.  Newly adopted accounting standards
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 (as amended), Accounting for Derivative Instruments and Hedging Activities. This statement requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and to be measured at fair value. This statement is effective for all fiscal quarters and fiscal years beginning after December 31, 2000. The Company does not have any derivative instruments and therefore SFAS No. 133 has no impact on the Company's financial statements.

b.  Accounting standards not yet adopted
In June 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Statement 142 requires that goodwill and certain intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. Statement No. 142 is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 141 and 142 to have a material impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Disposal or Impairment of Long-Lived Assets". This statement requires a single accounting model for long-lived assets to be disposed of by sale, whether previously held or newly acquired. The statement provides guidance related to the disposal of long-lived assets and broadens the presentation of discontinued operations to include a component of an entity where the operations and cash flows are clearly distinguishable. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's consolidated financial statements.

4.  ACQUISITIONS

Effective January 1, 1999, the Company, through one of its insurance brokerage subsidiaries, Kaye Insurance Associates, Inc. ("KIA"), purchased the assets, including customer lists, and certain liabilities of Woodbury, N.Y. -- based broker Seaman, Ross & Wiener, Inc. and related entities for an initial purchase price of $2,422,000 in cash and $500,000 in stock of the Company. During the period January 1, 2001 through June 28, 2001, earn out payments totaling $1,124,000 in cash and $208,000 in stock of the Company were recorded as customer lists of $993,000 and goodwill of $340,000.

5.  FUNDS HELD IN FIDUCIARY CAPACITY

Premiums collected by the Insurance Brokerage Companies but not yet remitted to insurance carriers were approximately $16,618,000 at June 28, 2001, some of which are restricted as to use by law in certain states in which the Insurance Brokerage Companies operate. These balances are held in cash and cash equivalents. The offsetting obligation is recorded in premiums payable.

6.  INVESTMENTS

Net investment income for the period January 1, 2001 through June 28, 2001 was derived from the following sources (in thousands):

Insurance Brokerage Companies
  Cash and cash equivalents                                   $  448
                                                              ------
Property and Casualty Companies
  Fixed maturities                                             1,256
  Equity securities                                                2
  Cash and cash equivalents                                      337
  Other                                                          210
                                                              ------
     Total investment income                                   1,805
Investment expenses                                              (37)
                                                              ------
                                                               1,768
Corporate
  Cash and cash equivalents                                       16
                                                              ------
     NET INVESTMENT INCOME                                    $2,232
                                                              ------

Net realized gains or losses and the change in unrealized appreciation or depreciation on investments included in the Statement of Operations and the Statement of Stockholders Equity, respectively, are summarized below (in thousands):

Net realized gains (losses)
  Fixed maturities
     Gross realized gains                             $   259
     Gross realized losses                                 (4)
  Equity securities
     Gross realized gains                                 157
     Gross realized losses                             (1,043)
  Other investments
     Gross realized losses                               (446)
                                                      -------
       NET REALIZED LOSS ON INVESTMENTS               $(1,077)
                                                      -------
Changes in unrealized appreciation
  Fixed maturities                                    $   148
  Equity securities                                       440
                                                      -------
       NET CHANGE IN UNREALIZED APPRECIATION          $   588
                                                      -------

Included in net realized loss on investments are write downs related to other than temporary impairments in equity securities of $530,000 and limited partnership investments of $446,000.

The composition cost (amortized cost for fixed maturities) and estimated fair value of the Company's investments at June 28, 2001 are presented below (in thousands):

                                                            GROSS
                                                          UNREALIZED
                                                           HOLDING       AGGREGATE
                                            AMORTIZED   --------------     FAIR
                                            COST/COST   GAINS   LOSSES     VALUE
                                            ---------   -----   ------   ---------
Fixed Maturities
  U.S. Government agencies and authorities   $23,157    $135    $ (61)    $23,231
  States municipalities and subdivisions      26,781     317     (103)     26,995
  Corporate                                      100      --      (65)         35
                                             -------    ----    -----     -------
       TOTAL FIXED MATURITIES                $50,038    $452    $(229)    $50,261
                                            --------    ----    -----    --------
Equity Securities
  Common Stock                               $   608    $ 51    $  --     $   659
  Preferred Stock                                 50      --       --          50
                                             -------    ----    -----     -------
       TOTAL EQUITY SECURITIES               $   658    $ 51    $  --     $   709
                                            --------    ----    -----    --------

The amortized cost and estimated fair value of fixed maturities at June 28, 2001, by contractual maturity date, are listed below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                          AGGREGATE
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less                                        $ 3,208     $ 3,163
Due after one year through five years                           27,761      28,058
Due after five years through ten years                          17,241      17,212
Due after ten years                                              1,828       1,828
                                                               -------     -------
     TOTAL                                                     $50,038     $50,261
                                                              --------    --------

Fixed maturities and cash and cash equivalents carried at fair value of $3,404,000 were on deposit for governmental authorities, as required by law. Fixed maturities and cash equivalents carried at fair value of $30,163,000 have been deposited in trust funds or pledged to collateralize the obligations of OLRI to ceding companies under reinsurance agreements. In addition, OLB maintained bank letters of credit in the amount of $3,200,000. The Company's short-term investment of cash is maintained principally with seven banks and three institutional money market funds. To control this risk, the Company utilizes only high credit quality financial institutions. Additionally, under the insurance laws of the State of Rhode Island, where OLRI is domiciled, insurers and reinsurers are restricted as to the types of investments they may purchase and the concentration of risk they may accept in any one issuer or group of issuers. The Company complies with such laws which insure that the concentration of risk in its investment portfolio is at an acceptable and authorized level.

7.  NOTES PAYABLE

Notes payable consist of the following at June 28, 2001 (in thousands):

Insurance Brokerage
  Note payable, due through 7/1/2002, interest at prime       $   469
  Finance company note, due through 3/24/2002, interest at
     7.75%                                                        113
  Current portion                                                (488)
                                                              -------
       NOTES PAYABLE -- LONG TERM                             $    94
                                                              -------
Corporate
  Term loan, due through 6/24/2002, interest at 7.8%          $ 1,412
  Current portion                                              (1,412)
                                                              -------
       NOTES PAYABLE -- LONG TERM                             $    --
                                                              -------

The note payable, at prime, due through July 1, 2002, represents debt incurred related to a 1998 acquisition.

The 7.8% Term Loan due through June 24, 2002 is secured by the stock of OLRI. Certain covenants exist on this loan, the most significant being the requirement to maintain a minimum GAAP net worth, minimum statutory surplus in the Insurance Companies, a fixed ratio of net premiums to surplus and a minimum debt service coverage. At June 28, 2001, the Company was in compliance with the covenants under the loan agreement.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the notes payable at June 28, 2001 approximates their carrying value.

Interest expense in the accompanying consolidated statement of operations, was $452,000.

8.  INTANGIBLE ASSETS

Intangible assets at June 28, 2001 consisted of the following (in thousands):

Customer lists                                       $14,760
Goodwill                                               2,453
Covenant not to compete                                  400
                                                     -------
                                                      17,613
Less accumulated amortization                         (5,485)
                                                     -------
Intangible assets                                    $12,128
                                                     -------

9.  INCOME TAXES

The Company and its wholly owned domestic subsidiaries are party to a Tax Allocation Agreement (the "Agreement"). The Agreement requires these companies to file a U.S. consolidated income tax return. The Agreement also provides that each member of the group will compute its separate tax liability or benefit on a separate return basis and pay or receive such amounts to or from the Company.

The Company's effective income tax rate included in the Statement of Operations differs from the statutory rate on ordinary income before income taxes as follows (in thousands, except percentages):

                                                            % OF PRETAX
                                                  AMOUNT      INCOME
                                                  -------   -----------
Income tax benefit computed at the statutory
  rate                                            $(1,319)    (34.0)%
Increase (decrease) in taxes resulting from
  Tax-exempt investment income                      (318)      (8.2)%
  Merger expenses                                    599       15.4 %
  State and local income taxes                      (652)     (16.8)%
  Other                                             (342)      (8.8)%
                                                  -------     -------
       INCOME TAX BENEFIT                         $(2,032)    (52.4)%
                                                  ------    -----------

The source of the significant temporary differences and the related deferred tax effects are as follows (in thousands):

Expiration lists                                      $   172
Unearned premium reserves                                 145
Accrual adjustment                                         82
Accrued incentive compensation                         (1,251)
State and local income taxes                             (900)
Non-deductible reserves                                  (532)
Deferred acquisition costs                               (230)
Loss reserve discount                                     (67)
Other                                                    (154)
                                                      -------
       DEFERRED TAX BENEFIT                           $(2,735)
                                                      -------

The components of the net deferred tax assets and liabilities, in the accompanying consolidated balance sheet at June 28, 2001, are as follows (in thousands):

Deferred tax assets:
  Loss and loss expense reserves                      $ 1,936
  Accrued incentive compensation                        1,251
  State and local income taxes                          1,002
  Non-deductible reserves                                 878
  Unearned premium reserves                               722
  Other                                                   154
                                                      -------
  DEFERRED TAX ASSET BEFORE VALUATION ALLOWANCE         5,943
Valuation allowance                                       102
                                                      -------
       TOTAL DEFERRED TAX ASSET                         5,841
                                                      -------
Deferred tax liabilities:
  Deferred acquisition costs                            1,148
  Other accrual adjustments                             1,288
  Expiration lists                                        288
  Unrealized gains on investments                          92
                                                      -------
       TOTAL DEFERRED TAX LIABILITY                     2,816
                                                      -------
       NET DEFERRED TAX ASSET                         $ 3,025
                                                      -------

The Company has state net operating loss carryforwards totaling $9,401,000 at June 28, 2001. Such net operating losses are currently available to offset our future state taxable income and begin to expire in 2016. A valuation allowance in the amount of $1,461,000 has been established for net operating losses in states where management does not believe the net operating losses will be realized. Management believes it is more likely than not that all remaining deferred tax assets are realizable based upon the past earnings history of the Company.

OLB, as a Bermuda domiciled company, is not subject to federal income taxes but, rather, the Company is subject to federal income taxes based on OLB's taxable income for the entire year. Accordingly, the Company includes the taxable income of OLB in its separate company income for tax purposes, but for segment reporting the income is included with the Property and Casualty Companies. OLB has received an undertaking from the Bermuda Government exempting it from all taxes computed on profit or income, or computed on any capital asset gain or appreciation until 2016.

10.  LEASE COMMITMENTS AND RENTALS

Minimum annual rental commitments under various non-cancelable operating leases for office space and equipment are as follows (in thousands) for years ending June 28,

2002                                                  $1,308
2003                                                     982
2004                                                     974
2005                                                     959
2006                                                     918
Thereafter                                             3,850
                                                      ------
                                                       8,991
Sub-lease rental income                                 (156)
                                                      ------
Net rental commitments                                $8,835
                                                      ------

Effective August 1, 2001, the Company entered into a lease for office space for its main office in Manhattan, New York. The lease expires on August 31, 2010. The minimum rental commitment for the period August 1, 2001 to June 28, 2002 is $1,228,000, and thereafter is $12,565,000.

Leases for office space include various escalation clauses, none of which individually or in the aggregate are material. Escalation clauses are accounted for on a straight-line basis over the remaining life of the lease. The leases also contain provisions for the payment of certain operating expenses and real estate taxes.

Rent expense included in the Statement of Operations amounted to $2,219,000, net of sublease rental income of $204,000.

11.  DEFINED CONTRIBUTION PLAN

Substantially all officers and employees of the Company are entitled to participate in a qualified retirement savings plan (defined contribution plan). The cost to the Company was $281,000 for 2001.

12.  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company and its subsidiaries are subject to various claims and lawsuits consisting primarily of alleged errors and omissions in connection with the placement of insurance. In the opinion of management, the ultimate resolution of all asserted and potential claims and lawsuits will not have a material effect on the consolidated financial position and results of operations of the Company.

13.  REINSURANCE

The components of net written and net earned insurance premiums included in the Statement of Operations were as follows (in thousands):

Written premiums
  Direct                                             $ 3,212
  Assumed                                             13,112
  Ceded                                               (1,653)
                                                     -------
       NET WRITTEN PREMIUMS                          $14,671
                                                     -------
Earned premiums
  Direct                                               4,831
  Assumed                                             13,315
  Ceded                                               (1,354)
                                                     -------
       NET EARNED PREMIUMS                           $16,792
                                                     -------

OLRI assumes reinsurance under arrangements with unaffiliated insurance companies. The Insurance Brokerage Companies produce the business assumed under these arrangements. The business has limits varying from $25,000 to $100,000 per occurrence. Claim liabilities under these agreements are secured with fixed maturity securities and cash and cash equivalents, which are deposited in trust funds. Approximately $30,163,000 as of June 28, 2001 is held in these trust funds. In addition, OLB maintained bank letters of credit in the amount of $3,200,000 at June 28, 2001 to satisfy the reinsurance collateral requirement. OLRI underwrites a small book of business with limits up to $1,000,000 retaining the first $50,000 of exposure and reinsuring the balance on an excess of loss basis to other insurers or re-insurers. Under the terms of the reinsurance agreements, loss and loss adjustment expenses recovered (incurred) during the period January 1, 2001 through June 28, 2001 was $3,360,000. Commissions earned on reinsurance ceded for the period January 1, 2001 through June 28, 2001 was $337,000. Reinsurance has been placed with PXRE Reinsurance Company and The Hartford Steam Boiler Inspection and Insurance Co. which are rated A or better by A.M. Best.

A contingent liability exists with respect to reinsurance ceded, which would become an ultimate liability of OLRI in the event that the assuming companies were unable to meet their obligations under the reinsurance agreements in force at June 28, 2001.

On September 25, 2001, PXRE Reinsurance Company, a primary re-insurer of OLRI, has sent a notice of termination on all of the reinsurance contacts between Old Lyme Insurance Company of Rhode Island, Inc. and PXRE Reinsurance Corporation, effective on December 31, 2001 and March 31, 2002. The Company estimates the loss exposure due to cancellation of these contracts could vary from $500,000 to $800,000 for the calendar year 2002. The exposure is primarily related to certain reinsurance liability business.

14.  UNPAID LOSSES AND LOSS EXPENSES

The following table sets forth a reconciliation of the changes in the reserves for losses and loss expenses for the period January 1, 2001 through June 28, 2001 (in thousands):

Balance at January 1, 2001                           $27,984
  Less reinsurance recoverables                       (4,600)
                                                     -------
  Net balance                                         23,384
                                                     -------
Incurred related to
  Current year                                         7,298
  Prior years                                            (40)
                                                     -------
       TOTAL INCURRED                                  7,258
                                                     -------
Paid related to
  Current year                                         1,624
  Prior years                                          6,082
                                                     -------
       TOTAL PAID                                      7,706
                                                     -------
Net balance at June 28, 2001                          22,936
  Add reinsurance recoverables                         7,430
                                                     -------
       BALANCE                                       $30,366
                                                     -------

Increased provision reductions relating to prior years were due to redundant property reserves.

15.  STATUTORY FINANCIAL INFORMATION AND DIVIDEND RESTRICTIONS

The Insurance Companies file separate financial statements in accordance with accounting practices prescribed or permitted by the insurance regulatory authorities where they are domiciled. These statutory accounting practices ("SAP") differ in certain respects from GAAP. These differences are primarily comprised of the accounting for prepaid acquisition costs, deferred income taxes, and fixed maturity and equity investments.

The following is a reconciliation of statutory surplus and net income (loss) in accordance with SAP as of June 30, 2001 as reported to the Rhode Island and Bermuda insurance regulatory authorities to stockholder's equity and net income
(loss) as determined in conformity with GAAP.

                                                                     NET INCOME (LOSS)
                                             STOCKHOLDER'S EQUITY/        FOR THE
                                               STATUTORY SURPLUS        SIX MONTHS
                                                     AS OF                 ENDED
                                                 JUNE 30, 2001         JUNE 30, 2001
                                             ---------------------   -----------------
Consolidated amount in accordance with GAAP        $ 64,950               $(1,690)
(Equity) in net assets and net loss of
  non-insurance companies                           (24,012)                4,676
                                                   --------               -------
Combined insurance companies amount in
  accordance with GAAP                               40,938                 2,986
Deferred acquisition costs                           (3,376)                  677
Non-admitted assets, deferred income taxes
  and other                                            (952)                 (237)
                                                   --------               -------
Combined amount in accordance with SAP             $ 36,610               $ 3,426
                                             ----------------        -------------

The Insurance Companies are currently subject to various regulations that limit the maximum amount of dividends ultimately available to the Company without prior approval of insurance regulatory authorities.

Accounting changes adopted to conform with the provisions of the NAIC Accounting Practices and Procedures manual -- version effective January 1, 2001 are reported as changes in SAP. The cumulative effect of changes in SAP is reported as an adjustment to unassigned funds in the period of the change in SAP. The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at the date if the new SAP had been applied retrospectively for all prior periods. As a result of these changes, OLRI reported a change in SAP from the adoption of codification that increased unassigned funds (surplus) by $986,457 as of January 1, 2001. This surplus increase adjustment was related to deferred tax assets.

16.  RELATED PARTY TRANSACTIONS

The administrative support for OLB is provided by International Advisory Services, Ltd. ("IAS"), an insurance management company located in Bermuda. A director of IAS is an officer of OLB and is a director of the Company. Management fees paid to IAS under a service contract for the period January 1, 2001 through June 28, 2001 was $15,000.

17.  STOCK PERFORMANCE AND STOCK OPTION PLANS

In 1997, the Company adopted a stock Performance Plan, under which up to 350,000 shares of the Company's common stock could have been granted and awarded to key employees. In addition, the Company had a stock option plan. In connection with the Company's merger with HUB, all outstanding options and restricted stock became vested and the plans were terminated. On June 27, 2001, restricted cash advanced from HUB totaling $8,140,000 was paid to the stock option holders at an amount equal to the purchase price of $14 per share less the grant price of the related options. Additionally, HUB advanced restricted cash of $2,445,000 for amounts payable to the holders of restricted stock on the first anniversary of the acquisition date. Total compensation expense related to these plans of $10,585,000 has been included in merger expenses in the accompanying Consolidated Statement of Operations.

18.  SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the period January 1, 2001 through June 28, 2001 are as follows (in thousands):

Cash paid during the period for
  Interest expense                                  $    509
  Income taxes                                         2,148
Non cash financing activity
  Reissuance of treasury stock                           208

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF KAYE GROUP INC.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kaye Group Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

LOGO

PricewaterhouseCoopers LLP
New York, New York
February 26, 2001

KAYE GROUP INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2000 and December 31, 1999
(in thousands, except par value per share)

                                                                2000        1999
                                                              --------    --------
ASSETS
INSURANCE BROKERAGE COMPANIES:
Current assets:
  Cash and cash equivalents (including short term
     investments, and funds held in a fiduciary capacity of
     $25,374 and $25,610)                                     $ 26,591    $ 27,678
  Premiums and other receivables                                41,744      27,265
  Prepaid expenses and other assets                              2,025       1,717
                                                              --------    --------
  Total current assets                                          70,360      56,660
Fixed assets (net of accumulated depreciation of $6,827 and
  $6,922)                                                        5,816       3,770
Intangible assets (net of accumulated amortization of $4,808
  and $3,845)                                                   11,472      10,228
Other assets                                                       665         195
                                                              --------    --------
  Total assets                                                  88,313      70,853
                                                              --------    --------
PROPERTY AND CASUALTY COMPANIES:
Investments available-for-sale:
  Fixed maturities, at market value (amortized cost: 2000,
     $43,157; 1999, $42,273)                                    43,232      41,304
  Equity securities, at market value (cost: 2000, $8,610;
     1999, $3,873)                                               8,209       4,496
                                                              --------    --------
  Total investments                                             51,441      45,800
Cash and cash equivalents                                       12,784      14,327
Accrued interest and dividends                                     862         873
Premiums receivable                                              1,985       2,333
Reinsurance recoverable on paid and unpaid losses                4,600       2,747
Prepaid reinsurance premiums                                       949         488
Deferred acquisition costs                                       4,053       4,313
Deferred income taxes                                            1,505       1,236
Other assets                                                     5,935       4,520
                                                              --------    --------
  Total assets                                                  84,114      76,637
                                                              --------    --------
CORPORATE:
Cash and cash equivalents                                          138       1,233
Prepaid expenses and other assets                                   59         153
Investments:
Equity securities, at market value (cost: 2000, $308, and
  1999, $243)                                                      320         243
Deferred income taxes                                               67          93
                                                              --------    --------
  Total assets                                                     584       1,722
                                                              --------    --------
  Total assets                                                $173,011    $149,212
                                                              --------    --------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2000 and December 31, 1999
(in thousands, except par value per share)

                                                                2000        1999
                                                              --------    --------
LIABILITIES
INSURANCE BROKERAGE COMPANIES:
Current liabilities:
  Premiums payable and unearned commissions                   $ 53,095    $ 42,161
  Accounts payable and accrued liabilities                       9,658       8,103
  Notes payable                                                    521         527
                                                              --------    --------
  Total current liabilities                                     63,274      50,791
Notes payable                                                      320         841
Deferred income taxes                                            1,083         491
                                                              --------    --------
  Total liabilities                                             64,677      52,123
                                                              --------    --------
PROPERTY AND CASUALTY COMPANIES:
Liabilities:
  Unpaid losses and loss expenses                               27,984      23,969
  Unearned premium reserves                                     13,697      13,694
  Accounts payable and accrued liabilities                       7,532       7,953
  Other liabilities                                                567         245
                                                              --------    --------
  Total liabilities                                             49,780      45,861
                                                              --------    --------
CORPORATE:
Current liabilities:
  Accounts payable and accrued liabilities                         254         300
  Loan payable                                                   1,343       1,241
  Income taxes payable                                             187         366
                                                              --------    --------
  Total current liabilities                                      1,784       1,907
Loan payable-long-term                                             728       2,070
                                                              --------    --------
  Total liabilities                                              2,512       3,977
                                                              --------    --------
  Total liabilities                                            116,969     101,961
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock, $1.00 par value; 1,000 shares authorized;
     none issued or outstanding
  Common stock, $.01 par value; 20,000 shares authorized;
     shares issued and outstanding (2000, 8,481; 1999,
     8,458)                                                         85          85
  Paid -- in capital                                            18,019      18,019
  Accumulated other comprehensive loss, net of deferred
     income tax benefit (2000, $107; 1999, $118)                  (207)       (228)
  Unearned stock grant compensation                               (235)       (254)
  Retained earnings                                             38,417      29,858
  Common stock in Treasury, shares at cost (2000, 4; 1999,
     28)                                                           (37)       (229)
                                                              --------    --------
  Total stockholders' equity                                    56,042      47,251
                                                              --------    --------
  Total liabilities and stockholders' equity                  $173,011    $149,212
                                                              --------    --------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2000, 1999 and 1998
(in thousands, except per share amounts)

                                                          2000      1999      1998
                                                         -------   -------   -------
INSURANCE BROKERAGE COMPANIES:
Revenues:
  Commissions and fees -- net                            $42,066   $37,379   $35,356
  Investment income                                        1,339     1,374     1,846
                                                         -------   -------   -------
  Total revenues                                          43,405    38,753    37,202
                                                         -------   -------   -------
Expenses:
  Compensation and benefits                               23,676    22,346    21,323
  Amortization of intangibles                              1,161     1,095       679
  Other operating expenses                                13,463    12,215    13,446
                                                         -------   -------   -------
  Total operating expenses                                38,300    35,656    35,448
                                                         -------   -------   -------
  Interest expense                                           870       775        49
                                                         -------   -------   -------
  Income before income taxes                               4,235     2,322     1,705
                                                         -------   -------   -------
PROPERTY AND CASUALTY COMPANIES:
Revenues:
  Net premiums written                                    30,028    27,821    24,538
  Change in unearned premiums                                458    (1,041)      151
                                                         -------   -------   -------
  Net premiums earned                                     30,486    26,780    24,689
  Net investment income                                    3,127     2,949     2,920
  Net realized gain (loss) on investments                    804       (16)       85
  Other income                                               469        72       146
                                                         -------   -------   -------
  Total revenues                                          34,886    29,785    27,840
                                                         -------   -------   -------
Expenses:
  Losses and loss expenses                                12,270     9,754     8,496
  Acquisition costs and general and administrative
     expenses                                             12,615    11,205     9,707
  Total expenses                                          24,885    20,959    18,203
                                                         -------   -------   -------
  Income before income taxes                              10,001     8,826     9,637
                                                         -------   -------   -------
CORPORATE:
Revenues -- Net investment income (loss)                     107       206       (31)
Expenses:
  Other operating expenses                                   480       309       314
  Interest expense                                           234       316       443
                                                         -------   -------   -------
  Net expenses before income taxes                          (607)     (419)     (788)
                                                         -------   -------   -------
INCOME BEFORE INCOME TAXES                                13,629    10,729    10,554
                                                         -------   -------   -------
Provision (benefit) for income taxes
  Current                                                  3,887     3,261     3,422
  Deferred                                                   338       (36)     (150)
                                                         -------   -------   -------
  Total provision for income taxes                         4,225     3,225     3,272
                                                         -------   -------   -------
NET INCOME                                               $ 9,404   $ 7,504   $ 7,282
                                                         -------   -------   -------
EARNINGS PER SHARE
  Basic                                                  $  1.11   $  0.89   $  0.86
  Diluted                                                $  1.09   $  0.87   $  0.85
Weighted average of shares outstanding -- basic            8,470     8,460     8,474
Weighted average shares outstanding and share
  equivalents outstanding -- diluted                       8,613     8,630     8,593

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2000, 1999 and 1998
(in thousands)

                                                         2000       1999       1998
                                                       --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $  9,404   $  7,504   $  7,282
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Deferred acquisition costs                                260       (392)        18
  Amortization of bond premium -- net                       685        695        599
  Deferred income taxes                                     338        (36)      (150)
  Net realized loss (gains) on investments                 (868)       290        (85)
  Depreciation and amortization expense                   2,892      2,381      1,813
  Change in assets and liabilities:
     Accrued interest and dividends                          11         88        (79)
     Premiums and other receivables                     (16,077)    14,071     (8,125)
     Prepaid expenses and other assets                   (1,646)    (2,263)    (1,253)
     Premiums payable and unearned commissions           10,952    (17,235)    18,371
     Accounts payable and accrued liabilities             1,633       (311)     2,055
     Unpaid losses and loss expenses                      4,015      2,402      2,441
     Unearned premium reserves                                3      1,367       (251)
     Income taxes payable                                  (179)      (202)       552
                                                       --------   --------   --------
     Net cash provided by operating activities           11,423      8,359     23,188
                                                       --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments available -- for -- sale :
  Purchase of fixed maturities                          (10,270)   (11,560)   (15,012)
  Purchase of equity securities                          (7,589)    (4,049)      (200)
  Maturities of fixed securities                          5,109      5,474      4,861
  Sales of fixed securities                               3,498      6,094      8,158
  Sales of equity securities                              3,280        832        425
Purchase of fixed assets                                 (3,866)    (1,347)    (2,089)
Acquisition payments                                     (3,002)    (5,203)    (1,239)
Funds held under deposit contracts:
  Sales of short-term investments                                                 173
                                                       --------   --------   --------
     Net cash used in investing activities              (12,840)    (9,759)    (4,923)
                                                       --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Acquisition debt-repayment                                 (375)      (375)      (657)
Notes and loan payable-repayment                         (1,392)    (1,489)    (7,981)
Proceeds from issuance of common stock                                  35
Acquisition of treasury stock                            (1,079)
Payment of dividends                                       (845)      (847)      (849)
Proceeds from borrowings                                                        5,000
Receipts (payments) under deposit contracts                 304                  (122)
                                                       --------   --------   --------
     Net cash used in financing activities               (2,308)    (3,755)    (4,609)
                                                       --------   --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                  (3,725)    (5,155)    13,656
Cash and cash equivalents at beginning of period         43,238     48,393     34,737
                                                       --------   --------   --------
Cash and cash equivalents at end of period             $ 39,513   $ 43,238   $ 48,393
                                                       --------   --------   --------

See notes to consolidated financial statements.

KAYE GROUP INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2000, 1999 and 1998
(in thousands, except per share amounts)

                             COMMON STOCK                                               ACCUMULATED
                          -------------------     COMMON        UNEARNED                   OTHER                      TOTAL
                          OUTSTANDING    PAR       STOCK      STOCK GRANT    PAID-IN   COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                            SHARES      VALUE   IN TREASURY   COMPENSATION   CAPITAL      (LOSS)       EARNINGS      EQUITY
                          -----------   -----   -----------   ------------   -------   -------------   --------   -------------
Balance, January 1, 1998     8,474       $85                                 $17,942       $ 373       $16,768       $35,168
Change in unrealized
 appreciation, net of
 deferred income tax of
 ($88)                                                                                       168                         168
Net income                                                                                               7,282         7,282
Dividends declared (per
 share -- $0.10)                                                                                          (849)         (849)
                             -----       ---       -----         -----       -------       -----       -------       -------
Balance, December 31,
 1998                        8,474        85                                  17,942         541        23,201        41,769
Change in unrealized
 depreciation, net of
 deferred income tax of
 $398                                                                                       (769)                       (769)
Shares issued --
 employee stock option
 plan                            7                                                35                                      35
Shares issued -- stock
 performance plan                5                               $(264)           42                                    (222)
Amortization of unearned
 restricted stock                                                   10                                                    10
Net income                                                                                               7,504         7,504
Dividends declared (per
 share -- $0.10)                                                                                          (847)         (847)
Acquisition of treasury
 stock net of
 reissuances                   (28)                $(229)                                                               (229)
                             -----       ---       -----         -----       -------       -----       -------       -------
Balance, December 31,
 1999                        8,458        85        (229)         (254)       18,019        (228)       29,858        47,251
Change in unrealized
 appreciation, net of
 deferred income tax of
 ($11)                                                                                        21                          21
Amortization of unearned
 restricted stock                                                   19                                                    19
Net income                                                                                               9,404         9,404
Dividends declared (per
 share -- $0.10)                                                                                          (845)         (845)
Reissuance of treasury
 stock                          23                   192                                                                 192
                             -----       ---       -----         -----       -------       -----       -------       -------
Balance, December 31,
 2000                        8,481       $85       $ (37)        $(235)      $18,019       $(207)      $38,417       $56,042
                           -------       ---     -------      --------        ------    --------       -------     ---------

KAYE GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2000, 1999 and 1998
(in thousands)

                                                           2000      1999      1998
                                                          ------    ------    ------
NET INCOME                                                $9,404    $7,504    $7,282
                                                          ------    ------    ------
  Other comprehensive income:
  Unrealized holding gains (losses) arising during the
     period, net of deferred income tax (benefit)
     liability (2000, $255; 1999, ($482); 1998, $116)        496      (932)      221
  Less: reclassification adjustment for loss (gains)
     included in net income, net of deferred income tax
     (benefit) liability (2000, $244; 1999, ($84); 1998,
     $28)                                                   (475)      163       (53)
                                                          ------    ------    ------
  Total other comprehensive income                            21      (769)      168
                                                          ------    ------    ------
  COMPREHENSIVE INCOME                                    $9,425    $6,735    $7,450
                                                          ------    ------    ------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

1)  BUSINESS

Kaye Group Inc. (the "Company"), a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance brokerage, underwriting and related activities. The Company operates in two insurance business segments -- the Insurance Brokerage Companies Operations ("Brokerage Operations"), comprised of the Retail Brokerage Business and the Program Brokerage Business, and the Property and Casualty Companies Operations.

In addition, Corporate Operations includes those activities that benefit the Company in its entirety and cannot be specifically identified to either the Brokerage Operations or the Property and Casualty Companies Operations. Such activities include debt servicing and public company expenses, including investor relations costs.

The Company's activities are conducted from offices in New York, New York, Arcadia, California, Westport, Connecticut, Woodbury, New York and Warwick, Rhode Island.

Insurance Brokerage Companies Operations
The Retail Brokerage Business operates insurance brokerage businesses through four subsidiaries of the Company, the "Retail Brokerage Companies". The Retail Brokerage Companies offers commercial clients a full range of insurance brokerage services including procurement of property/casualty insurance, risk management consulting, bonding, loss prevention engineering, and group employee benefit consulting services. In addition, personal lines and life and health insurance coverage are placed on behalf of individual clients.

The Retail Brokerage Business' primary strategy is to service middle market companies and organizations just below the Fortune 500 level for which other national brokers intensely compete. Within this middle market, the Retail Brokerage Business has developed particular expertise and knowledge of the risks facing a number of industry sectors including health care, real estate, retail, manufacturing, houses of worship, law firms, homes for the aged and fine arts.

During 2000, the Retail Brokerage Business serviced approximately 15,000 insureds. The Retail Brokerage Business is compensated for its services primarily in the form of commissions paid by insurance companies. The commission is usually a percentage of the premium paid by the insured. Commission rates depend upon the type of insurance, the particular insurance company, and the role in which the Retail Brokerage Business acts. In some cases a commission is shared with other agents or brokers who have acted jointly with the Retail Brokerage Business in connection with the transaction. The Retail Brokerage Business may also receive from an insurance company a contingent commission that is generally based on the profitability and volume of business placed with it by the Retail Brokerage Business over a given period of time. The Retail Brokerage Business may also receive fees from insureds in connection with consulting services relating to the marketing of insurance.

Program Brokerage Corporation ("PBC" or the "Program Brokerage Business") is a subsidiary of the Company and operates a wholesale insurance brokerage business which offers retail insurance agents and brokers innovative solutions to the twin insurance problems of price and availability of coverage. It accomplishes this by organizing pools of similar risks into specially designed alternative distribution programs through which it places insurance for affinity groups (the "Programs").

The Program Brokerage Business is one of the leaders in the application of purchasing groups in the commercial insurance market. Approximately 73% of PBC's premium volume was generated by its own producers and approximately 800 unrelated retail insurance agent and broker producers serving approximately 10,500 insureds during 2000. The remaining 27% was derived from the Retail Brokerage Business. Approximately 35% of PBC's premium volume is directly or indirectly placed with two affiliates, Old Lyme Insurance Company of Rhode Island, Inc. ("OLRI") and Old Lyme Insurance Company, Ltd. (Bermuda) ("OLB").

Property and Casualty Companies Operations
The Company conducts its property and casualty underwriting business through two insurance company subsidiaries (the "Insurance Companies"), OLRI and OLB. OLRI is a property and casualty insurance company licensed in Rhode Island and eligible as a surplus lines insurer in New York and New Jersey. OLB is a property and casualty insurance company organized and licensed under the laws of Bermuda. In states where the Insurance Companies are not admitted insurers or surplus lines insurers, the Insurance Companies underwrite risks through various reinsurance agreements.

The Insurance Companies underwrite property risks (loss or physical damage to property) and OLRI underwrites casualty risks (legal liability for personal injury or damaged property of others) for insureds in the United States. Insurance is sold principally through the Programs marketed by PBC which insure various types of businesses and properties that have similar risk characteristics, such as apartments, condominiums, cooperatives, restaurants, building maintenance companies, automobile service stations, retail stores, funeral homes and pharmacies, among others.

The Insurance Companies' strategy is to underwrite only the first "layer" of the property and casualty insurance provided under the Programs. Exposure to individual insureds on individual losses is thereby generally limited to between $10,000 and $25,000 per claim, depending on the Program. Under the Programs, the Insurance Companies' policies are sold in conjunction with policies issued by unaffiliated Program insurers that provide coverage for losses above the first layer of risk underwritten by the Insurance Companies. In addition, OLRI has issued policies on a selected basis with limits up to $3,500,000, with net retention on one policy of $100,000 of exposure and reinsuring the remaining limits with unaffiliated reinsurers rated A or better by A.M. Best Company ("A.M. Best"), a major rating agency for insurers.

The Property and Casualty Companies Operations includes Claims Administration Corporation ("CAC"), a subsidiary of the Company which is responsible for the administration of a large majority of the claims submitted to the Insurance Companies. The administration of claims includes investigation, engagement of legal counsel, approval of settlements and the making of payments to, or on behalf of insureds. The Insurance Companies pay CAC for its services. CAC also provides claims administration service to certain of the unaffiliated Program insurers for a fee.

2)  SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of Presentation
The accompanying Consolidated Balance Sheets, Statements of Income, Cash Flows, Stockholders' Equity and Comprehensive Income (the "financial statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") and predominant industry practice.

The Consolidated Balance Sheets are presented on a segmented basis with inter-company balances eliminated.

The Statements of Income are segmented and present the consolidated results of the Insurance Brokerage Companies segment, the Property and Casualty Companies segment and the Corporate segment. Intersegment transactions have not been eliminated. However, transactions within each segment are eliminated. For details on segment activity refer to Note 19.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year information has been reclassified to conform with the 2000 presentation.

(b)  Segment Reporting
The accompanying consolidated financial statements have been prepared on a segmented basis. See Note 1 for segments and their respective operations. Income before income taxes of the two operating segments includes expenses incurred by Corporate on behalf of the segments, which are allocated to operations of the segments. The allocation is based upon total revenues of each segment except for the allocation of incentive compensation which is allocated based on the percentage of profits contributed to the Company. Identifiable assets by segment are those assets used in the Company's operations in each business segment. Corporate assets are principally cash and cash equivalents and an equity security investment.

(c)  Commission Income
Commission income, together with the related accounts receivable from clients and premiums payable to insurance carriers, is recorded when earned which is principally as of the billing date. Commission income related to installment billing arrangements is recorded at the date of the initial billing. Unearned commissions represent commission income that is earned in installments on multiyear policies. Contingent commissions and commissions on premiums billed directly by insurance carriers are recorded when collected or known. Commission and other adjustments are recorded when they occur and the Company maintains an allowance for estimated policy cancellations and commission returns.

(d)  Fixed Assets
Furniture, equipment, computer hardware and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method. Fixed assets are depreciated over periods ranging from three to ten years, and leasehold improvements are amortized over the remaining terms of the leases which expire through 2010 or useful life which ever is shorter.

(e)  Intangible Assets
Acquired expiration lists, covenants not to compete and goodwill are carried at cost, less accumulated amortization which is computed using the straight-line method over the estimated useful life of the asset not to exceed twenty years.

(f)  Investments
Investments are stated at fair value. The difference between the cost and fair value is reflected as unrealized appreciation or depreciation, net of applicable deferred income taxes, as a separate component of stockholders' equity. Realized gains or losses from the sale of investments are determined on the basis of specific identification and are reflected as a component of revenues. Investment income is recognized when earned. The fair value of fixed maturities and equity securities is based on the closing price of the investments on December 31.

If a decline in fair value of an investment is considered to be other than temporary, the investment is reduced to its net realizable value and the reduction is accounted for as a realized investment loss. In evaluating whether a decline is other than temporary, management considers the duration and extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including events that may impact the issuer's operations and impair the earnings potential of the investment, and management's ability and intent to hold an investment for a sufficient period to allow for an anticipated recovery in fair value.

Investments in equity securities in which the Company does not exert significant influence and there is no readily determinable fair value are carried at the lower of cost or market.

(g)  Insurance Premiums Earned
Insurance premiums are recognized as revenues ratably over the terms of the related policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are calculated using the daily pro rata method. Premiums earned are net of reinsurance ceded.

(h)  Deferred Acquisition Costs
Deferred acquisition costs include commissions incurred by the Insurance Companies that vary with and are attributed to new and renewal insurance policies or contracts. These costs are deferred and amortized over the applicable premium recognition period, generally one year. These deferred costs have been limited to the amount expected to be recovered from future earned premiums. Acquisition costs of $9,450,000, $8,292,000, and $7,630,000 were amortized to expense in 2000, 1999 and 1998, respectively.

(i)  Unpaid Losses and Loss Expenses
The estimated liability for unpaid losses and loss expenses is based on an evaluation of claims reported by policyholders. A provision which is based on historical experience and modified for current trends, is also included for losses and loss expenses which have been incurred but not reported. The methods of determining such estimates and establishing the resulting reserves are continually reviewed and modified to reflect current conditions, and any adjustments are reflected currently in results of operations.

(j)  Reinsurance
Assumed reinsurance premiums written, commission, and unpaid losses are accounted for based principally on the reports received from the ceding insurance companies and in a manner consistent with the terms of the related reinsurance agreements. Liabilities for unpaid losses, loss expenses and unearned premiums are stated gross of ceded reinsurance recoverables. Deferred acquisition costs are stated net of the amounts of reinsurance ceded, as are premiums written and earned, losses and loss expenses incurred, and amortized acquisition costs.

(k)  Income Taxes
The Company recognizes deferred tax assets or liabilities for temporary differences between the financial reporting and tax basis of assets and liabilities based on enacted tax rates. The principal temporary differences relate to deferred acquisition costs, unearned premiums, discount for tax purposes of the unpaid losses and loss expense reserves, amortization of expiration lists, accrual adjustment for commission income and unrealized gains or losses on investments (see Note 8).

(l)  Cash and Cash Equivalents
Cash and cash equivalents include money market funds and certificates of deposit, including funds held in a fiduciary capacity for the Insurance Brokerage Companies, with a maturity of three months or less. The Company maintains cash with banks in excess of federally insured limits and is exposed to the credit risk from this concentration of cash.

(m)  Earnings Per Share
Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share include the effect of all potentially dilutive securities. Earnings per common share has been compiled below (in thousands, except per share amounts):

                                                           2000      1999      1998
                                                          ------    ------    ------
Net income (numerator)                                    $9,404    $7,504    $7,282
                                                          ------    ------    ------
Weighted average common shares and effect of dilutive
  shares used in the computation of earnings per
  share:
  Average shares outstanding -- basic                      8,470     8,460     8,474
  Effect of dilutive shares                                  143       170       119
                                                          ------    ------    ------
  Average shares outstanding -- diluted (denominator)      8,613     8,630     8,593
                                                          ------    ------    ------
Earnings per common share:
  Basic                                                   $ 1.11    $ 0.89    $ 0.86
  Diluted                                                 $ 1.09    $ 0.87    $ 0.85

Options to purchase 594,250, 219,250 and 161,450, common shares at prices from $7.50 to $11.63, $7.88 to $11.63 and $7.06 to $11.63 per share were outstanding at December 31, 2000, 1999 and 1998, respectively, but were not included in the computation of earnings per diluted share for the respective years, because their exercise price was greater than the average market price of the common shares. These options expire through November 16, 2009, December 10, 2008 and December 31, 2007, respectively.

(n)  Capitalized Software Policy
Capitalized computer software costs (included in fixed assets on the Consolidated Balance Sheets) consist of costs to purchase software. All capitalized software costs are amortized on a straight line method over a period of three or five years. Amortization expense charged to operations was $547,630 in 2000, $425,265 in 1999 and $199,272 in 1998.

(o)  Accounting Policy for Stock Compensation Plans
The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized for its Stock Option Plan as the exercise price of the options equaled the market price of the stock at the date of grant. Compensation expense has been recognized for the Stock Performance Plan based on the market price at the date of the award.

(p)  Fair Value of Financial Instruments
The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, receivables and premiums payable approximate those assets and liabilities fair values due to the short-term nature of the instruments.

3)  CHANGES IN ACCOUNTING POLICIES

(a)  Newly Adopted Accounting Standards
In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 which provides guidance for applying generally accepted accounting principles relating to the timing of revenue recognition in financial statements filed with the SEC. The Company is recognizing revenue in accordance with SAB No. 101 and maintains an allowance for policy cancellations and commission returns.

(b)  Accounting Standards Not Yet Adopted
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 (as amended), Accounting for Derivative Instruments and Hedging Activities. This statement requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and to be measured at fair value. This statement is effective for all fiscal quarters and fiscal years beginning after December 31, 2000. The statement is not expected to have a material impact on the financial position of the Company.

4)  ACQUISITIONS

Effective January 1, 1999, the Company, through one of its insurance brokerage subsidiaries, Kaye Insurance Associates, Inc. ("KIA"), purchased the assets, including customer lists, and certain liabilities of Woodbury, N.Y.-based broker Seaman, Ross & Wiener, Inc. ("SRW") and related entities for an initial purchase price of $2,422,000 in cash and $500,000 in stock of the Company. Additional payments of $4,458,000 in cash and $292,000 in stock of the Company have been made through December 31, 2000.

The total purchase price is contingent on future billings related to the acquired customer lists and will increase significantly from the initial purchase price. This acquisition is being accounted for using the purchase method of accounting. Accordingly, intangible assets (including customer lists) of approximately $7,700,000 resulting from the allocation of the preliminary purchase price and payments made through December 31, 2000, are being amortized by using the straight-line method over a period of not more than twenty years.

During 1998, the Company acquired certain assets and liabilities of Florida Insurance Associates, Inc. ("FIA"), Daniel V. Keane Agency, Inc. ("DVK"), and Laub Group of Florida, Inc. ("LGF") for cash of $275,000, $1,452,0000 and $201,000, respectively, paid through December 31, 2000 and estimated amounts payable in future periods of $656,000 (DVK). The total acquired intangible assets (including expiration lists) was $2,108,000 for DVK. These acquisitions were accounted for under the purchase method. During the first half of 2000, the Brokerage Operations sold the majority of the operations of LGF at no gain or loss, as well as certain assets and liabilities of FIA.

5)  FUNDS HELD IN FIDUCIARY CAPACITY

Premiums collected by the Insurance Brokerage Companies but not yet remitted to insurance carriers are approximately $25,374,000 and $25,610,000 at December 31, 2000 and 1999, respectively, some of which are restricted as to use by law in certain states in which the Insurance Brokerage Companies operate. These balances are held in cash and cash equivalents. The offsetting obligation is recorded in premiums payable.

6)  INVESTMENTS

Net investment income for the years ended December 31, 2000, 1999 and 1998 is derived from the following sources (in thousands):

                                                             2000     1999     1998
                                                            ------   ------   ------
INSURANCE BROKERAGE COMPANIES
Cash and cash equivalents                                   $1,339   $1,374   $1,846
                                                            ------   ------   ------
PROPERTY AND CASUALTY COMPANIES
Fixed maturities                                             2,089    2,176    2,031
Equity securities                                               34       45       67
Cash and cash equivalents                                      729      532      791
Other                                                          340      259       98
                                                            ------   ------   ------
Total investment income                                      3,192    3,012    2,987
Investment expenses                                            (65)     (63)     (67)
                                                            ------   ------   ------
                                                             3,127    2,949    2,920
                                                            ------   ------   ------
CORPORATE
Cash and cash equivalents                                      107      206      (31)
                                                            ------   ------   ------
NET INVESTMENT INCOME                                       $4,573   $4,529   $4,735
                                                            ------   ------   ------

Net realized gains or losses and the change in unrealized appreciation or depreciation on investments for the years ended December 31, 2000, 1999 and 1998 are summarized below (in thousands):

                                                        2000       1999       1998
                                                       -------    -------    -------
Net realized gains (losses):
  Fixed maturities:
     Gross realized gains                              $    14    $    37    $    85
     Gross realized losses                                (108)       (13)
  Equity securities:
     Gross realized gains                                1,142          4
     Gross realized losses                                (244)       (44)
                                                       -------    -------    -------
NET REALIZED GAIN (LOSS) ON INVESTMENTS                $   804    $   (16)   $    85
                                                       -------    -------    -------
Change in unrealized appreciation (depreciation):
  Fixed maturities                                     $ 1,044    $(1,586)   $    47
  Equity securities                                     (1,012)       419        209
                                                       -------    -------    -------
NET CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION)   $    32    $(1,167)   $   256
                                                       -------    -------    -------

The composition, cost (amortized cost for fixed maturities) and estimated market values of the Company's investments at December 31, 2000 and 1999 are presented below.

                                                             GROSS
                                                           UNREALIZED
                                                            HOLDING       AGGREGATE
                                                         --------------     FAIR
                                                COST     GAINS   LOSSES     VALUE
                                               -------   -----   ------   ---------
                                                         (in thousands)
2000
Fixed Maturities:
  U.S. Government(a)                           $ 3,792   $ 48    $  (6)    $ 3,834
  States(b)                                     35,804    287     (263)     35,828
  Corporate                                      3,561     39      (30)      3,570
                                               -------   ----    -----     -------
Total fixed maturities                         $43,157   $374    $(299)    $43,232
                                               -------   ----    -----    --------
Equity Securities:
  Common Stock                                 $ 8,648   $ 12    $(594)    $ 8,066
  Preferred Stock                                  270    193                  463
                                               -------   ----    -----     -------
Total equity securities                        $ 8,918   $205    $(594)    $ 8,529
                                               -------   ----    -----    --------

                                                             GROSS
                                                          UNREALIZED
                                                            HOLDING       AGGREGATE
                                                        ---------------     FAIR
                                               COST     GAINS   LOSSES      VALUE
                                              -------   -----   -------   ---------
                                                        (in thousands)
1999
Fixed Maturities:
  U.S. Government(a)                          $ 3,351   $  6    $  (132)   $ 3,225
  States(b)                                    35,247     53       (836)    34,464
  Corporate                                     3,675      7        (67)     3,615
                                              -------   ----    -------    -------
Total fixed maturities                        $42,273   $ 66    $(1,035)   $41,304
                                              -------   ----    -------   --------
Equity Securities:
  Common Stock                                $ 4,066   $838    $  (215)   $ 4,689
  Preferred Stock                                  50                           50
                                              -------   ----    -------    -------
Total equity securities                       $ 4,116   $838    $  (215)   $ 4,739
                                              -------   ----    -------   --------

---------------

(a) Includes U.S. Government agencies and authorities

(b) Includes municipalities and subdivisions

The amortized cost and estimated market value of fixed maturities at December 31, 2000, by contractual maturity date, are listed below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                             AMORTIZED    AGGREGATE
                                                               COST       FAIR VALUE
                                                             ---------    ----------
                                                                 (in thousands)
Due in one year or less                                       $ 3,030      $ 3,035
Due after one year through five years                          19,497       19,683
Due after five years through ten years                         18,898       18,790
Due after ten years                                             1,732        1,724
                                                              -------      -------
TOTAL                                                         $43,157      $43,232
                                                             --------     --------

Fixed maturities and cash and cash equivalents carried at market value of $3,510,000 and $3,422,000, in 2000 and 1999, respectively, were on deposit for governmental authorities, as required by law. Fixed maturities and cash equivalents carried at market value of $27,328,000 and $22,270,000 in 2000 and 1999, respectively, have been deposited in trust funds or pledged to collateralize the obligations of OLRI to ceding companies under reinsurance agreements. In addition, OLB maintained a bank letter of credit in the amount of $700,000 at December 31, 2000 and 1999. The Company's short term investment of cash is maintained principally with seven banks and three institutional money market funds. To control this risk, the Company utilizes only high credit quality financial institutions. Additionally, under the insurance laws of the State of Rhode Island, where OLRI is domiciled, insurers and reinsurers are restricted as to the types of investments they may purchase and the concentration of risk they may accept in any one issuer or group of issuers. The Company complies with such laws which insure that the concentration of risk in its investment portfolio is at an acceptable and authorized level.

7)  NOTES PAYABLE

Notes payable consist of the following in thousands at December 31:

                                                               2000       1999
                                                              -------    -------
INSURANCE BROKERAGE:
Note payable, due through 7/1/2002, interest at prime         $   656    $ 1,031
Finance company note, due through 6/24/02, interest at 7.75%      185        320
Finance company note, due through 2000, interest at Prime
  rate plus  1/2%                                                  --         17
Current portion                                                  (521)      (527)
                                                              -------    -------
NOTES PAYABLE -- LONG TERM                                    $   320    $   841
                                                              -------    -------
CORPORATE:
Term loan, due through 6/24/2002, interest at 7.8%            $ 2,071    $ 3,311
Current portion                                                (1,343)    (1,241)
                                                              -------    -------
NOTES PAYABLE -- LONG TERM                                    $   728    $ 2,070
                                                              -------    -------

The note payable, at 9%, due through July 1, 2002, represents debt incurred related to the DVK acquisition.

The 7.8% Term Loan due through June 24, 2002 is secured by the stock of the Property and Casualty Companies. Certain covenants exist on this loan, the most significant being the requirement to maintain a minimum GAAP net worth, minimum statutory surplus in the Insurance Companies, a fixed ratio of net premiums to surplus and a minimum debt service coverage. At December 31, 2000, the Company was in compliance with the convenants under the loan agreement.

In addition, the Company has available a $4,500,000 revolving line of credit through April 30, 2001 at LIBOR plus 175 basis points or the bank's base rate. The line is also secured by the stock of the Property and Casualty Companies. The proceeds are available for general operating needs and acquisitions. At December 31, 2000, no amount was outstanding on the revolving line of credit. A quarterly fee is assessed in the amount of .05% on the unused balance.

The Company maintains a $700,000 letter of credit and has established trust funds in order to satisfy the collateral requirements of certain reinsurance agreements as of December 31, 2000 and 1999. The letter of credit is secured by certain cash deposits.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the notes payable at December 31, 2000 and 1999 approximates their carrying value.

Interest expense in the accompanying consolidated statements of income for the years ended December 31, 2000, 1999 and 1998 was $1,104,000, $1,091,000 and
$492,000, respectively.

8)  INCOME TAXES

The Company and its wholly owned domestic subsidiaries are party to a Tax Allocation Agreement (the "Agreement"). The Agreement requires these companies to file a U.S. consolidated income tax return. The Agreement also provides that each member of the group will compute its separate tax liability or benefit on a separate return basis and pay or receive such amounts to or from the Company.

The Company's effective income tax rate for the years ended December 31, 2000, 1999 and 1998 differs from the statutory rate on ordinary income before income taxes as follows (in thousands, except percentages):

                                2000               1999               1998
                           ---------------    ---------------    ---------------
                                     % OF               % OF               % OF
                                    PRETAX             PRETAX             PRETAX
                           AMOUNT   INCOME    AMOUNT   INCOME    AMOUNT   INCOME
                           ------   ------    ------   ------    ------   ------
Income taxes computed at
  the statutory rate       $4,634   34.0%     $3,648   34.0%     $3,588   34.0%
Increase (decrease) in
  taxes resulting from:
  Tax-exempt investment
     income                 (519)   (3.8)      (507)   (4.7)      (456)   (4.3)
  State and local income
     taxes and other         110     0.8         84     0.8        140     1.3
                           ------   -----     ------   -----     ------   -----
PROVISION FOR INCOME
  TAXES                    $4,225   31.0%     $3,225   30.1%     $3,272   31.0%
                           -----    ------    -----    ------    -----    ------

The source of the significant temporary differences and the related deferred tax effects are as follows:

                                                             2000     1999     1998
                                                             -----    -----    -----
                                                                 (in thousands)
Expiration lists                                             $ 268    $ 395    $ 394
Accrual adjustment                                             167       60      (85)
Unearned premium reserves                                       31      (71)      10
Deferred acquisition costs                                     (88)     133       (6)
Loss reserve discount                                         (220)    (353)    (246)
Other                                                          180     (200)    (217)
                                                             -----    -----    -----
DEFERRED TAX EXPENSE (BENEFIT)                               $ 338    $ (36)   $(150)
                                                             -----    -----    -----

The components of the net deferred tax assets and liabilities, in the accompanying consolidated balance sheets at December 31, 2000 and 1999, are as follows:

                                                               2000      1999
                                                              ------    ------
                                                               (in thousands)
Deferred tax assets:
  Loss and loss expense reserves                              $1,869    $1,649
  Unearned premium reserves                                      867       898
  Other                                                          346       525
  Unrealized losses on investments                               107       118
  Expiration lists                                              (116)      152
                                                              ------    ------
Total deferred tax asset                                       3,073     3,342
                                                              ------    ------
Deferred tax liabilities:
  Deferred acquisition costs                                   1,378     1,466
  Other accrual adjustments                                    1,206     1,038
                                                              ------    ------
Total deferred tax liability                                   2,584     2,504
                                                              ------    ------
NET DEFERRED TAX ASSET                                        $  489    $  838
                                                              ------    ------

Management believes it is more likely than not that all deferred tax assets are realizable based upon the past earnings history of the Company.

OLB, as a Bermuda domiciled company, is not subject to federal income taxes but, rather, the Company is subject to federal income taxes based on OLB's taxable income for the entire year. Accordingly, the Company includes the taxable income of OLB in its separate company income for tax purposes, but for segment reporting the income is included with the Property and Casualty Companies. OLB has received an undertaking from the Bermuda Government exempting it from all taxes computed on profit or income, or computed on any capital asset gain or appreciation until 2016.

9)  LEASE COMMITMENTS AND RENTALS

Minimum annual rental commitments under various non-cancelable operating leases for office space and equipment are as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2001                                                      $ 3,329
2002                                                        1,324
2003                                                          982
2004                                                          949
2005                                                          923
Thereafter                                                  4,311
                                                          -------
                                                           11,818
Sub-lease rental income                                      (491)
                                                          -------
NET RENTAL COMMITMENTS                                    $11,327
                                                          -------

Leases for office space include various escalation clauses, none of which individually or in the aggregate are material. Escalation clauses are accounted for on a straight-line basis over the remaining life of the lease. The leases also contain provisions for the payment of certain operating expenses and real estate taxes.

Rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $3,324,000, $3,242,000 and $2,928,000, respectively, net of sublease rental income of $174,000, $48,000 and $48,000, respectively.

10)  DEFINED CONTRIBUTION PLAN

Substantially all officers and employees of the Company are entitled to participate in a qualified retirement savings plan (defined contribution plan). The cost to the Company was $434,000 $406,000 and $255,000 for 2000, 1999 and
1998, respectively.

11)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company and its subsidiaries are subject to various claims and lawsuits consisting primarily of alleged errors and omissions in connection with the placement of insurance. In the opinion of management, the ultimate resolution of all asserted and potential claims and lawsuits will not have a material effect on the consolidated financial position and results of operations of the Company.

As licensed brokers, the Insurance Brokerage Companies are or may become party to administrative inquiries and at times to administrative proceedings commenced by state insurance regulatory bodies. Certain subsidiaries were involved in an administrative investigation commenced in 1992 by the New York Insurance Department ("Depart-ment") relating to how property insurance policies were issued for the Residential Real Estate Program. As a result, the manner in which policies are structured for certain clients in this Program was altered, which has not had a material adverse effect on this Program. While the Company had discussions with the Department regarding settlement of such investigation, this matter has not been pursued for several years. If the matter is not closed or settled, the Department could institute formal proceedings against the subsidiaries seeking fines or license revocation. Management does not believe the resolution of this issue will have a material adverse effect on the Company.

12)  REINSURANCE

The components of net written and net earned insurance premiums were as follows for the years ended December 31, 2000, 1999 and 1998:

                                                        2000       1999       1998
                                                       -------    -------    -------
                                                              (in thousands)
WRITTEN PREMIUMS:
Direct                                                 $ 8,988    $12,120    $11,586
Assumed                                                 23,139     16,668     13,207
Ceded                                                   (2,099)      (967)      (255)
                                                       -------    -------    -------
Net written premiums                                   $30,028    $27,821    $24,538
                                                       -------    -------    -------
EARNED PREMIUMS:
Direct                                                 $11,070    $11,576    $11,652
Assumed                                                 21,054     15,846     13,392
Ceded                                                   (1,638)      (642)      (355)
                                                       -------    -------    -------
Net earned premiums                                    $30,486    $26,780    $24,689
                                                       -------    -------    -------

OLRI assumes reinsurance under arrangements with unaffiliated insurance companies. The Insurance Brokerage Companies produce the business assumed under these arrangements. The business has limits varying from $25,000 to $100,000 per occurrence. Claim liabilities under these agreements are secured with fixed maturity securities and cash and cash equivalents, which are deposited in trust funds. Approximately $27,328,000 and $22,270,000 as of December 31, 2000 and 1999, respectively, are held in these trust funds. In addition, OLB maintained a bank letter of credit in the amount of $700,000 at December 31, 2000 and 1999 to satisfy the reinsurance collateral requirement. OLRI underwrites a small book of business with limits up to $3,500,000 with net retention on one policy of $100,000 and reinsures the balance on an excess of loss basis to other insurers or reinsurers.

Under the terms of the reinsurance agreements, loss and loss adjustment expenses recovered (incurred) in 2000, 1999 and 1998 were $2,174,857, $(451,000), and
$409,000, respectively. Commissions earned on reinsurance ceded in 2000, 1999 and 1998 were $347,000, $148,000 and $45,000, respectively. Reinsurance has been placed with PXRE Reinsurance Company and The Hartford Stream and Boiler Inspection and Insurance Co. which are rated A or better by A.M. Best.

A contingent liability exists with respect to reinsurance ceded, which would become an ultimate liability of OLRI in the event that the assuming companies were unable to meet their obligations under the reinsurance agreements in force at December 31, 2000.

13)  UNPAID LOSSES AND LOSS EXPENSES

The following table sets forth a reconciliation of the changes in the reserves for losses and loss expenses, including paid losses and loss expenses:

                                                         YEARS ENDED DECEMBER 31,
                                                       -----------------------------
                                                        2000       1999       1998
                                                       -------    -------    -------
                                                              (in thousands)
Balance at January 1,                                  $23,969    $21,567    $19,126
  Less: reinsurance recoverables                        (2,678)    (3,220)    (2,811)
                                                       -------    -------    -------
  Net balance                                           21,291     18,347     16,315
                                                       -------    -------    -------
Incurred related to:
  Current year                                          13,340     10,410      8,461
  Prior years                                           (1,070)      (656)        35
                                                       -------    -------    -------
  Total incurred                                        12,270      9,754      8,496
                                                       -------    -------    -------
Paid related to:
  Current year                                           2,809      2,188      1,877
  Prior years                                            7,368      4,622      4,587
                                                       -------    -------    -------
  Total paid                                            10,177      6,810      6,464
                                                       -------    -------    -------
Net balance at December 31,                             23,384     21,291     18,347
  Add: reinsurance recoverables                          4,600      2,678      3,220
                                                       -------    -------    -------
  BALANCE                                              $27,984    $23,969    $21,567
                                                       -------    -------    -------

2000 and 1999 incurred provisions increased over prior year's amounts due to the growth of liability business. Incurred provision reductions in 2000 and 1999 relating to prior years were due to redundant property and liability reserves established in those years. Paid losses in 2000 and 1999 for both current and prior years increased over the prior year's amount due to the overall growth in business.

14)  STATUTORY FINANCIAL INFORMATION AND DIVIDEND RESTRICTIONS

The Insurance Companies file separate financial statements in accordance with accounting practices prescribed or permitted by the insurance regulatory authorities where they are domiciled. These statutory accounting practices ("SAP") differ in certain respects from GAAP. These differences are primarily comprised of the accounting for prepaid acquisition costs, deferred income taxes, and fixed maturity and equity investments.

The following is a reconciliation of net income and surplus regarding policyholders in accordance with SAP as reported to the Rhode Island and Bermuda insurance regulatory authorities to net income and capital as determined in conformity with GAAP.

                                     STATUTORY SURPLUS/       NET INCOME FOR YEARS
                                    STOCKHOLDERS' EQUITY              ENDED
                                     AS OF DECEMBER 31,           DECEMBER 31,
                                    ---------------------   -------------------------
                                      2000        1999       2000      1999     1998
                                    ---------   ---------   -------   ------   ------
                                                     (in thousands)
Consolidated amount in accordance
  with GAAP                         $ 56,042    $ 47,251    $ 9,404   $7,504   $7,282
Deficit (equity) in net assets and
  net loss (income) of non-
  insurance companies                (14,782)    (10,083)    (1,658)    (226)    (141)
                                    --------    --------    -------   ------   ------
Combined amount in accordance with
  GAAP                                41,260      37,168      7,746    7,278    7,141
Deferred acquisition costs            (4,053)     (4,313)       260     (392)      18
Non-admitted assets, deferred
  income taxes and other              (1,898)       (341)      (278)    (292)    (241)
                                    --------    --------    -------   ------   ------
COMBINED AMOUNT IN ACCORDANCE WITH
  SAP                               $ 35,309    $ 32,514    $ 7,728   $6,594   $6,918
                                    --------    --------    -------   ------   ------

The Insurance Companies are currently subject to various regulations that limit the maximum amount of dividends ultimately available to the Company without prior approval of insurance regulatory authorities. Under SAP, approximately $3,811,000 of statutory surplus is available for distribution in 2001 without prior regulatory approval.

In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The new accounting guidance becomes effective January 1, 2001 and has been adopted by the State of Rhode Island.

15)  RELATED PARTY TRANSACTIONS

The administrative support for OLB is provided by International Advisory Services, Ltd. ("IAS"), an insurance management company located in Bermuda. A director of IAS is an officer of OLB and is a director of the Company. Management fees paid to IAS under a service contract for the years ended December 31, 2000, 1999 and 1998 were $20,000, $20,000 and $30,000, respectively.

A director of the Company is also a director of, and had shared beneficial ownership of more than ten percent of the outstanding common stock of Sun Television and Appliances, Inc. ("Sun TV"). In 1994, Sun TV and a subsidiary of the Company entered into two agreements whereby the Company's subsidiary agreed to assume certain service contracts that were sold by Sun TV to its retail customers (the "Agreement") and contracted with Sun TV to have Sun TV provide repair services under certain service contracts. The Board of Directors believes that the agreements were commercially reasonable. On September 11, 1998, Sun TV filed bankruptcy petitions under Chapter 11 of the Bankruptcy Code. The Company's subsidiary filed a proof of claim on March 11, 1999 for any and all amounts that are due and owing under the Agreement.

16)  DIVIDENDS AND TREASURY STOCK

The Board of Directors of the Company declared annual dividends of $845,000 and $847,000 for the years ended December 2000 and 1999, respectively, of which $212,000 was unpaid at December 31, 2000 and 1999.

In December 1998, the Board of Directors authorized for a two year period the repurchase, at management's discretion, of up to 300,000 shares of the Company's Common Stock. The Company's repurchases of shares of Common Stock are recorded as treasury stock and result in a reduction of stockholders' equity. When treasury shares are reissued the Company uses a first-in, first-out method and the excess of re-issuance price over repurchase cost is treated as an increase of paid-in capital. Net issuances/ (purchases) of treasury stock for the years ended December 31, 2000 and 1999 amounted to 23,176 shares and (27,657) shares, respectively. Treasury shares at December 31, 2000 and 1999 amounted to 4,481 and 27,657 shares, respectively at a cost of approximately $37,000 and $229,000.

17)  STOCK PERFORMANCE AND STOCK OPTION PLANS

On December 30, 1997, the Company adopted a Stock Performance Plan, under which up to 350,000 shares of the Company's common stock may be granted and awarded to key employees. The grant of stock under this plan is contingent upon criteria established by the Compensation Committee of the Company's Board of Directors. Awards are based on performance targets of the Company's stock based on increases in the market value of the Company's common stock from the price on the date the stock is initially granted by the Company. Shares must be granted, awarded, and vested before participants take full title to the performance stock. Awards vest on the occurrence of any of the following events, (i) fifteen years of continuous service with the Company from the date shares are granted to the participant, (ii) death or disability of the participant, (iii) immediately before a change of control (as defined under the plan), (iv) attaining the age of 65, or (v) immediately before a sale or merger (as defined under the plan). During 2000 and 1999, $0 and 26,016 shares of performance stock were granted under this plan, respectively. During July 1999, the Company awarded 33,844 shares of restricted stock from shares previously granted under the Stock Performance Plan to certain key employees. The market value of these shares awarded totaled approximately $264,000 and has been recorded as unearned stock grant compensation (net of amortization) as a separate component of stockholders' equity. Unearned compensation is being amortized to expense on a straight-line basis over the remaining vesting period. At December 31, 2000 and 1999, no performance stock under this plan was vested.

In addition to the Stock Performance Plan, the Company has a stock option plan. Under the option plan a total of 1,350,000 shares of common stock are reserved for issuance. The option plan provides for the granting to directors, executives or other key employees (including officers) of the Company non-qualified stock options (NQO's) or incentive stock options (ISO's) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Compensation Committee determines the terms of the options including the exercise price, number of shares subject to option and exercisability. The exercise price of all ISO's and NQO's under the plan is generally at least the fair market value of the common stock of the Company on the date of grant. A summary of the stock option activity and related information consists of the following:

                                 2000                    1999                   1998
                        ----------------------   --------------------   --------------------
                                     WEIGHTED-              WEIGHTED-              WEIGHTED-
                                      AVERAGE                AVERAGE                AVERAGE
                                     EXERCISE               EXERCISE               EXERCISE
                          SHARES       PRICE      SHARES      PRICE      SHARES      PRICE
                        ----------   ---------   --------   ---------   --------   ---------
Outstanding at
  beginning of year        993,000     $6.70      659,200     $6.15      624,850     $6.12
Granted                    144,250      7.41      361,800      7.63       54,500      6.46
Exercised                                          (6,900)     5.06
Forfeited                   (7,540)     5.94      (21,100)     5.93      (20,150)     7.88
                        ----------               --------               --------
Outstanding at end of
  year                   1,129,710     $7.55      993,000     $6.70      659,200     $6.15
                        ----------               --------               --------
Options exercisable at
  year-end                 544,060                341,300                232,900
                        ----------               --------               --------
Weighted-average fair
  value of options
  granted during the
  year                  $     3.09               $   2.34               $   2.17
                        ----------               --------               --------

The following table summarizes information about the stock options outstanding at December 31, 2000:

                                     OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                       -----------------------------------------------   ----------------------------
                         NUMBER      WEIGHTED-AVERAGE     WEIGHTED-        NUMBER        WEIGHTED-
EXERCISE               OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
PRICES                 AT 12/31/00   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/00   EXERCISE PRICE
--------               -----------   ----------------   --------------   -----------   --------------
$11.63                        500       3.09 years          $11.63             500         $11.63
$10.91                      5,000             3.06          $10.91           5,000         $10.91
$10.00                     75,500             2.62          $10.00          75,500         $10.00
$8.43                      39,750             4.81          $ 8.43          39,750         $ 8.43
$8.24                      20,000             8.82          $ 8.24           4,000         $ 8.24
$8.24                      48,500             8.83          $ 8.24           9,700         $ 8.24
$8.03                      15,000             6.83          $ 8.03           9,000         $ 8.03
$7.88                      15,000             4.70          $ 7.88          15,000         $ 7.88
$7.50                     252,500             8.95          $ 7.50          50,500         $ 7.50
$7.50                     122,500             9.37          $ 7.50          24,500         $ 7.50
$7.50                         750             9.88          $ 7.50
$7.41                         160             8.12          $ 7.41             160         $ 7.41
$7.38                      40,000             8.15          $ 7.38           8,000         $ 7.38
$7.07                       1,000             9.78          $ 7.07
$7.06                      10,000             5.37          $ 7.06           8,000         $ 7.06
$6.90                      20,000             9.83          $ 6.90
$6.64                       5,000             7.00          $ 6.64           3,000         $ 6.64
$6.60                      21,800             7.94          $ 6.60           8,900         $ 6.60
$6.17                      20,000             7.83          $ 6.17           8,000         $ 6.17
$5.06                     156,750             6.15          $ 5.06          95,550         $ 5.06
$5.00                     250,000             6.12          $ 5.00         173,000         $ 5.00
$4.97                      10,000             6.50          $ 4.97           6,000         $ 4.97
                        ---------                                          -------
                        1,129,710       6.99 years          $ 7.55         544,060         $ 6.58
                       ----------                                        -----------

Unless otherwise specified, the options vest and are exercisable at the rate of 20% per year and terminate ten years from date of grant. At December 31, 2000, 1999 and 1998, 544,060, 341,300 and 232,900 options were exercisable and there were 220,290, 0, and 40,800 options available for future grants, respectively.

Had the compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                           2000      1999      1998
                                                          ------    ------    ------
Net Income                         As reported            $9,404    $7,504    $7,282
                                   Pro forma               9,159     7,361     7,167
Earnings per share -- basic        As reported              1.11       .89       .86
                                   Pro forma                1.08       .87       .85
Earnings per share -- diluted      As reported              1.09       .87       .85
                                   Pro forma                1.06       .85       .84

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) dividend yield of 1.3%,

(ii) expected volatility range of 45%, (iii) risk-free interest rate of 6.63%, and (iv) expected life of 5 years.

18)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following quarterly financial information for each of the three months ended March 31, June 30, September 30 and December 31, 2000 and 1999 is unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods, have been made.

                                                           FOR THE THREE MONTHS ENDED
                                  -----------------------------------------------------------------------------
                                      MARCH 31,           JUNE 30,          SEPTEMBER 30,       DECEMBER 31,
                                  -----------------   -----------------   -----------------   -----------------
                                   2000      1999      2000      1999      2000      1999      2000      1999
                                  -------   -------   -------   -------   -------   -------   -------   -------
                                                      (in thousands, except for per share)
Revenues                          $17,375   $16,083   $20,644   $17,739   $18,937   $16,599   $21,442   $18,323
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net income                        $ 1,622   $ 1,359   $ 2,917   $ 2,123   $ 2,349   $ 1,723   $ 2,516   $ 2,299
                                  -------   -------   -------   -------   -------   -------   -------   -------
Earnings per share:
  Basic                           $  0.19   $  0.16   $  0.34   $  0.25   $  0.28   $  0.20   $  0.30   $  0.27
  Diluted                            0.19      0.16      0.34      0.25      0.27      0.20      0.29      0.27
                                  -------   -------   -------   -------   -------   -------   -------   -------
Weighted average shares
  outstanding:
  Basic                             8,461     8,460     8,466     8,448     8,473     8,460     8,479     8,464
  Diluted                           8,669     8,605     8,570     8,590     8,610     8,655     8,625     8,667
                                  -------   -------   -------   -------   -------   -------   -------   -------

19) BUSINESS SEGMENTS

The Company operates in two insurance business segments, the Insurance Brokerage Companies and the Property and Casualty Companies. In addition, Corporate Operations include those activities that benefit the Company in its entirety and cannot be specifically identified to either the Insurance Brokerage Companies or the Property and Casualty Companies. Such activities include debt servicing and public company expenses, including investor relations costs. The identifiable segment assets, operating profits and income before income taxes and minority interests are shown on the accompanying consolidated balance sheets and statements of income.

The following table is a summary of certain other segment information for the years ended December 31, 2000, 1999 and 1998:

                                                           BUSINESS SEGMENTS -- 2000
                                                           -------------------------
                                                           INSURANCE      PROPERTY &
                                                           BROKERAGE       CASUALTY
                                                           ---------      ----------
                                                                (in thousands)
Revenue from external sources                               $38,935        $30,486
Revenue from other segments                                   3,131             76
Depreciation and amortization expense                         2,857          9,466
Interest income from other segments                                            275
Capital expenditures                                          3,866

                                                           BUSINESS SEGMENTS -- 1999
                                                           -------------------------
                                                           INSURANCE      PROPERTY &
                                                           BROKERAGE       CASUALTY
                                                           ---------      ----------
                                                                (in thousands)
Revenue from external sources                               $33,158        $26,780
Revenue from other segments                                   4,221             72
Depreciation and amortization expense                         2,355          8,309
Interest income from other segments                                            192
Capital expenditures                                          1,347

                                                           BUSINESS SEGMENTS -- 1998
                                                           -------------------------
                                                           INSURANCE      PROPERTY &
                                                           BROKERAGE       CASUALTY
                                                           ---------      ----------
                                                                (in thousands)
Revenue from external sources                               $31,324        $24,689
Revenue from other segments                                   4,032             69
Depreciation and amortization expense                         1,792          7,651
Capital expenditures                                          2,089

The foreign operations set forth below, relate solely to the operations of OLB, and its wholly owned subsidiary Park Brokerage, and business assumed from third party insurance companies. All such risks assumed originate in the United States.

                                                                 2000
                                                    -------------------------------
                                                    FOREIGN    DOMESTIC     TOTAL
                                                    -------    --------    --------
                                                            (in thousands)
Consolidated Revenues                               $1,589     $76,809     $ 78,398
Income before income taxes                             805      12,824       13,629
Identifiable assets                                  3,063     169,948      173,011

                                      1999                            1998
                          -----------------------------   -----------------------------
                          FOREIGN   DOMESTIC    TOTAL     FOREIGN   DOMESTIC    TOTAL
                          -------   --------   --------   -------   --------   --------
                                                 (in thousands)
Consolidated Revenues     $1,717    $67,027    $ 68,744   $2,092    $62,919    $ 65,011
Income before income
  taxes                    1,055      9,674      10,729    1,169      9,385      10,554
Identifiable assets        2,648    146,564     149,212    2,936    157,647     160,583

There were no material inter-company revenue transactions between OLB and OLRI.

20)  SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                          2000      1999       1998
                                                         ------    -------    -------
                                                                (in thousands)
CASH PAID DURING THE PERIOD FOR:
  Interest expense                                       $1,097    $   968    $   501
  Income taxes                                           $4,066    $ 3,463    $ 2,870
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Stock issued under Stock Performance Plan                        $   222
DETAILS OF ACQUISITIONS:
  Purchase payments including outstanding payable        $4,225    $ 7,784    $ 5,196
  Amounts contingently payable                             (656)    (1,578)    (3,300)
  Reissuance of treasury stock                             (192)      (628)
  Acquisition debt repayment                               (375)      (375)      (657)
                                                         ------    -------    -------
  Cash paid for acquisitions                             $3,002    $ 5,203    $ 1,239
                                                         ------    -------    -------

21)  SUBSEQUENT EVENT

On January 20, 2001, the Company reported that Hub International Limited ("Hub") had entered into a definitive agreement to acquire the Company through a merger transaction.

Upon the merger, each holder of the Company's shares will receive $14.00 per share consisting of cash of $9.33 and $4.67 principal amount of 5 year 8.50% subordinate convertible debentures of Hub. Hub has the right to amend the merger consideration by replacing any or all of the convertible debentures with an equal amount of cash.

Completion of this transaction, anticipated to occur in the second quarter of 2001, is subject to the receipt of satisfactory applicable regulatory approvals, approval of the merger by the shareholders of the Company, compliance with applicable legal and regulatory requirements and standard closing conditions. The holders of approximately 55% of the shares of the Company, under individual agreements, have agreed to vote in favor of the merger, and have granted Hub an irrevocable option to purchase their shares of the Company in the event that the merger is not completed.

Immediately prior to the transaction all outstanding stock options shall become vested, and in return for their cancellation, the holders of options will receive a cash payment; and in return for the cancellation of all outstanding and awarded Performance Stock Shares, the holders will receive a cash payment at a later date. On completion of the transaction, the Company will record an expense of approximately $2,400,000 related to the cancellation of the awarded shares of the Stock Performance Plan.

In addition, as a result of the transaction, the Company will incur related expenses of approximately $2.5 million during the period January 1, 2001 through completion of the transaction.

                                                                     SCHEDULE II

KAYE GROUP INC.
(PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
As of December 31, 2000 and 1999
(in thousands, except par value per share)

                                                               2000       1999
                                                              -------    -------
ASSETS
Cash and cash equivalents                                     $   138    $ 1,233
Prepaid expenses and other assets                                  59        153
Investments:
  Equity securities, at market (cost: 2000, $308, and 1999,
     $243)                                                        320        243
Deferred income taxes                                              67         93
Due from subsidiaries                                           2,427        890
Investment in subsidiaries                                     55,543     48,616
                                                              -------    -------
     Total assets                                             $58,554    $51,228
                                                              -------    -------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and other liabilities                        $   254    $   300
Note payable                                                    1,343      1,241
Income taxes payable                                              187        366
                                                              -------    -------
Total current liabilities                                       1,784      1,907
Note payable -- long term                                         728      2,070
                                                              -------    -------
     Total liabilities                                          2,512      3,977
                                                              -------    -------
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 1,000 shares authorized;
  none issued or outstanding
Common stock, $.01 par value; 20,000 shares authorized;
  (2000, 8,481; 1999, 8,458 shares issued and outstanding)         85         85
Paid-in capital                                                18,019     18,019
Unearned stock grant compensation                                (235)      (254)
Common stock in Treasury, shares at cost (2000, 4; 1999, 28)      (37)      (229)
Unrealized appreciation (depreciation) of investments, net
  of deferred income tax provision (benefit), (2000, ($107);
  1999, ($118))                                                  (207)      (228)
Retained earnings                                              38,417     29,858
                                                              -------    -------
     Total stockholders' equity                                56,042     47,251
                                                              -------    -------
       Total liabilities and stockholders' equity             $58,554    $51,228
                                                              -------    -------

The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes.

                                                                     SCHEDULE II

KAYE GROUP INC.
(PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
For the years ended December 31, 2000, 1999 and 1998
(in thousands)

                                                        2000       1999       1998
                                                       -------    -------    -------
REVENUES:
  Net investment income (loss)                         $   107    $   206    $   (31)
  Equity in income of subsidiaries                      14,236     11,148     11,342
EXPENSES:
  Other operating expenses                                 480        309        314
  Interest expense                                         234        316        443
                                                       -------    -------    -------
Income before income taxes                              13,629     10,729     10,554
  Provision for income taxes                             4,225      3,225      3,272
                                                       -------    -------    -------
NET INCOME                                             $ 9,404    $ 7,504    $ 7,282
                                                       -------    -------    -------

The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes.

                                                                     SCHEDULE II

KAYE GROUP INC.
(PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2000, 1999 and 1998
(in thousands)

                                                         2000       1999       1998
                                                       --------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $  9,404    $ 7,504    $ 7,282
Adjustment to reconcile net income to net cash
  provided by (used in) operating activities:
  Deferred income tax benefit                                21        (93)      (150)
  Restricted stock compensation                              19         10
  Equity in net income of subsidiaries                  (10,214)    (8,115)    (7,826)
  Dividends received from subsidiaries                    3,900      3,886      4,060
  Realized (gain) loss on investment                        (64)       274
  Change in assets and liabilities:
     Prepaid expenses and other assets                       94         95        (20)
     Due from subsidiaries                               (1,537)     1,228      1,294
     Accounts payable and other liabilities                 (46)      (211)      (263)
     Income taxes payable                                  (179)      (202)       552
                                                       --------    -------    -------
  Net cash provided by operating activities               1,398      4,376      4,929
                                                       --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of dividends                                     (845)      (847)      (849)
  Notes payable-repayment                                (1,240)    (1,145)    (7,575)
  Reissuance (acquisition) of treasury stock                192       (571)
  Proceeds from borrowing                                                       5,000
  Capital contribution to subsidiary                       (600)      (950)    (1,200)
                                                       --------    -------    -------
  Net cash used in financing activities                  (2,493)    (3,513)    (4,624)
                                                       --------    -------    -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                  (1,095)       863        305
Cash and cash equivalents at beginning of period          1,233        370         65
                                                       --------    -------    -------
Cash and cash equivalents at end of period             $    138    $ 1,233    $   370
                                                       --------    -------    -------
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
  Interest expense                                     $    234    $   316    $   480
  Income taxes                                         $  4,066    $ 3,463    $ 2,870

The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes.

                                                                     SCHEDULE II

KAYE GROUP INC.
(PARENT COMPANY ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  CONDENSED FINANCIAL STATEMENTS

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the Company's consolidated financial statements and the notes thereto.

2.  SIGNIFICANT ACCOUNTING POLICIES

The Company carries its investment in subsidiaries under the equity method. All other accounting policies are consistent with those of the Company on a consolidated basis.

                                                                     SCHEDULE IV

KAYE GROUP INC.
REINSURANCE
For The Years Ended December 31, 2000, 1999 and 1998
(in thousands)

   COLUMN A       COLUMN B      COLUMN C         COLUMN D        COLUMN E       COLUMN F
---------------   --------   --------------   ---------------   ----------   --------------
                                                                               PERCENTAGE
   INSURANCE       GROSS     CEDED TO OTHER    ASSUMED FROM                    OF AMOUNT
PREMIUMS EARNED    AMOUNT      COMPANIES      OTHER COMPANIES   NET AMOUNT   ASSUMED TO NET
---------------   --------   --------------   ---------------   ----------   --------------
  2000            $11,070        $1,638           $21,054        $30,486          69%
  1999            $11,576        $  642           $15,846        $26,780          59%
  1998            $11,652        $  355           $13,392        $24,689          54%

                                                                     SCHEDULE VI

KAYE GROUP INC.
SUPPLEMENTAL INFORMATION CONCERNING INSURANCE COMPANIES OPERATIONS For the years ended December 31, 2000, 1999 and 1998
(in thousands)

                        COLUMN B       COLUMN C      COLUMN D   COLUMN E   COLUMN F    COLUMN G        COLUMN H          COLUMN I
COLUMN A               -----------   -------------   --------   --------   --------   ----------   -----------------   ------------
---------------
                                                                                                   CLAIMS AND CLAIM
                                                                                                      ADJUSTMENT
                                                                                                   EXPENSES INCURRED
                                     RESERVES FOR    DISCOUNT                                         RELATED TO
                                     UNPAID CLAIMS    IF ANY                                       -----------------   AMORTIZATION
                        DEFERRED       AND CLAIM     DEDUCTED                            NET         (1)       (2)     OF DEFERRED
AFFILIATION WITH       ACQUISITION    ADJUSTMENT        IN      UNEARNED    EARNED    INVESTMENT   CURRENT    PRIOR    ACQUISITION
REGISTRANT                COSTS        EXPENSES      COLUMN C   PREMIUMS   PREMIUMS     INCOME      YEAR      YEARS       COSTS
----------------       -----------   -------------   --------   --------   --------   ----------   -------   -------   ------------
Foreign                  $  149         $   246        N/A      $   709    $ 1,459      $  130     $   348   $   (88)     $  307
Domestic                  3,904          27,738        N/A       12,988     29,027       2,924      12,992      (982)      9,143
                         ------         -------        ---      -------    -------      ------     -------   -------      ------
2000                     $4,053         $27,984        N/A      $13,697    $30,486      $3,054     $13,340   $(1,070)     $9,450
                       --------       ---------      -----      -------    -------     -------      ------    ------    --------
Foreign                  $  152         $   260        N/A      $   725    $ 1,598      $  119     $   375   $  (144)     $  335
Domestic                  4,161          23,709        N/A       12,969     25,182       2,678      10,035      (542)      7,957
                         ------         -------        ---      -------    -------      ------     -------   -------      ------
1999                     $4,313         $23,969        N/A      $13,694    $26,780      $2,797     $10,410   $  (656)     $8,292
                       --------       ---------      -----      -------    -------     -------      ------    ------    --------
Foreign                  $  193         $   295        N/A      $   916    $ 1,957      $  135     $   313   $    95      $  414
Domestic                  3,728          21,272        N/A       11,411     22,732       2,453       8,148       (60)      7,216
                         ------         -------        ---      -------    -------      ------     -------   -------      ------
1998                     $3,921         $21,567        N/A      $12,327    $24,689      $2,588     $ 8,461   $    35      $7,630
                       --------       ---------      -----      -------    -------     -------      ------    ------    --------

                        COLUMN J     COLUMN K   COLUMN L
COLUMN A               -----------   --------   ---------
---------------

                       PAID CLAIMS
                        AND CLAIM                 OTHER
AFFILIATION WITH       ADJUSTMENT    PREMIUMS   OPERATING
REGISTRANT              EXPENSES     WRITTEN    EXPENSES
----------------       -----------   --------   ---------
Foreign                  $   272     $ 1,443     $  218
Domestic                   9,905      28,584      2,947
                         -------     -------     ------
2000                     $10,177     $30,027     $3,165
                        --------     -------    -------
Foreign                  $   296     $ 1,408     $   66
Domestic                   6,514      26,414      2,847
                         -------     -------     ------
1999                     $ 6,810     $27,822     $2,913
                        --------     -------    -------
Foreign                  $   317     $ 1,742     $  102
Domestic                   6,147      22,796      2,178
                         -------     -------     ------
1998                     $ 6,464     $24,538     $2,280
                        --------     -------    -------

                                              SHARES

                                      (HUB LOGO)

                                 COMMON SHARES

                                   PROSPECTUS
JPMORGAN

               COCHRAN, CARONIA & CO.

                              STEPHENS INC.

                                          BMO NESBITT BURNS

                                                    FERRIS, BAKER WATTS
                                                            Incorporated

           , 2002

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON SHARES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTION OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

UNTIL           , ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON SHARES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

------------------------------------------------------------------------
SEC registration fee........................................  $ 6,900.00
NASD filing fee.............................................    8,000.00
NYSE listing fee............................................           *
Blue Sky fees and expenses..................................           *
Printing and engraving expenses.............................           *
Attorneys' fees and expenses................................           *
Accountants' fees and expenses..............................           *
Transfer agent's and registrar's fees and expenses..........           *
Miscellaneous...............................................           *
Total.......................................................  $        *
------------------------------------------------------------------------

* To be filed by amendment.

The amounts set forth above are estimates except for the SEC registration fee, the NASD filing fee and the NYSE listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Business Corporations Act (Ontario), the Corporation may indemnify a present or former director or officer or a person who acts or acted at the Corporation's request as a director or officer of another corporation of which the Corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation of such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Corporation or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Corporation as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

The by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the Business Corporations Act (Ontario).

The by-laws of the Corporation further provide that the Corporation may, to the extent permitted by the Business Corporations Act (Ontario), purchase and maintain insurance for the benefit of any director or officer, a former director or officer or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor.

A policy of directors' and officers' liability insurance is maintained by the Corporation which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Corporation in their capacity as directors and officers and also reimburses the Corporation for payments made pursuant to the indemnity provided by the Corporation pursuant to the Business Corporations Act (Ontario) and the by-laws of the Corporation.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following information reflects sales by the registrant of unregistered securities within the past three years:

-------------------------------------------------------------------------------------------------------
                                                                                 NUMBER OF    PRICE PER
DATE                     ISSUED TO (NUMBER OF HOLDERS)                         SHARES SOLD        SHARE
-------------------------------------------------------------------------------------------------------
1/20/99................  Fairfax and wholly-owned subsidiaries for cash         5,400,000      C$10.00
1/20/99................  In exchange for 2,838,080 special warrants*            2,838,080        13.50
2/10/99................  Initial Public Offering in Canada                        865,624        13.50
4/30/99................  Group Five Planned Insurance Services Inc. and The       247,857        14.00
                         Independent Brokerage Group Inc.**
5/31/99................  P. Moauro & Associates Inc.**                             11,765        17.00
5/31/99................  Paul Ayotte Insurance Broker Ltd.**                       52,941        17.00
5/31/99................  Paul Ayotte Insurance Brokers (Kapuskasing) Ltd.**        61,441        17.00
6/30/99................  Page Insurance Ltd.**                                     11,764        17.00
6/30/99................  Pro-Form Insurance Services Inc.**                        24,264        17.00
6/30/99................  Evans-Bastion Insurance Agencies Ltd.**                   63,000        17.00
6/30/99................  Mointra Services Inc. and Cambridge Insurance             82,353        17.00
                         Brokers Ltd.**
7/8/99.................  Assurance Murdoch Crevier Inc.**                          57,584        17.00
7/31/99................  Affinity Brokerage Network Inc., Segger & Associates     130,853        17.00
                         Ltd., APS Financial Corporation and APS Financial
                         Brokerage Inc.**
7/31/99................  Revelstoke Agencies Ltd. and Ken Magnes Agencies           9,189        18.50
                         Ltd.**
7/31/99................  KMS Insurance Services Ltd. and Underwriting              55,985        17.00
                         Alliance Group Inc.**
7/31/99................  Allan Tolsma Agencies Ltd. and Allan Tolsma Agencies      41,000        17.00
                         (Colwood) Ltd.**
7/31/99................  Feder & Associates Insurance Brokers Ltd. and             20,000        17.00
                         Canadian Block Managers Inc.**
8/3/99.................  Assurances Cloutier & Cloutier Inc.**                     13,889        18.00
8/3/99.................  Gestion S. Lamanque Inc.**                                 2,673        17.00
8/31/99................  Parson Brown & Company Limited**                         126,555        17.00
8/31/99................  TOS Insurance Services Ltd.***                           417,358        17.00
9/30/99................  Tenax Employee Benefits and Consulting Inc.**             26,176        17.00

-------------------------------------------------------------------------------------------------------
                                                                                 NUMBER OF    PRICE PER
DATE                     ISSUED TO (NUMBER OF HOLDERS)                         SHARES SOLD        SHARE
-------------------------------------------------------------------------------------------------------
10/27/99...............  Mack & Parker, Inc.**                                  1,102,593      C$19.00
10/31/99...............  Salmon Arm Insurance Agency Ltd.****                      74,510        20.00
11/1/99................  NILA Financial & Insurance Services Inc.**                42,500        20.00
11/20/99...............  S & P Agencies (1980) Ltd. and G. B. Ventures Ltd.**       8,700        20.00
11/30/99...............  Bytown Insurance Brokers Inc.**                           15,000        20.00
12/31/99...............  McIntosh Insurance Services Inc.**                         4,620        20.00
12/31/99...............  Executive Share Purchase Plan                             41,992        20.00
6/30/00                                                                             3,258
1/14/00................  Executive Share Purchase Plan                              5,882        17.00
2/2/00.................  Executive Share Purchase Plan                              5,000        20.00
4/1/00.................  Blais, Chalifour, Couillard, McCarthy, Thabet inc.        18,640        18.00
                         and Les Placements Stefrasco Inc.**
4/3/00.................  Executive Share Purchase Plan                              5,000        20.00
6/30/00................  C. J. McCarthy Insurance Agency, Inc.**                  464,470        15.00
7/1/00.................  NILA Financial Group Inc.**                               20,000        20.00
7/12/00................  Executive Share Purchase Plan                             99,748        20.00
7/12/00................  Executive Share Purchase Plan                              1,851        13.50
7/27/00................  Executive Share Purchase Plan                              1,750        20.00
11/6/00................  Price adjustment pursuant to November 30, 1998             4,564        10.00
                         Merger Agreement
1/1/01.................  Assurances Dumas & Associes Inc.**                        50,879        17.00
6/18/01................  J. P. Flanagan Corporation**                             680,000        17.00
6/26/01................  Executive Share Purchase Plan                            186,999        17.00
7/19/01................  Bruce Guthart for cash                                   439,526        13.00
7/20/01................  Burnham Stewart Group, Inc.**                          1,422,834        17.00
                                                                                  320,266        16.28
7/26/01................  Executive Share Purchase Plan                                500        10.00
7/30/01................  Executive Share Purchase Plan                                150        10.00
8/15/01................  Executive Share Purchase Plan                                600        10.00
9/27/01................  Executive Share Purchase Plan                              2,353        17.00
9/28/01................  Executive Share Purchase Plan                                800        10.00
10/9/01................  Executive Share Purchase Plan                                258        13.50
10/30/01...............  Executive Share Purchase Plan                                289        13.50
12/28/01...............  Executive Share Purchase Plan                             11,765        17.00
-------------------------------------------------------------------------------------------------------

* The 2,838,080 special warrants (exchangeable into one share each) were issued on a private placement basis at a price of C$13.50 per special warrant. Fairfax purchased, through certain of its wholly-owned subsidiaries, 1,185,184 special warrants.

** Shares issued from treasury in partial consideration of the acquisition of the indicated brokerage(s).

*** Shares issued from treasury in partial consideration of the acquisition of the TOS Insurance Services Ltd., Lakeview Insurance Services Ltd., Colwood Insurance Services Inc., Defieux Saxelby Insurance Services Inc., Smallwood Insurance Services Ltd. (50% ownership) and Brentwood Insurance Agencies Ltd. (50% ownership).

**** Shares issued from treasury in partial consideration of the acquisition of the Salmon Arm Insurance Agency Ltd., Revelstoke Insurance Services Ltd., Habaro Management Ltd., Habaro Leasing Corporation, Beacon Underwriting Ltd., BMI Holdings Ltd., Healthy Holdings Ltd., Freedom Holdings Canada Ltd., 382407 B. C. Ltd., Maribrook Investments Ltd. and Bencan Investments Ltd.

The sales of the above securities were deemed to be exempt from registration under the Securities Act, with respect to offshore transactions, in reliance on Regulation S and, with respect to sales to

U.S. persons, in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated under Section 4(2) of the Securities Act, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities and appropriate legends were affixed to the instruments representing the securities issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 1. EXHIBITS.

---------------------------------------------------------------------------
  EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
---------------------------------------------------------------------------
  1.1    --    Form of Underwriting Agreement.*
  3.1    --    Articles of Incorporation of the Registrant.
  3.2    --    By-laws of the Registrant.
  4.1    --    Specimen Certificate representing Common Shares.
  5.1    --    Opinion of Torys LLP as to the legality of the Common
               Shares.*
 10.1    --    Agreement and Plan of Merger between Hub International
               Limited, 416 Acquisition Inc. and Kaye Group Inc. dated
               January 19, 2001.
 10.2    --    Executive Share Purchase Plan.
 10.3    --    Employee Share Purchase Plan.
 10.4    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Martin P. Hughes.
 10.5    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Martin P.
               Hughes.
 10.6    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Richard A. Gulliver.
 10.7    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Richard A.
               Gulliver.
 10.8    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Dennis J. Pauls.
 10.9    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Dennis J.
               Pauls.
 10.10   --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and W. Kirk James.
 10.11   --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and W. Kirk
               James.
 10.12   --    Employment Agreement dated as of June 28, 2001 among Kaye
               Group Inc., Hub International Limited and Bruce D. Guthart.
 10.13   --    Employment Agreement dated as of January 1, 2002 among
               Barton Insurance Brokers Ltd., Hub International Limited and
               R. Craig Barton.
 10.14   --    Form of Restricted Share Purchase Plan.*
 10.15   --    Amended and Restated Credit Agreement dated as of June 21,
               2001 between Hub International Limited and Bank of Montreal.

---------------------------------------------------------------------------
  EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
---------------------------------------------------------------------------
 10.16   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and Royal Trust Corporation of Canada
               as Trustee for Zurich Insurance Company, as amended.
 10.17   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and Odyssey Reinsurance Corporation.
 10.18   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and United States Fire Insurance
               Company.
 10.19   --    Credit Agreement dated as of July 19, 2001, as amended,
               between Hub International Limited and Bank of America, N.A.
 10.20   --    Credit Agreement dated as of July 19, 2001, as amended,
               between Hub International Limited and LaSalle Bank National
               Association.
 21.1    --    List of Registrant's subsidiaries.
 23.1    --    Consent of PricewaterhouseCoopers LLP.
 23.2    --    Consent of PricewaterhouseCoopers LLP.
 23.3    --    Consent of Torys LLP (included in its opinion in Exhibit
               5.1).*
 24.1    --    Powers of Attorney (included on the signature page of this
               Registration Statement).
---------------------------------------------------------------------------

* To be filed by amendment.

ITEM 2. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such name as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on March 21, 2002.

                                         Hub International Limited

                                         By:       /s/ MARTIN P. HUGHES
                                          --------------------------------------
                                             Name: Martin P. Hughes
                                             Title:  Chairman and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Martin P. Hughes and Richard A. Gulliver his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                /s/ MARTIN P. HUGHES                     Director and Principal           March 21, 2002
-----------------------------------------------------    Executive Officer
                  Martin P. Hughes

                 /s/ DENNIS J. PAULS                     Principal Financial and          March 21, 2002
-----------------------------------------------------    Accounting Officer
                   Dennis J. Pauls

               /s/ RICHARD A. GULLIVER                   Director                         March 21, 2002
-----------------------------------------------------
                 Richard A. Gulliver

                 /s/ R. CRAIG BARTON                     Director                         March 21, 2002
-----------------------------------------------------
                   R. Craig Barton

              /s/ ANTHONY F. GRIFFITHS                   Director                         March 21, 2002
-----------------------------------------------------
                Anthony F. Griffiths

                /s/ BRUCE D. GUTHART                     Director                         March 21, 2002
-----------------------------------------------------
                  Bruce D. Guthart

                   /s/ JEAN MARTIN                       Director                         March 21, 2002
-----------------------------------------------------
                     Jean Martin

                   /s/ PAUL MURRAY                       Director                         March 21, 2002
-----------------------------------------------------
                     Paul Murray

                  /s/ JOHN VARNELL                       Director                         March 21, 2002
-----------------------------------------------------
                    John Varnell

                           AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly signed this registration statement below on March 21, 2002.

                                         HUB U.S. HOLDINGS, INC.

                                         By:        /s/ W. KIRK JAMES
                                          --------------------------------------
                                             Name: W. Kirk James
                                             Title:  Secretary

                               INDEX OF EXHIBITS

-------------------------------------------------------------------------------------------
  EXHIBIT                                                                     SEQUENTIALLY
   NUMBER                         DESCRIPTION OF EXHIBIT                     NUMBERED PAGES
-------------------------------------------------------------------------------------------
  1.1    --    Form of Underwriting Agreement.*
  3.1    --    Articles of Incorporation of the Registrant.
  3.2    --    By-laws of the Registrant.
  4.1    --    Specimen Certificate representing Common Shares.
  5.1    --    Opinion of Torys LLP as to the legality of the Common
               Shares.*
 10.1    --    Agreement and Plan of Merger between Hub International
               Limited, 416 Acquisition Inc. and Kaye Group Inc. dated
               January 19, 2001.
 10.2    --    Executive Share Purchase Plan.
 10.3    --    Employee Share Purchase Plan.
 10.4    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Martin P. Hughes.
 10.5    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Martin P.
               Hughes.
 10.6    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Richard A. Gulliver.
 10.7    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Richard A.
               Gulliver.
 10.8    --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and Dennis J. Pauls.
 10.9    --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and Dennis J.
               Pauls.
 10.10   --    Employment Agreement dated as of March 19, 2002 between Hub
               International Limited and W. Kirk James.
 10.11   --    Executive confidentiality, non-solicitation and insider
               agreement dated as of March 19, 2001 between Hub
               International Limited and its subsidiaries and W. Kirk
               James.
 10.12   --    Employment Agreement dated as of June 28, 2001 among Kaye
               Group Inc., Hub International Limited and Bruce D. Guthart.
 10.13   --    Employment Agreement dated as of January 1, 2002 among
               Barton Insurance Brokers Ltd., Hub International Limited and
               R. Craig Barton.
 10.14   --    Form of Restricted Share Purchase Plan.*
 10.15   --    Amended and Restated Credit Agreement dated as of June 21,
               2001 between Hub International Limited and Bank of Montreal.
 10.16   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and Royal Trust Corporation of Canada
               as Trustee for Zurich Insurance Company, as amended.

-------------------------------------------------------------------------------------------
  EXHIBIT                                                                     SEQUENTIALLY
   NUMBER                         DESCRIPTION OF EXHIBIT                     NUMBERED PAGES
-------------------------------------------------------------------------------------------
 10.17   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and Odyssey Reinsurance Corporation.
 10.18   --    Debenture dated as of June 28, 2001 between Hub
               International Limited and United States Fire Insurance
               Company.
 10.19   --    Credit Agreement dated as of July 19, 2001, as amended,
               between Hub International Limited and Bank of America, N.A.
 10.20   --    Credit Agreement dated as of July 19, 2001, as amended,
               between Hub International Limited and LaSalle Bank National
               Association.
 21.1    --    List of Registrant's subsidiaries.
 23.1    --    Consent of PricewaterhouseCoopers LLP.
 23.2    --    Consent of PricewaterhouseCoopers LLP.
 23.3    --    Consent of Torys LLP (included in its opinion in Exhibit
               5.1).*
 24.1    --    Powers of Attorney (included on the signature page of this
               Registration Statement).
-------------------------------------------------------------------------------------------

* To be filed by amendment.